    As filed with the Securities and Exchange Commission on May __, 1996
                                             Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              MCA FINANCIAL CORP.
             (Exact Name of Registrant as Specified in its Charter)


            Michigan                                6162                       38-3014001
  (State or other jurisdiction         (Primary standard industrial         (I.R.S. Employer
of incorporation or organization)       classification code number)         Identification No.)

                           23999 Northwestern Highway
                           Southfield, Michigan 48075
                                 (810) 358-5555
    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                            Lee P. Wells, President
                              MCA Financial Corp.
                           23999 Northwestern Highway
                           Southfield, Michigan 48075
                                 (810) 358-5555
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed    Proposed
                                                                   Maximum     Maximum
                                                       Dollar     Offering    Aggregate    Amount of
                                                    Amount to be  Price per   Offering    Registration
Title of Each Class of Securities to be Registered   Registered     Unit        Price         Fee
- ------------------------------------------------------------------------------------------------------------------------------------
__% Subordinated Debentures, Series 1996,
Due June 30, 2002                                    $6,000,000    100%     $6,000,000     $2,068.97
- ------------------------------------------------------------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              MCA FINANCIAL CORP.

          Cross Reference Sheet Pursuant to Item 501 of Regulation S-K
               Between Items in Part I of Form S-1 and Prospectus


ITEMS OF FORM S-1                               HEADINGS IN PROSPECTUS
- -----------------                               ----------------------
Item 1  Forepart of the Registration            Facing Page; Cross-Reference Sheet; Outside Front
        Statement and Outside Front Cover       Cover Page of Prospectus
        Page of Prospectus

Item 2  Inside Front and Outside Back           Inside Front Cover Page of Prospectus;
        Cover Pages of Prospectus               Back Cover Page of Prospectus

Item 3  Summary Information, Risk Factors       Prospectus Summary; Risk Factors; Selected
        and Ratio of Earnings to Fixed Charges  Consolidated Financial Data

Item 4  Use of Proceeds                         Use of Proceeds

Item 5  Determination of Offering Price         Not Applicable

Item 6  Dilution                                Not Applicable

Item 7  Selling Security Holders                Not Applicable

Item 8  Plan of Distribution                    Plan of Distribution

Item 9  Description of Securities to be         Description of Series 1996 Debentures
        Registered

Item 10 Interests of Named Experts              Not Applicable
        and Counsel

Item 11 Information with Respect                Business; Index to Financial Statements;
        to the Registrant                       Selected Consolidated Financial Data; Management's Discussion and
                                                Analysis of Financial Condition and Results of Operations; Management;
                                                Compensation Committee Interlocks and Insider Participation; Principal
                                                Shareholders

Item 12 Disclosure of Commission Position       Not Applicable
        on Indemnification for Securities
        Act Liabilities



PROSPECTUS

                                 $6,000,000

                             MCA FINANCIAL CORP.
                  ___% SUBORDINATED DEBENTURES, SERIES 1996
                              DUE JUNE 30, 2002


MCA Financial Corp., a Michigan corporation ("MCAFC"), is hereby offering
$6,000,000 in aggregate principal amount of    % Subordinated Debentures,
Series 1996, Due June 30, 2002 (the "Series 1996 Debentures"). Interest on the Series 1996 Debentures will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, from the date the Series 1996 Debentures are issued or from the most recent interest payment date on which interest has been paid or duly provided for. The Series 1996 Debentures will be issued in fully registered form, without coupons and in denominations of $1,000 and integral multiples thereof, and will be dated on their Date of Issue. The Series 1996 Debentures are subordinated unsecured obligations of MCAFC. The unsecured obligations of MCAFC, including the Series 1996 Debentures, are subordinate in right of payment to all current and future Senior Indebtedness of MCAFC and will rank on an equal basis with MCAFC's outstanding 11% Asset-Backed Subordinated Debentures Due 1997 (the "1992 Debentures") and MCAFC's outstanding 11% Asset-Backed Subordinated Debentures Due 2000 (the "1994 Debentures" and together with the 1992 Debentures the "Prior Debentures") except insofar as such Debentures are secured by specific collateral. The issuance of Senior Indebtedness by MCAFC is not restricted by the Indenture. See "Description of Series 1996 Debentures."

MCAFC is a holding company which, through its principal subsidiaries, MCA Mortgage Corporation and Mortgage Corporation of America, engages in the mortgage banking business.

                  FOR INFORMATION THAT SHOULD BE CONSIDERED
                BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS."


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                       (continued)

                           (Cover page continued)



                                     Price to             Sales             Proceeds to
                                     the Public(1)      Commissions(2)       Company(1)
- ---------------------------------------------------------------------------------------
Per Note ..................              100%              6.5%                  93.5%
Total .....................     $ 6,000,000          $390,000             $5,610,000

- ---------------
(1) The Series 1996 Debentures will bear interest from their Date of Issue, which will be the date on which subscription monies are accepted by the Company. Accordingly, no accrued interest will be charged to purchasers. See "Plan of Distribution." Before deduction of expenses of this offering (the "Offering"), estimated at $80,000, which are payable by MCAFC.

(2) The Offering is being made on a "best efforts" basis. There is no assurance as to the amount of Series 1996 Debentures that will be sold. Participating broker-dealers will be paid a commission of 6.5%, provided, however, that if a broker-dealer sells $250,000 or more of the Series 1996 Debentures it will be paid a commission of 7.0% on all sales, and if a broker-dealer sells $500,000 or more of the Series 1996 Debentures it will be paid a commission of 8.0% on all sales.

                          --------------------------

This Offering will continue until all Series 1996 Debentures are sold or until May 31, 1997, whichever is earlier; however MCAFC may elect to extend the Offering until all of the Series 1996 Debentures offered hereby are sold, as permitted under applicable securities laws and regulations. MCAFC may reject a subscription for any reason or for no reason whatever, and may terminate the Offering at any time.

     The date of this Prospectus is June   , 1996

                      STATEMENT OF AVAILABLE INFORMATION


     MCAFC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by MCAFC with the Commission can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     A Registration Statement on Form S-1 relating to the Series 1996 Debentures offered hereby has been filed by MCAFC with the Commission in Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to MCAFC and the Series 1996 Debentures offered hereby, reference is made to the Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including exhibits, may be inspected without charge at the Commission's principal offices in Washington, D.C. or at the Commission's regional offices, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon the payment of the fees prescribed by the Commission. Annual Reports will not be sent to the security holders of MCAFC.

                              PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus, including information contained under the caption "Risk Factors." Reference is made to, and this summary is qualified in its entirety by, the more detailed information and consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus.

                                 THE COMPANY

     MCA Financial Corp. ("MCAFC" or the "Company") is a holding company which, through its principal subsidiaries and certain affiliates, engages in mortgage banking, land contract and mortgage syndication, loan originating and servicing and real estate acquisitions, rehabilitation, leasing and sales. MCAFC is a Michigan corporation which was formed in 1989 and was inactive until 1991 when it became a holding company for its principal subsidiaries.

     Currently, MCAFC operates through the following wholly-owned subsidiaries:


        - MCA Mortgage Corporation ("MCA Mortgage") is a Michigan corporation that was incorporated in 1985 and has conducted a mortgage banking business since that date. It was known as Primary Mortgage Corporation until that date and was known as Mortgage Corporation of America from August 1985 until March 1993.

        - Mortgage Corporation of America ("MCA") is a Michigan corporation that was incorporated in 1984 and has conducted a mortgage banking business since that date. It was known as First American Mortgage Corporation, Inc. until September 1989 and as First American Mortgage Associates, Inc. from September 1989 until October 1993.

        - RIMCO Realty & Mortgage Company, doing business as MCA Realty Corporation ("MCA Realty") is a Michigan corporation that was incorporated in 1993 and was acquired by MCAFC on January 31, 1995. MCA Realty is engaged in the purchase and sale of residential real estate.

        - Mortgage Corporation of America, Inc. ("MCA-Ohio") is an Ohio Corporation that was incorporated in 1993 and has conducted a mortgage banking business, emphasizing non-conforming loans, since that date. It was known as Charter 1st Mortgage Banc, Inc. from May 1993 until July 1995 when it was acquired by MCA.


     MCAFC has two other subsidiaries, Complete Financial Corporation and Securities Corporation of America, both Michigan corporations, which are currently inactive. Unless otherwise indicated, MCAFC and its subsidiaries are hereinafter collectively referred to as the "Company."

     As of January 31, 1996, the Company operated 35 offices in the states of Michigan, Idaho, Illinois, Indiana, Kentucky, Maryland, Ohio, Florida, West Virginia and Pennsylvania which are engaged in mortgage and land contract origination. The Company's principal executive offices are located at 23999 Northwestern Highway, Southfield, Michigan 48075, and the telephone number is
(810) 358-5555.


                                 THE OFFERING


Securities Offered:  $6,000,000 of    % Subordinated Debentures, Series 1996,
                     Due June 30, 2002. The Series 1996 Debentures are subordinated unsecured obligations of the Company. The minimum Subscription amount which the Company will accept in this Offering is $1,000.

Redemption:          The Series 1996 Debentures are redeemable prior to
                     maturity, at the option of the Company, on or after July 1, 1998, in whole or in part, at the prices set forth herein, plus accrued interest to the date of redemption.
                     Such redemption is subject to the payment of or receipt of waivers from all Senior Indebtedness of the Company and is subject to the Company's financial ability to engage in such a redemption. In addition, commencing March 31, 1998, an individual Holder may request the Company to redeem up to $25,000 of Series 1996 Debentures per year, with priority given to requests made on behalf of deceased
                     Holders, but only up to an aggregate of $100,000 per calendar year for all Holders. See "Description of Series
                     1996 Debentures - Right of Redemption."

Subordination:       The Series 1996 Debentures are subordinated in
                     right of payment to all Senior Indebtedness of the Company, which as of the date hereof totalled approximately $___ million, and will rank on an equal basis with the Company's outstanding 1992 Debentures and 1994
                     Debentures (except insofar as such Prior Debentures are secured by specific collateral), of which as of the date hereof, there were outstanding $___ million in principal amount. As of the date hereof, the Company's subsidiaries had outstanding indebtedness which totalled approximately
                     $__ million, which the Company has guaranteed. There are no limitations on the amount of Senior Indebtedness that may be issued or incurred in the future and since the Company is a holding company, its rights and, indirectly, the rights of the holders of the Series 1996 Debentures, to participate in any distribution of assets of its subsidiaries will be limited. See "Description of Series
                     1996 Debentures - Subordination."

Acceleration:     If an Event of Default occurs, then the Trustee or
                  Holders of not less than 25% in principal amount of the Series 1996 Debentures may declare the principal of all Series 1996 Debentures immediately due and payable. Such acceleration would be subject to the payment of or receipt of waivers from all Senior Indebtedness of the Company and is subject to the Company's financial ability to comply with such obligation. See "Description of Series 1996 Debentures
                  - Event of Default; - Subordination."

Consolidation:    The Company may not consolidate with, merge with or transfer all or substantially all of its assets to another entity unless such other entity assumes the Company's obligations under the Indenture, regardless of whether the transaction is a leveraged buyout initiated or supported by the Company, its management or any of their affiliates. Neither the Company nor the Trustee has the right to waive this covenant. See
                  "Description of Series 1996 Debentures - Consolidation,
                  Merger or Transfer."

Trading Market:   No market exists at the present time for the Series 1996
                  Debentures and it is likely that no trading market will develop. As a result, investors will remain as investors for a substantial period of time. See "Risk Factors - Limited
                  Market for Series 1996 Debentures."

Use of Proceeds:  The net proceeds of the Offering will be used by the Company to redeem, at maturity on March 15, 1997, up to $4.92 million of its 1992 Debentures and for general corporate purposes, which will include providing advances to its subsidiaries and certain of its affiliates. See "Use of Proceeds."



                     SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth a summary of selected historical financial data of the Company for each of the periods indicated in the five-year period ended January 31, 1996, which were derived from the audited consolidated financial statements of the Company for the periods in the five-year period ended January 31, 1996. The audited consolidated financial statements of the Company for each of the periods in the three-year period ended January 31, 1996 are included elsewhere in this Prospectus. This table should be read in conjunction with such consolidated financial statements of the Company and the notes thereto.

                                                     Year Ended January 31
                                       -----------------------------------------------------
                                          1996       1995(1)    1994     1993          1992
                                       --------    ---------  -------  -------      --------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME DATA:
Revenues...............................$ 41,951   $ 33,371   $ 29,534  $ 14,393     $  9,432
Expenses...............................  40,823     33,547     28,562    13,477        9,022
Income (loss) before
     federal income taxes..............   1,128       (176)       972       916          410
Net income (loss)......................     616       (278)       551       586          273
Net income (loss)
     per share.........................    1.44       (.69)      1.60      2.15         1.24
Ratio of earnings
     over fixed charges
     -historical (2)...................    1.13x        --       1.20x     1.82x        1.41x
     -pro forma (3)....................    1.01x        --         --        --           --
Earnings (deficiency
     of earnings) over
     fixed charges.....................   1,128       (176)       972       916          410



                                                         At January 31
                                          -----------------------------------------------------
                                             1996       1995      1994      1993       1992
                                          ---------   --------   -------  --------   ----------
BALANCE SHEET DATA:
Mortgages held for
     resale...............................$ 63,306   $ 15,702   $ 39,250  $ 14,084   $  7,154
Total assets.............................. 135,191     77,112     76,845    28,632     15,764
Notes payable(4)..........................  86,598     44,843     54,549    13,824      8,058
11% Subordinated
     Debentures due 1997..................   4,921      4,938      4,938     3,171         --
11% Subordinated
     Debentures due 2000..................   4,253         --         --        --         --
Total liabilities......................... 125,030     67,822     67,982    23,460     13,148
Stockholders' equity......................  10,161      9,290      8,563     4,872      2,316




                                                            At January 31
                                          -----------------------------------------------------
                                               1996       1995      1994      1993       1992
                                          ---------   --------   -------  --------   ----------
OPERATING DATA:
Loan production:
 Number of loans
     originated............................   7,928      8,224      8,910     2,448     1,185
 Average loan balance......................$     80   $     69   $     77  $     83   $    70
 Total loans originated....................$632,281   $564,235   $687,484  $203,087   $82,708
Number of full-time
     employees.............................     412        336        448       202       149


(1) On July 19, 1994, the Company purchased substantially all of the revenue producing activities of Liberty National Mortgage Corporation. See Note
     15 of Notes to Consolidated Financial Statements.
(2) The ratio of earnings to fixed charges was computed by dividing (a) net income (loss) for the period plus fixed charges by (b) fixed charges, which consist of interest expense, amortization of debt expense and that portion of rentals that represents interest. The ratio of earnings over fixed charges and preferred dividends was 1.12x, 1.19x, 1.79x and 1.41x for the years ended January 31, 1996, 1994, 1993 and 1992, respectively. Earnings were insufficient to cover fixed charges for the year ended January 31, 1995. The deficiency of earnings over fixed charges and preferred dividends was $.6 million for the year ended January 31, 1995.
(3) The pro forma data assumes that the Series 1996 Debentures bear interest at a rate of 12.0% and that the debt issuance costs are amortized over a five year period using the interest method.
(4)  See Note 3 of Notes to Consolidated Financial Statements.

                                 RISK FACTORS


     The Offering is being made on a best efforts basis and there is no assurance as to the amount of Series 1996 Debentures that will be sold. In addition, the purchase of the Series 1996 Debentures involves a number of significant risk factors, and each prospective investor should consider the following:

ABILITY TO SERVICE DEBT; SUBSTANTIAL LEVERAGE

     The Company is highly leveraged. The Company has current obligations relating to its outstanding securities as follows: (i) the holders of its Series A Preferred Stock are entitled to receive annual cumulative dividends of approximately $183,000 ($0.90 per share on 203,022 outstanding shares), (ii) the holders of its Series B Preferred Stock are entitled to receive annual cumulative dividends of approximately $303,000 ($0.90 per share on 336,619 outstanding shares), (iii) the holders of its 1992 Debentures are entitled to receive annual interest of approximately $541,860, on $4.92 million aggregate principal amount outstanding, and (iv) the holders of its outstanding 1994 Debentures are entitled to receive annual interest of approximately $468,000, on $4.25 million aggregate principal amount subscribed for as of January 31, 1996 (such annual interest will be $1.1 million if all 1994 Debentures are sold). The Company is also obligated to pay interest with respect to indebtedness due to certain financial institutions at rates ranging from the LIBOR rate plus 1.5% (currently 6.8%) to 12.0%. The amount of this indebtedness at January 31, 1996 was $86.6 million. In addition to this indebtedness, the Company has a commitment from Bank One, Texas N.A., to provide a $30 million warehousing line of credit and a commitment from the Policemen and Firemen Retirement System of the City of Detroit to lend the Company $15 million in subordinated debt to expand its non-conforming lending business.

     At the then-current interest rates, the Company would be obligated to pay $6.39 million in annual interest on its existing indebtedness as of January 31, 1996. The obligations with respect to the preferred stock dividends are subordinate to the Company's obligations with respect to the Series 1996 Debentures. However, the dividend and other obligations of the Company represent significant leverage and financial risk and the annual interest
expense on the Series 1996 Debentures, $            if all Series 1996
Debentures are sold, will be additional leverage and financial risk with respect to the Company. Prospective investors should note that the Series 1996 Debentures, which are due on June 30, 2002, do not provide for periodic repayment of principal through a sinking fund provision. Thus, the Company will be required to make substantial cash payments on this debt at the time it matures. The Company's ability to withstand adverse market conditions may not be as great as that of competitors who are not as highly leveraged. Failure to make payments when due will result in default under and possible acceleration of one or more of the Company's debt instruments. A substantial portion of the Company's cash flow from operations will be required to pay the Company's interest expense and principal repayment obligations. Although management believes that the cash flow generated from the operations of MCA

Mortgage and MCA will provide the Company with sufficient resources to meet the Company's present and foreseeable liquidity and capital needs for the next fiscal year, including those arising from debt obligations, there can be no assurance that the Company will generate earnings in any future period sufficient to cover its fixed charges. In the event the Company's cash flow so generated is insufficient for these purposes, the Company may be required to dispose of assets, refinance its indebtedness or raise additional capital. There is no assurance that the Company will be able to complete such transactions if required to do so.

RANKING OF SERIES 1996 DEBENTURES

     The Series 1996 Debentures are subordinated unsecured obligations of MCAFC and are subordinate in right of payment to all current and future Senior Indebtedness of MCAFC. See "Description of Series 1996 Debentures - Subordination." The Series 1996 Debentures will rank on an equal basis with the Prior Debentures, however, unlike the Prior Debentures, the Series 1996 Debentures are unsecured obligations of MCAFC.

HOLDING COMPANY STRUCTURE

     Holders of the Series 1996 Debentures will be creditors of MCA Financial Corp., but not creditors of MCA Mortgage, MCA or any other subsidiary of the Company. Certain of the net proceeds from this Offering may be invested in MCA Mortgage and MCA, and may also be invested in other subsidiaries of the Company. The Company's assets consist primarily of its ownership of MCA Mortgage, MCA, MCA Realty, MCA-Ohio and two other subsidiaries which are currently inactive. As of the date hereof, the Company and its subsidiaries have $__________ of indebtedness outstanding. Since the Company has limited operations, its cash flow and ability to service its debt are dependent upon the earnings of its subsidiaries and their ability to distribute those earnings to the Company through the payment of dividends, repayment of loans or other distributions of funds. The Company's subsidiaries are limited with respect to the distributions they may make to the Company as a result of various financial covenants contained in loan documents to which they are parties and as a result of minimum net worth requirements imposed by various mortgage investors and government agencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Regulation." Furthermore, the Company's right and, indirectly, the right of the Debenture holders, as creditors, to participate in the assets of MCA Mortgage, MCA, MCA Realty, MCA-Ohio or the Company's other subsidiaries in the event of their liquidation or reorganization, will be subordinate to the claims of any and all other creditors of MCA Mortgage, MCA, MCA Realty, MCA-Ohio or the Company's other subsidiaries.

LIMITED MARKET FOR SERIES 1996 DEBENTURES

     The Company can provide no assurances as to whether a market for the Series 1996 Debentures will develop. If such a market were to exist in the future, the Series 1996 Debentures could trade at prices higher or lower than their initial public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Investors who do not wish, or who are not financially able, to remain as investors for a substantial period of time are advised against purchasing Series 1996 Debentures.

REGULATION

     The Company is subject to various federal and state rules and regulations with respect to the processing, origination and purchase, sale and servicing of mortgage loans and land contracts. MCA Mortgage is an approved seller/servicer for the Federal Home Loan Mortgage Corporation ("Freddie Mac"), the Federal National Mortgage Association ("Fannie Mae") and the Government National Mortgage Association ("Ginnie Mae"). MCA is an approved seller/servicer for Freddie Mac, and both MCA Mortgage and MCA are registered with the Commissioner of the Michigan Financial Institution Bureau as a mortgage broker, lender and servicer. The failure of these subsidiaries to meet the requirements of such federal and state agencies, which might result in the loss of Freddie Mac, Fannie Mae, Ginnie Mae or U.S. Department of Housing and Urban Development ("HUD") approvals, would have a material adverse impact on the Company's ability to carry on its current business. MCA Realty is a licensed real estate broker in the State of Michigan. See "Business - Regulation."

SUBSTANTIAL COMPETITION

     The Company competes with numerous other mortgage banking firms, state and national banks, thrift institutions and insurance companies for loan originations and purchases. Many of such companies are well-established with greater financial and personnel resources and significantly more offices with a greater market presence than the Company. See "Business - Competition."

CONFLICTS OF INTEREST

     The Company and its subsidiaries have entered into various contracts and other transactions with corporations, limited partnerships and other persons affiliated with the Company and its officers and directors. The terms and conditions of such transactions were not negotiated at arm's length and may not have been as favorable to the Company as terms and conditions that would have been obtained with unaffiliated parties. This is particularly true with respect to certain real estate transactions with affiliates of the Company. Future dealings between the Company and such affiliated entities, if any, may not be at arm's length. The Company currently does not have any standards, policies or procedures for dealing with such transactions but it expects to establish a procedure whereby the approval of a majority of disinterested directors would be required for any such transactions. The Company, through certain affiliates, engages in the purchase and rehabilitation of real estate which is syndicated through affiliated partnerships of the Company. A decrease in this revenue would have an adverse impact on the Company. See "Selected Consolidated Financial Data" and "Compensation Committee Interlocks and Insider Participation."

DEPENDENCE UPON MORTGAGE INVESTORS

     The vast majority of the mortgage loans originated by the Company are currently purchased by Freddie Mac or Fannie Mae or are pooled to form Ginnie Mae mortgage-backed securities which are sold to institutional investors.
These conventional loans must comply with the particular mortgage investor's guidelines and underwriting standards. During fiscal 1996, Freddie Mac purchased $228.6 million of conventional mortgage loans from the Company, Fannie Mae purchased $56.5 million of conventional mortgage loans from the Company and $224 million of conventional mortgage loans of the Company were converted into Ginnie Mae mortgage-backed securities and sold to various institutional investors. During fiscal 1995, Freddie Mac purchased $199 million of conventional mortgage loans from the Company, Fannie Mae purchased $8.2 million of conventional mortgage loans from the Company and $225 million of conventional mortgage loans of the Company were converted into Ginnie Mae mortgage-backed securities and sold to various institutional investors. The price each mortgage investor will pay the Company for loans fluctuates on a daily basis and is finally determined when the mortgage investor has committed to purchase a loan from the Company. In general, the Company sells these conventional loans to mortgage investors on a "non-recourse" basis, which means that the Company has no liability to the mortgage investor if there is a default on the loan unless (i) the Company has breached its representations and warranties to the mortgage investor, (ii) the Company fails to deliver the appropriate documentation with respect to the loan, (iii) the loan does not comply with applicable laws or (iv) the borrower defaults on payment of the loan within varying periods of up to six months after the loan is made. In any such event, the Company generally will be required to repurchase the loan by paying the principal, accrued interest, late charges, servicing release premiums, escrow deficiencies and any other amounts associated with the loan. Although the Company is approved as a correspondent with nine conventional mortgage investors, the Company anticipates that the majority of its originated conventional mortgages will be purchased by Freddie Mac or Fannie Mae or through Ginnie Mae programs. Management of the Company believes that the loss of the Freddie Mac or Fannie Mae seller/servicer approval would have a material adverse effect on the Company. See Note 11 of Notes to Consolidated Financial Statements.

     In addition, the Company has made bulk sales of non-conforming mortgages of approximately $86.6 million in fiscal 1996 to five different non-conforming mortgage investors. None of the non-conforming mortgage investors has purchased more than 30% of the aggregate non-conforming mortgage bulk sales to date. During fiscal 1995, the Company sold $51.8 million of non-conforming mortgages to these investors. Non-conforming mortgages are defined as mortgages which do not comply with the guidelines and underwriting standards of Freddie Mac, Fannie Mae or Ginnie Mae. Non-conforming mortgages are responsible for a significant portion of the Company's mortgage banking income. The Company's management believes that the loss of its non-conforming mortgage investors would have a material adverse effect on the Company.

AVAILABILITY OF FUNDING SOURCES

     The Company finances its land contract and mortgage operations through a program of selling participation interests in pools of land contracts and mortgage interests and through various lines of credit, which currently total $66 million, to support financing of mortgages and land contracts pending sale. The Company has a commitment from Bank One, Texas N.A., to provide an additional $30 million that is expected to close in June 1996. To the extent that the Company is not successful in arranging financing, or if the Company experiences difficulty in selling its mortgages or pass-through securities, it may have to curtail its mortgage origination and purchasing activities, which would have a material adverse effect on the Company's operations, profitability and its ability to service debt.

     In addition, the Company has a second credit facility, currently $28.5 million, with Comerica Bank that is secured by a stand-by Note Purchase Agreement between Comerica Bank and a third-party pension fund whereby the pension fund has agreed to provide payment to Comerica Bank upon the occurrence of certain events of default by the Company. This facility is utilized by the Company to increase its servicing portfolio, which provides collateral under the facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     MCA Mortgage also has $3.0 million available under two $1.5 million credit facilities with commercial banks for the acquisition and rehabilitation of residential real property prior to resale.

     The Policemen and Firemen Retirement System of the City of Detroit has committed to provide the Company $15 million in subordinated debt to expand its non-conforming originations. This facility is expected to close in June 1996.

RELIANCE ON CERTAIN WAREHOUSE LENDING ARRANGEMENTS

     Among its short-term financing sources, MCA Mortgage has loan arrangements with PNC Mortgage Bank, N.A., as described in "Availability of Funding Sources" above, and with DLJ Mortgage Capital, Inc., pursuant to which they have agreed to lend MCA Mortgage up to $25 million and $30 million, respectively, to fund mortgage loans until they are sold to Freddie Mac, Fannie Mae, to certain institutional investors through Ginnie Mae mortgage-backed securities, or to other approved mortgage investors. The Company also has a similar $10 million warehousing line of credit with Paine Webber Real Estate Securities, Inc. In addition, the Company has a short-term revolving loan facility with Comerica Bank, pursuant to which it may borrow up to $1.5 million, $1 million of which is available to fund land contract purchases, with the remaining amount available for general working capital. If for any reason these lending arrangements are terminated, MCA Mortgage's ability to fund mortgages and land contracts will be adversely impacted. This would also adversely impact the Company's operations, cash flow, profitability and ability to service debt.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

INTEREST RATE RISKS

     The Company's ability to originate mortgages in volume is affected by prevailing market interest rates. These rates affect consumers' decisions to obtain new loans or refinance existing loans. Recent declining interest rates, for example, generally increase the level of loan origination activity, whereas the rise in interest rates from April 1994 to October 1994 caused a decline in the amount of loan originations during the Company's 1995 fiscal year. The Company's mortgage origination fees, which include gains and losses from loan resale transactions, decreased from $11.3 million for fiscal 1994 to $5.6 million for fiscal 1995 and increased to $14.3 million for fiscal 1996. Included in the decrease from fiscal 1994 to fiscal 1995 are reductions in gains from loan resale transactions amounting to $6.6 million. Included in the increase for fiscal 1996 are $4.2 million of additional gains from loan resale transactions. The Company's originations decreased from approximately $687 million for fiscal 1994 to approximately $501 million for fiscal 1995 and increased to $632 million for fiscal 1996. The rise in interest rates during the period from April 1994 to October 1994 also caused a slowdown in refinancings from approximately $498 million for fiscal 1994 to approximately $173 million for fiscal 1995, which also adversely affected mortgage origination fees. In fiscal 1996, interest rates experienced a slight decline and refinancings remained steady at approximately $172 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

     Interest rate changes can also directly affect the Company's operating results. An increase in rates would adversely affect the value of existing mortgage loans held directly by the Company, as well as any commitments to make loans at fixed interest rates which are not covered by third-party commitments to purchase the loans. The Company's general policy is to minimize the amount of uncovered loans and loan commitments. Declining interest rates, while likely to increase loan origination and refinancing activity, can also lead to more prepayments of outstanding fixed-rate loans with relatively higher interest rates. The prepayment of such loans results in (i) a decrease in the value of servicing rights and (ii) the elimination of the associated servicing income and a resulting increase in charges against earnings from the acceleration of the amortization of any loan premiums reflected as income and capitalized when the loans were made. See "Business - Mortgage Banking." Furthermore, variations in the relationship between short-term rates and long-term rates for mortgages can affect the Company's ability to earn net interest income on loans held for sale.

POSSIBLE OBLIGATION TO REPURCHASE LOANS

     When the Company sells loans which it has originated or which its loan correspondents have originated, it will attempt to sell them on a non-recourse basis. However, under limited circumstances the Company may sell loans with recourse. In those cases, any significant adverse economic developments in the Company's service area (primarily Michigan, Indiana, Ohio, Florida and Washington) could result in an increase in defaults or delinquencies that the Company would then be required to satisfy. In those cases where the Company sells its loans on a non-recourse basis but retains the servicing rights, a loan default would increase the cost of servicing the loan and cause the Company to incur the costs of going through a foreclosure and subsequent liquidation of the property. Most of these costs may, however, be recouped when the property is sold, assuming the property maintains its value. In addition, when the Company sells loans into the secondary market, it will make representations and warranties concerning the accuracy of the information contained in the loan documentation which concern such items as property appraisal values and borrower qualifications. If a buyer of a loan discovers a breach of these representations and warranties after the sale of a loan, the Company could be required to repurchase the loan. The Company employs strict due diligence and quality control standards to minimize this risk. With respect to loans originated by the Company's loan correspondents, the Company's general practice will be to attempt to pass on this risk to the loan correspondent. However, if the correspondent is unwilling or unable to perform, the Company will remain liable. For additional information relating to the Company's experience with respect to delinquencies and losses, see "Business - Mortgage Banking - Servicing."

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     A significant portion of the Company's revenues consists of gains recognized upon the sales of mortgage loans, mortgage servicing rights and real estate interests. As a result, the timing of such mortgage loan, servicing right, and real estate interest sales has a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

GENERAL BUSINESS RISKS

     The Company's business is subject to various business risks. The level of the Company's revenues is dependent upon demand for the type of mortgage loan purchased, sold and serviced by the Company from both potential borrowers and investors. Future declines in real estate values, changes in prevailing interest rates and changes in the availability of attractive returns on alternative investments each could make mortgage loans of the type originated and purchased by the Company less attractive to borrowers and investors.

IMPACT OF ECONOMIC CYCLES

     The business risks associated with the Company's business become more acute in an economic slowdown. Such an environment is generally characterized by decreased demand for real estate and declining real estate values in many areas of the country. Delinquencies, foreclosures and loan losses generally increase during economic slowdowns or recessions, and any such future slowdowns could adversely affect future operations of the Company.

ANNUAL REPORTS

     The Company will not send Annual Reports to the holders of its Series 1996 Debentures. Each holder of Series 1996 Debentures may obtain a copy of the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and its interim Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, upon written request to Lee P. Wells at 23999 Northwestern Highway, Southfield, Michigan 48075, telephone number (810) 358-5555.

                                 THE COMPANY

     MCA Financial Corp. ("MCAFC" or the "Company") is a holding company which, through its principal wholly-owned subsidiaries MCA Mortgage and MCA, is principally engaged in the business of mortgage banking, which includes mortgage originating, lending and servicing. MCAFC was founded in 1989 and became a holding company for MCA Mortgage and MCA in 1991. Through its subsidiaries, MCAFC currently originates and purchases conventional mortgage loans secured by one-to-four family residential properties that comply with the requirements for sale to Freddie Mac or Fannie Mae, mortgage loans which qualify for sale in the form of mortgage-backed securities guaranteed by Ginnie Mae as well as non-conforming loans that do not conform to Freddie Mac or Fannie Mae requirements and sells these mortgages to certain financial institutions and investor-owned pass-through pools sponsored by MCA. Unless otherwise indicated, MCAFC and its subsidiaries are hereinafter collectively referred to as the "Company."

                               USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Series 1996 Debentures is estimated to be $5,530,000 if all Series 1996 Debentures offered are sold, after deducting expenses of the Offering and an assumed 6.5% sales commission. The Company intends to use the net proceeds from the Offering, regardless of the amount of Series 1996 Debentures sold, to redeem up to $4.92 million of its outstanding 1992 Debentures, which bear an annual interest rate of 11% and mature March 15, 1997, and for general corporate purposes, which includes providing advances to its subsidiaries and certain of its affiliates, as well as the possible acquisition of mortgage servicing rights and the business of one or more unaffiliated mortgage companies. If a sufficient amount of Series 1996 Debentures are not sold in order to allow for the redemption of all outstanding 1992 Debentures, the Company may be required to seek alternative refinancing alternatives. See "Compensation Committee Interlocks and Insider Participation."

                                       CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of January 31, 1996, and as adjusted to give effect to the sale of the Series 1996 Debentures offered hereby:


                                                             January 31, 1996
                                                        ----------------------------
                                                          Actual        As Adjusted
                                                        ---------      -------------
Long-term debt:
     Capitalized Lease Obligations (1)............    $ 1,250,162     $ 1,250,162
     11% Subordinated Debentures Due 1997.........      4,921,000       4,921,000
     11% Subordinated Debentures Due 2000(2) .....      4,253,000       4,253,000
     __% Subordinated Debentures Due 2002,
         offered hereby...........................             --       6,000,000
                                                      -----------     -----------
        Total long-term debt .....................    $10,424,162     $16,424,162
                                                      -----------     -----------

Stockholders' equity:
     Common stock, 3,750,000 shares authorized;
        448,617 shares issued and
        outstanding ..............................          4,486           4,486
     Series A Preferred Stock, 350,000
        shares authorized; 203,022 shares
        issued and outstanding ...................      2,030,220       2,030,220
     Series B Preferred Stock, 750,000
        shares authorized; 336,619 shares
        issued and outstanding ...................      3,366,190       3,366,190
     Additional paid in capital...................      3,457,251       3,457,251
     Retained earnings ...........................      1,302,713       1,302,713
                                                      -----------     -----------
      Total stockholders' equity .................     10,160,860      10,160,860
                                                      -----------     -----------
Total capitalization .............................    $20,585,022     $26,585,022
                                                      ===========     ===========


- ---------------
(1) See Note 10 of Notes to Consolidated Financial Statements.
(2) An aggregate of $10,000,000 in principal amount of debentures is currently being offered, which offering has not yet been completed.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected historical financial data of the Company for each of the periods indicated in the five-year period ended January 31, 1996 which were derived from the audited consolidated financial statements of the Company for the periods in the five-year period ended January 31, 1996. The audited consolidated financial statements of the Company for each of the periods in the three-year period ended January 31, 1996 are included elsewhere in this Prospectus. This table should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto.





                                                          Year Ended January 31
                                      ---------------------------------------------------------
Income Data:                              1996        1995(1)     1994        1993       1992
                                      ----------  ----------   --------    --------  ----------
Revenues:                                    (Dollars in thousands, except per share data)
 Gain on sale of land
  contracts................           $  2,981     $ 2,983     $ 1,753     $ 1,433    $ 1,846
 Gain on sale of real
  estate...................                751          --          67         299         94
 Gain on sale of real
  estate-related parties                 6,530       7,365       4,811       3,249      1,948
 Gain on bulk sales of
  servicing rights.........              4,726       7,475       5,579         997         --
 Mortgage origination fees and
  gain on sale of mortgages             14,339       5,584      11,282       6,280      3,802
 Servicing fees............              6,244       4,617       1,917         851        572
 Interest income...........              5,903       5,106       3,948         856        865
 Other.....................                477         241         177         428        305
                                      --------    --------     -------     -------    -------
     Total revenues........             41,951      33,371      29,534      14,393      9,432
Expenses...................             40,823      33,547      28,562      13,477      9,022
                                      --------    --------     -------     -------    -------
 Income (loss) before
  federal income taxes.....              1,128        (176)        972         916        410
Provision for federal
  income taxes.............                512         102         421         330        137
                                      --------    --------     -------     -------    -------
     Net income (loss).....           $    616    $   (278)    $   551     $   586    $   273
                                      ========    ========     =======     =======    =======
Net income (loss) per share           $   1.44    $   (.69)      $1.60       $2.15      $1.24
Ratio of earnings over fixed
 charges
  -historical (2)..........               1.13x         --        1.20x       1.82x      1.41x
  -pro forma (3)...........               1.01x         --          --          --         --
Earnings (deficiency of
 earnings) over
 fixed charges.............              1,128        (176)        972         916        410




                                                                    At January 31
                                          ---------------------------------------------------------
Balance Sheet Data:                          1996        1995        1994         1993       1992
                                          ---------   ---------   ---------    ---------   --------
Assets:
     Cash..................               $  2,730     $ 2,931     $ 4,782     $ 3,699     $ 3,160
     Mortgages held for resale..            63,306      15,702      39,250      14,084       7,154
     Other.................                 69,155      58,479      32,813      10,849       5,450
                                          --------     -------     -------     -------     -------
        Total assets.......               $135,191     $77,112     $76,845     $28,632     $15,764
                                          ========     =======     =======     =======     =======

Liabilities:
     Notes payable(4)......               $ 86,598     $44,843     $54,549     $13,824     $ 8,058
     11% Subordinated Debentures
      due 1997.............                  4,921       4,938       4,938       3,171          --
     11% Subordinated Debentures
      due 2000.............                  4,253          --          --          --          --
     Other.................                 29,258      18,041       8,495       6,465       5,090
                                          --------     -------     -------     -------     -------
        Total liabilities..               $125,030     $67,822     $67,982     $23,460     $13,148
Redeemable Common Stock(5)                      --          --         300         300         300
Stockholders' equity.......                 10,161       9,290       8,563       4,872       2,316
                                          --------     -------     -------     -------     -------
     Total liabilities and
     stockholders' equity..               $135,191     $77,112     $76,845     $28,632     $15,764
                                          ========     =======     =======     =======     =======



                                                                At January 31
                                          ------------------------------------------------------
Operating Data:                              1996        1995       1994       1993       1992
                                          ---------    --------   --------    -------   --------
Loan production:
     Number of loans originated              7,928       8,224       8,910      2,448     1,185
     Average loan balance...              $     80    $     69    $     77   $     83   $    70
     Total loans originated...            $632,281    $564,235    $687,484   $203,087   $82,708
Number of full-time
     employees................                 412         336         448        202       149


- ------------------
(1) On July 19, 1994 the Company purchased substantially all of the revenue producing activities of Liberty National Mortgage Corporation. See Note 15 of Notes to Consolidated Financial Statements.
(2) The ratio of earnings to fixed charges was computed by dividing (a) net income (loss) for the period plus fixed charges by (b) fixed charges, which consist of interest expense, amortization of debt expense and that portion of rentals that represents interest. The ratio of earnings over fixed charges and preferred dividends was 1.12x, 1.19x, 1.79x and 1.41x for the years ended January 31, 1996, 1994, 1993 and 1992, respectively. Earnings were insufficient to cover fixed charges for the year ended January 31, 1995. The deficiency of earnings over fixed charges and preferred dividends was $.6 million for the year ended January 31, 1995.
(3) The pro forma data assumes that the Series 1996 Debentures bear interest at a rate of 12.0% and that the debt issuance costs are amortized over a five year period using the interest method.
(4)  See Note 3 of Notes to Consolidated Financial Statements.
(5) These shares were redeemed in April 1994. See Note 5 of Notes to Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                                      OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary financing needs are for mortgage banking activities, loan funding activities, operating cash flows and the purchase of mortgage servicing rights.

     Loan funding activities are primarily financed through the use of mortgage warehouse lines of credit with commercial banks. See Note 3 of Notes to Consolidated Financial Statements. The Company also provides funding for loans by using a technique known as "table funding", which is common in the mortgage banking industry. In this case, funds are advanced directly to the title company for closing from a third party source of funds, typically another mortgage bank or a financial institution. This technique avoids the use of the Company's warehouse lines of credit, but proves less profitable as a result of fees charged by the third party provider of funds. For the past year, the Company financed approximately 93% of its mortgage originations using its warehouse lines of credit and approximately 7% with table funding sources.

     The Company currently has a $25 million warehousing line of credit, through MCA Mortgage, with PNC Mortgage Bank, N.A. This revolving warehousing line of credit provides financing for funding and originating residential mortgage loans. Interest on bank borrowings are based on the bank's prime rate. Mortgage loans held for sale are pledged as collateral. This facility is scheduled to expire on July 1, 1996. The Company also has a $30 million Whole Loan Financing Facility, through MCA Mortgage, with DLJ Mortgage Capital, Inc. This facility also provides financing for funding and originating residential mortgage loans. Interest on borrowings under this facility are based on the federal funds rate plus 1.50%. Mortgage loans held for sale are pledged as collateral and this facility may be terminated upon short notice. This facility is scheduled to expire on June 15, 1996. The Company also has a $10 million warehousing line of credit with Paine Webber Real Estate Securities, Inc. ("Paine Webber"). Interest on borrowings under this facility are based on Libor plus 1.5%. This facility is scheduled to expire on November 1, 1996. Aside from the DLJ Mortgage Capital, Inc. facility, the Company expects to renew these warehousing lines of credit upon their respective expirations. At January 31, 1996 a total of $63.2 million was outstanding under these facilities. The Company also has a commitment from Bank One, Texas N.A. to provide a $30 million warehousing line of credit. The Company expects to close on this agreement in June 1996, however, there is no assurance that this transaction will be completed.

     The Company also utilizes mortgage loan repurchase agreements with Paine Webber pursuant to which Paine Webber purchases mortgage loans until such time as the loans are pooled for resale to an end investor at which time the Company repurchases such loans. Such agreements provide for interest payments based on the federal funds rate. These agreements can be terminated on demand.

     The Company utilizes a strategy of retaining servicing rights on a portion of its loan originations in order to provide a steady stream of servicing revenue and cash flow in future years and as a hedge against inflation and rising interest rates. To help facilitate this strategy, the Company utilizes three funding sources: proceeds from its $4.9 million 1992 Debenture offering that was completed in July 1993, a bank credit facility, which was first made available to the Company in April 1993 and proceeds from its $10 million 1994 Debenture offering, of which $4.25 million principal amount was outstanding as of January 31, 1996. Each series of Prior Debentures, as well as the credit facility are collateralized by certain of the Company's servicing rights and rights to servicing income. The credit facility, which is currently at $28.5 million, is with Comerica Bank and is enhanced by a stand-by Note Purchase Agreement between Comerica Bank and the Policemen and Firemen Retirement System of the City of Detroit (the "Fund") whereby the Fund has agreed to provide payment to Comerica Bank upon the occurrence of certain events of default by the Company. This credit enhancement permits the Company to obtain a more favorable interest rate and collateralization terms from the lending bank. In consideration for the credit enhancement provided, the Company agreed to pay certain fees to the Fund and provide it with an option to purchase up to 5% of the Company's outstanding common stock, at 70% of the public offering price per share, if the Company completes a firm commitment underwritten sale of its common stock prior to April 30, 2000. At January 31, 1996, $28.5 million was outstanding under the Comerica Bank credit facility.

     During the years ended January 31, 1996 and 1995, mortgage servicing rights with respect to approximately 75% and 91%, respectively, of loan originations, or $474 million and $488 million principal amount, respectively, were retained by the Company and financed primarily through operations, the debenture offerings and the Comerica Bank credit facility. The Company intends to continue the level of retained servicing and also to purchase additional mortgage servicing rights.

     As in mortgage banking, the Company also has a need to finance loan funding activities with respect to its land contract and mortgage syndication until such time as the loans are packaged and sold to investors. The principal sources of this financing are two limited partnerships which have been established in order to provide up to $4 million for this purpose. These partnerships will terminate in December 1997. The Company is considering several alternatives to extend or replace these financing sources at the time of their respective terminations. There is no assurance that the Company will be successful in extending or replacing these financing sources, however.

     The Company has $3.0 million available under two $1.5 million credit facilities with commercial banks for the acquisition and rehabilitation of residential real property prior to resale. At January 31, 1996, $1.9 million was outstanding under these facilities. See Note 3 of Notes to Consolidated Financial Statements.

     The Company also has $1 million available under a $1.5 million credit facility with a commercial bank which is similar in structure to a mortgage warehouse line of credit. This portion of the credit facility is used exclusively for the warehousing of land contracts. The additional $0.5 million is available for working capital. At January 31, 1996, $1.5 million was outstanding under this facility. See Note 3 of Notes to Consolidated Financial Statements.

     On April 11, 1996, the Company received a commitment from the Policemen and Firemen Retirement System of the City of Detroit to lend the Company $15 million in subordinated debt to expand its non-conforming lending business. There is no assurance that the Company will successfully complete this financing transaction.

     During fiscal 1996, the Company's operating activities used $31.7 million. Of this net amount, $47.0 million was used to fund the increase in mortgage loans held for resale. The decrease in accounts receivable, primarily receivables related to bulk sales of servicing rights, provided $4.4 million. The Company's investing activities during fiscal 1996 used $13.5 million. Investments in purchased servicing rights used $12.1 million. Financing activities provided the Company $45.0 million during fiscal 1996. The Company used proceeds from notes payable of $548.9 million to fund mortgage loans and invest in purchased servicing rights. Proceeds from sales of mortgage loans and investments in purchased servicing rights of $507.7 million were used to make payments on notes payable. Sales of the Company's Series 1996 Debentures provided $4.2 million.


RESULTS OF OPERATIONS

     Revenue for the year ended January 31, 1996, increased by 25.7% to $42.0 million as compared to $33.4 million for the fiscal year ended January 31, 1995. Revenue for the year ended January 31, 1995 had increased by 13.2% as compared to $29.5 million for the fiscal year ended January 31, 1994. Net earnings increased by 321.8% to net earnings of $615,530 for fiscal 1996 as compared to a net loss of $277,546 in fiscal 1995. Net earnings decreased by $829,186 to a net loss of $277,546 for fiscal 1995 as compared to net earnings of $551,640 in fiscal 1994. The increase in revenue during fiscal 1996 was the result of increased mortgage origination fees, including gains on sale from loan resale transactions, to $14.34 million in fiscal 1996 as compared to $5.58 million in fiscal 1995. Servicing fees also increased to $6.24 million in fiscal 1996 from $4.62 million in fiscal 1995. The only revenue item to substantially decrease was gain on bulk sales of servicing rights which declined to $4.73 million in fiscal 1996 as compared to $7.48 million in fiscal 1995. The higher level of revenue during fiscal 1995 as compared to fiscal 1994 resulted primarily from increases in servicing fees from $1.92 million in fiscal 1994 to $4.62 million in fiscal 1995, gain on sales of servicing rights from $5.58 million in fiscal 1994 to $7.48 million in fiscal 1995 and increases in sales of real estate from $4.87 million in fiscal 1994 to $7.37 million in fiscal 1995. These increases were partially offset by increases in:
(i) operating expenses from $5.2 million in fiscal 1994 and $8.16 million in fiscal 1995 to $10.11 million in fiscal 1996, (ii) interest expense from $4.43 million in fiscal 1994 and $6.02 million in fiscal 1995 to $7.57 million in fiscal 1996 and (iii) commissions paid to loan originators from $8.29 million in fiscal 1994 and $4.59 million in fiscal 1995 to $5.93 million in fiscal 1996. The increase in earnings during fiscal 1996 is attributable to a general decline in interest rates during the year resulting in increased originations, gains on loan resale and increased non-conforming originations. The net loss during fiscal 1995 was due to significant increases in long-term interest rates during the first six months of the year. This severely curtailed mortgage refinancings and increased competitive pressures in the market. The slight decrease in earnings during fiscal 1994 was primarily due to the substantially higher than normal prepayment rate for the mortgages included in the Company's servicing portfolio. The mortgage prepayment rate was 36.1%, 8.9% and 9.8% during fiscal 1994, 1995 and 1996, respectively. The increased prepayment rate in fiscal 1994 is attributable to increased refinancing activity caused by lower interest rates over the period and the fact that a substantial portion of the increased servicing portfolio in fiscal 1993 occurred late in the year. The amount of refinancing activity was $498 million during fiscal 1994, $173 million during fiscal 1995 and $172 million during fiscal 1996.

     Mortgage origination fees, including gains on sale from loan resale transactions, for fiscal 1996 increased to $14.34 million as compared to $5.58 million for fiscal 1995, an increase of 157.0%. Such mortgage origination fees had decreased in fiscal 1995 to $5.58 million as compared to $11.28 million for fiscal 1994, a decrease of 50.6%. The total dollar volume of loans originated increased by 12.1% to $632 million, for fiscal 1996, up from $564 million for fiscal 1995 which represented a decrease of 17.9% down from $687 million for fiscal 1994. The total number of loans produced decreased 3.6% from 8,224 in fiscal 1995 to 7,928 in fiscal 1996. The total number of loans produced decreased 7.7% from 8,910 in fiscal 1994 as compared to 8,224 in fiscal 1995. The average loan balance decreased 11.1% from $77,159 to $68,608 from fiscal 1994 to fiscal 1995 and increased 16.2% from $68,608 to $79,753 from fiscal 1995 to fiscal 1996. The increase in the dollar volume of loan originations during fiscal 1996 resulted from the general decline in long-term interest rates and the continuity in production from the branches opened in fiscal 1995 for a full year. The decrease in loan originations during fiscal 1995 resulted from significant increases in long-term interest rates which slowed refinancing activity, as described above. Competitive pressures in the mortgage market also increased substantially during this period, which caused a significant decline in profit margins on a per-loan basis. Included in mortgage origination fees are gains and losses on sale from loan resale transactions of $3.77 million in fiscal 1996, $(.43) million in fiscal 1995 and $6.18 million in fiscal 1994. The losses on sale from loan resale transactions during fiscal 1995 were primarily due to rising interest rates from April 1994 to October 1994, which is the Company's peak season.

     During fiscal 1994, MCA opened five branch offices in Michigan and one in Ohio. The 1994 branch additions were opened at the end of the fourth quarter and did not affect fiscal 1994 operations. The branches opened at the end of fiscal 1994 originated approximately $41 million in principal amount of loans in fiscal 1995. Branches opened at the end of fiscal 1993 originated approximately $68 million in principal amount of loans during fiscal 1994 and $42 million in fiscal 1995. In fiscal 1995, 18 branches were opened or acquired and originated approximately $91.2 million in principal amount of loans during fiscal 1995 and $190.7 million in fiscal 1996. In fiscal 1996, 17 branches were opened or acquired and originated approximately $131.1 million in principal amount of loans during fiscal 1996.

     In fiscal 1994, wholesale originations totalled approximately $207.76 million, in fiscal 1995, approximately $137.95 million and in fiscal 1996, approximately $140.71 million. The decrease in wholesale originations from fiscal 1994 to fiscal 1995 was due to a decreased supply of product that was available from mortgage brokers due to interest rate increases. The increase in wholesale originations from fiscal 1995 to fiscal 1996 was a result of the Company focusing its wholesale efforts on non-conforming wholesale originations which increased to $52.49 million in fiscal 1996 from $9.46 million in fiscal 1995. Conforming wholesale origination dropped accordingly.

     Mortgage origination revenue as a percent of total mortgage origination volume increased to 2.3% in fiscal 1996 compared to 1.0% in fiscal 1995 which represented a decrease as compared to 1.6% in fiscal 1994. The increase from fiscal 1995 to fiscal 1996 reflects an easing in the competitive pressures experienced in fiscal 1995 resulting from the decline in interest rates, increased production volume in non-conforming mortgages, which typically have higher margins, and increased gains from loan resale transactions. These gains represented .6% of mortgage origination revenue as a percent of total origination volume in fiscal 1995. The decrease from fiscal 1994 to fiscal 1995 reflects the loss of gains on sale from loan resale transactions resulting from increased interest rates. These gains represented 0.9% of mortgage origination revenue as a percent of total origination volume in fiscal 1994. For fiscal 1994, retail originations totalled approximately $479.73 million, in fiscal 1995, approximately $426.29 million and in fiscal 1996, approximately $491.57 million.

     During fiscal 1996, the Company recorded revenues of $4.73 million (11.3% of total revenues) from the sale of bulk servicing rights to approximately $940 million of mortgage loans; during fiscal 1995, the Company recorded revenues of $7.48 million (22.4% of total revenues) from the sale of bulk servicing rights to approximately $1.7 billion of mortgage loans and during fiscal 1994, the Company recorded revenues of $5.58 million (18.9% of total revenues) from the sale of bulk servicing rights to approximately $446 million of mortgage loans. Gain on bulk sales of servicing rights as a percent of servicing rights sold increased to 0.5% in fiscal 1996 from 0.4% in fiscal 1995, which had decreased from 1.3% in fiscal 1994. The increase in fiscal 1996 was primarily due to the net effect of a decrease to $500 million of the bulk sales involving servicing previously purchased and a slight decline in market prices due to declining interest rates. The gain on bulk sales of this bulk-purchased servicing is lower because the Company's basis in these servicing rights is much greater than in originated mortgages. The decrease in fiscal 1995 was primarily attributable to $1.2 billion of the bulk sales involving servicing which was previously purchased by the Company in bulk.

     Interest income increased from $3.95 million in fiscal 1994 to $5.11 million in fiscal 1995, an increase of 29.4%, and increased to $5.90 million in fiscal 1996, an increase of 15.6% as compared to fiscal 1995. Interest income is earned primarily on loans held by the Company pending resale in the secondary market. The increase in fiscal 1996 resulted from increased production volumes in general and specifically increased non-conforming production volumes which typically carry higher interest rates. The increase in fiscal 1995 resulted from increased interest rates and loan-holding periods averaging 43 days as compared to 38 days in fiscal 1994.

     Servicing fee revenue increased from $1.92 million in fiscal 1994 to $4.62 million in fiscal 1995, an increase of 140.63%, and increased to $6.24 million in fiscal 1996 an increase of 35.2% as compared to fiscal 1995. For fiscal 1995 as compared to fiscal 1996, the Company's servicing portfolio increased from $1.3 billion to $2.2 billion and from 16,372 loans serviced to 27,357 loans serviced. For fiscal 1994 as compared to fiscal 1995, the Company's servicing portfolio increased from $1.1 billion to $1.3 billion and from 15,900 loans serviced to 16,372 loans serviced. Most of the increase in the servicing portfolio over these periods was due to the addition of servicing for Freddie Mac and Fannie Mae mortgages. At January 31, 1996, the Company was servicing mortgages owned by Freddie Mac and Fannie Mae with outstanding balances of approximately $2.1 billion. The addition of Freddie Mac and Fannie Mae servicing resulted in a higher average loan balance in the servicing portfolio, which increased from $69,530 at fiscal year end 1994 to $79,625 at fiscal year end 1995 and $80,650 at fiscal year end 1996. Average servicing revenue per loan increased from $192 per loan for fiscal 1994 to $286 per loan for fiscal 1995 and decreased to $228 per loan for fiscal 1996. These variances are primarily due to the timing of bulk sales and purchases of mortgage servicing rights. In fiscal 1996 and 1994, the majority of bulk purchases occurred late in the year, thus decreasing the average servicing revenue per loan. Servicing fees, measured in terms of an average percentage applied to the amount of the outstanding mortgage, have not materially changed from year to year.

     The increase in the Company's servicing portfolio over the past five years reflects the Company's strategy of developing a larger servicing portfolio. During fiscal 1996, 1995 and 1994, the Company retained servicing rights with respect to approximately $474 million, $488 million and $626 million of mortgages it originated and sold to others and purchased, during fiscal 1996 and 1994, approximately $619 million and $472 million of servicing rights from other institutions, net of servicing rights sold to other institutions. During fiscal 1995, the Company sold servicing rights in excess of servicing rights purchased in the amount of $166 million. This strategy of increasing the Company's servicing portfolio is intended to result in a counter-cyclical source of cash flow and profits in the future. Furthermore, with current mortgage interest rates fairly stable and historically rather low, management believes that the probability of future refinancing of currently-originated mortgages is low. This anticipated decline in refinancing activity will, in management's opinion, increase the value of the Company's mortgage servicing rights and afford the Company a lower-risk opportunity to pursue such a strategy.

     The aggregate of gains on the sale of real estate-related parties and gains on the sale of real estate increased from approximately $4.9 million in fiscal 1994 to $7.4 million in fiscal 1995 and decreased to $7.3 million in fiscal 1996. Of these amounts, gains on the sale of real estate-related parties represented approximately $4.8 million in fiscal 1994, $7.4 million in fiscal 1995 and $6.5 million in fiscal 1996. This reflects the Company's strategy to develop its business of real estate limited partnership syndications through a former subsidiary. During fiscal 1996, 1995 and 1994, 723, 735 and 415 income producing properties were sold. Typically, these properties are acquired in distressed situations, requiring rehabilitation expenditures or having substantial tax delinquencies which need to be paid.

     Gains on the sale of land contracts were stable during fiscal 1996 and fiscal 1995, remaining approximately $3.0 million for both years. Gains on the sale of land contracts increased during fiscal 1995, as compared to approximately $1.8 million in fiscal 1994. This reflects an increase in the number of loan originators employed by the Company and increased marketing efforts. In fiscal 1996, the Company syndicated 15 pass-through pools of real estate related loans with a total of $21.9 million of loans, as compared to 15 pools with a total of $22.5 million of loans in fiscal 1995 and 13 pools with a total of $14.2 million of loans in fiscal 1994. Gains as a percentage of total syndication amounts increased from 12.3% to 13.3% from fiscal 1994 to fiscal 1995 and increased to 13.6% in fiscal 1996. These percentages are consistent with past results.

     Expenses for fiscal 1996 increased by $7.3 million over fiscal 1995, from a total of $33.5 million to a total of $40.8 million; an increase of 21.8%. Expenses for fiscal 1995 increased by $5.0 million over fiscal 1994, from a total of $28.6 million to a total of $33.5 million; an increase of 17.5%.
These increases were in line with the overall increase in revenue during these three years. Higher expenses resulted from increases in virtually every category of expense, reflecting the Company's overall growth to meet increases in production levels and the number of loans serviced. As a percentage of revenue, however, payroll and commissions dropped from 52.2% to 46.7% and 42.6% for fiscal 1994, fiscal 1995 and fiscal 1996, respectively. This increased productivity reflects systems enhancements from improved technology and the replacement of key managers in many operational areas. General and Administrative expense increased from 17.6% to 24.5% as a percentage of revenue from fiscal 1994 to fiscal 1995 and decreased to 24.1% as a percentage of revenue for fiscal 1996. In fiscal 1995, refinancings, which increase payroll and commissions but not fixed overhead, dropped significantly as compared to fiscal 1994 and the Company was forced to open a number of branches and carry branches that would normally be closed to maintain production levels. During fiscal 1996, the Company opened 17 new branches and closed 12 underperforming locations. The Company did not receive the benefit of a full year's production for the new branches and continued to carry some of the closed branches' costs resulting in historically high general and administrative expenses. Amortization expense decreased from $2.01 million in fiscal 1994 to $1.92 million in fiscal 1995 due primarily to a significant drop in refinancings, that was partially offset by the increased size of the portfolio. In fiscal 1996, amortization increased to $3.3 million. This results from the increased size of the servicing portfolio and the corresponding runoff and increased amortization of certain deferred charges and other assets.

     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business through the production and sale of mortgage loans and the management of interest rate risk. These financial instruments include commitments to extend credit and forward contracts to deliver and sell loans to investors. The Company is exposed to credit loss in the event of nonperformance by the counter-parties. However, the Company does not anticipate such nonperformance and the Company's exposure to credit risk with respect to commitments to extend credit are limited due to the non-recourse nature of the loans upon sale to investors meeting certain requirements. At January 31, 1994, 1995 and 1996, respectively, the Company had approved loans that had not yet closed amounting to approximately $31.84 million, $23.08 million and $74.3 million. See Note 9 of Notes to Consolidated Financial Statements.

INFLATION

     Inflation affects the Company primarily in the mortgage banking operations as a result of its impact on interest rates. Historically, interest rates have increased during periods of high inflation and this has had a negative impact on the Company's mortgage origination volume. Conversely, during periods of low inflation interest rates have also been low and this has had a positive impact on mortgage originations.

     The total dollar volume of land contracts originated decreased to $21.9 million, for fiscal 1996, as compared to $22.5 million in fiscal 1995, which represented an increase as compared to $14.2 million, in fiscal 1994. The Company's land contract originations volume tends to run counter-cyclical to the mortgage origination cycle described above. As mortgage interest rates increase, especially above 11%, the use of land contract financing increases and has a positive impact on land contract originations. As interest rates decrease, mortgage financing activity increases and land contract originations tend to decrease.

     The Company's strategy of increasing its servicing portfolio may also act as an inflationary hedge. As interest rates increase, prepayments decrease, which decreases amortization expense and increases the earnings potential of the servicing portfolio. However, during periods of low inflation and decreasing interest rates, prepayments increase, which increases amortization expense and results in a decrease in the earnings potential of the servicing portfolio.

SEASONALITY

     The mortgage banking industry is usually subject to an unpredictable degree of seasonal trends. These trends reflect the general pattern of nationwide home sales. Such sales typically peak during the spring and summer seasons and decline to lower levels from October through January. In an effort to mitigate this, the Company has opened eight branch offices in Florida.



                                   BUSINESS

MORTGAGE BANKING

     Mortgage banking is the business of acting as a financial intermediary in the origination of mortgage loans, the holding or warehousing of such loans, the subsequent marketing of such loans to investors and the ongoing management or servicing of such loans during the repayment term. Mortgage bankers earn revenue in each of the four phases of the mortgage banking process: origination, warehousing, marketing, and servicing.

     Origination. The origination of mortgage loans produces revenue through fees paid by the borrower upon applying for a loan and at the loan closing.
The origination process involves providing competitive mortgage loan rates, soliciting loan applications, performing title and credit review and funding loans at closing. The Company originates mortgage loans through direct solicitation of borrowers by its own sales force and through referrals from real estate brokers, builder-developers and others (commonly referred to as retail origination). In connection with the origination of each loan, the Company prepares mortgage documentation, conducts credit checks, has the property appraised by independent appraisers and closes the loan. The Company's underwriting standards and procedures with respect to loans it originates, as described above, conform to the requirements of its mortgage loan investors. Referrals from real estate brokers account for the largest portion of the Company's originated loans. In addition, advertising is used in the local markets where offices are located and generates additional origination activity. During fiscal 1996, retail loans aggregating approximately $193 million (39% of all retail loans) related to properties located in Michigan, $57 million (11% of all retail loans) related to properties located in Indiana, $85 million (17% of all retail loans) related to properties located in Florida, $46 million (9% of all retail loans) related to properties located in Ohio, $55 million (11% of all retail loans) related to properties in Illinois and the remaining retail loans related to properties located in various other states. During fiscal 1995, retail loans aggregating approximately $234 million (59% of all retail loans) related to properties located in Michigan, $51 million (13% of all retail loans) related to properties located in Indiana, $31 million (8% of all retail loans) related to properties located in Washington, $48 million (12% of all retail loans) related to properties located in Ohio, and the remaining retail loans related to properties located in various other states. By comparison, during fiscal 1994, retail loans aggregating approximately $289.37 million (59% of all retail loans) related to properties located in Michigan, $96.26 million (19% of all retail loans) related to properties located in Indiana, $54.23 million (11% of all retail loans) related to properties located in Washington and $33.70 million (7% of all retail loans) related to properties located in Ohio, and the remaining retail loans related to properties located in various other states.

     The Company currently purchases a substantial portion of its originated mortgage loans through "wholesale" operations. Wholesale operations involve the origination of loans by unrelated mortgage companies which prepare the necessary documentation, but leave the credit evaluation, property appraisal and loan funding functions for the Company to perform. The standards of loan documentation by such unrelated mortgage company originators may not be as stringent as the standards applied by the Company on its own direct originations. For each wholesale loan the Company's credit evaluation and property appraisal procedures are the same as for its retail originations. During fiscal 1996, wholesale loans aggregating approximately $11 million (8% of all wholesale loans) related to properties located in Florida, loans aggregating approximately $66 million (47% of all wholesale loans) related to properties located in Michigan, loans aggregating approximately $28 million (20% of all wholesale loans) related to properties located in Illinois, loans aggregating approximately $25 million (18% of all wholesale loans) related to properties located in Ohio and the remaining wholesale loans related to properties located in various other states. During fiscal 1995, wholesale loans aggregating approximately $45 million (33% of all wholesale loans) related to properties located in Florida, loans aggregating approximately $35 million (25% of all wholesale loans) related to properties located in Michigan, loans aggregating approximately $17 million (12% of all wholesale loans) related to properties located in Indiana, loans aggregating approximately $9 million (7% of all wholesale loans) related to properties located in Oregon and the remaining wholesale loans related to properties located in various other states. By comparison, during fiscal 1994, 1,220 wholesale loans aggregating approximately $85.42 million (41% of all wholesale loans) related to properties located in Florida, 718 loans aggregating approximately $46.69 million (22% of all wholesale loans) related to properties located in Michigan, 513 loans aggregating approximately $30.8 million (15% of all wholesale loans) related to properties located in Indiana and 198 loans aggregating approximately $12.87 million (6% of all wholesale loans) related to properties located in Oregon, and the remaining wholesale loans related to properties located in various other states.

     The Company is engaged in the origination of conventional mortgage loans, secured by one- to four-family residential properties (including condominiums), that conform to the requirements for sale to either the Federal National Mortgage Association ("Fannie Mae") or the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The Company also originates non-conforming conventional loans that exceed the maximum amounts qualifying for sale to Freddie Mac or Fannie Mae (currently $207,000) but that otherwise conform to their requirements ("jumbo loans"). The Company's principal mortgage banking subsidiary, MCA Mortgage, is an approved seller/servicer for Freddie Mac, the Government National Mortgage Association ("Ginnie Mae") and Fannie Mae, while its other principal subsidiary, MCA, is an approved seller/servicer for Freddie Mac. In addition, MCA Mortgage and MCA are qualified to originate mortgage loans insured by the Federal Housing Administration ("FHA") and mortgage loans partially guaranteed by the Veterans Administration ("VA"), which qualify for pooling by Ginnie Mae and qualify for sale to other institutional investors.

     The Company also originates loans which do not conform to Freddie Mac or Fannie Mae requirements. These "non-conforming" loans are typically made to self-employed individuals and others unable to meet the underwriting standards for conventional lending. Generally, these loans carry higher interest rates and fees commensurate with the additional credit risk. These loans are typically sold on the secondary market to a different group of investors than the conventional loans originated by the Company. The Company expanded its originations in this market through the acquisition of MCA-Ohio in July 1995, a company which has been engaged in this type of lending since 1993. In fiscal 1997, the Company hopes to aggressively expand its originations of non-conforming loans by employing the $15 million committed to the Company by the Policemen and Firemen Retirement System of the City of Detroit to recruit loan officers with non-conforming lending experience, open non-conforming lending branches and potentially acquire other non-conforming lenders.

     The following table sets forth for the periods indicated the number, dollar volume and percentage of total volume of the Company's loan production (dollars in thousands except Average Loan Balances):


                                            Year ended January 31,
                                    -------------------------------------
                                      1996         1995           1994
                                    --------     --------      ----------
RETAIL LOANS

Conventional Loans:
     Number of Loans. . . . . .       2,715         2,241         1,792
     Volume of Loans. . . . . .    $243,154      $186,452      $225,111
     Percent of Total Volume. .      38.47%        33.04%        32.74%
FHA/VA Loans:
     Number of Loans. . . . . .       2,669         2,681         3,181
     Volume of Loans. . . . . .    $202,803      $186,136      $215,146
     Percent of Total Volume. .      32.07%        32.99%        31.30%
Non-Conforming Loans:
     Number of Loans. . . . . .         581         1,425         1,142
     Volume of Loans. . . . . .    $ 34,133      $ 42,301      $ 19,188
     Percent of Total Volume. .       5.40%         7.50%         2.79%
Jumbo Loans
     Number of Loans. . . . . .          40            41            61
     Volume of Loans. . . . . .    $ 11,478      $ 11,397      $ 20,281
     Percent of Total Volume. .       1.81%         2.02%         2.95%

Average Loan Balance . . . . . .   $ 81,860      $ 66,732      $ 74,830
Total Volume of Loans(1) . . . .   $491,568      $426,286      $479,726

WHOLESALE LOANS(2)

Conventional Loans:
     Number of Loans. . . . . .         617           655         1,664
     Volume of Loans. . . . . .    $ 60,590      $ 54,740      $133,310
     Percent of Total Volume. .       9.58%         9.70%        19.39%
FHA/VA Loans:
     Number of Loans. . . . . .         309         1,059         1,066
     Volume of Loans. . . . . .    $ 27,158      $ 73,746      $ 73,428
     Percent of Total Volume. .       4.30%        13.07%        10.68%
Non-Conforming Loans:
     Number of Loans. . . . . .         995           122           *
     Volume of Loans. . . . . .    $ 52,485       $ 9,463           *
     Percent of Total Volume. .       8.30%         1.68%           *
Jumbo Loans
     Number of Loans. . . . . .           2           *               4
     Volume of Loans. . . . . .    $    480           *        $  1,020
     Percent of Total Volume. .        .07%           *            .15%

Average Loan Balance . . . . . .   $ 73,174      $ 75,136      $ 75,990
Total Volume of Loans(1) . . . .   $140,713      $137,949      $207,758



TOTAL LOANS

     Number of Loans. . . . . .       7,928         8,244         8,910
     Volume of Loans. . . . . .    $632,281      $564,235      $687,484
     Average Loan Balance . . .    $ 79,753      $ 68,608      $ 77,159


- ---------------
*Indicates that these types of loans were not originated by the Company during the applicable period.

(1) The total volume of retail loans for each of fiscal 1993 and 1992 was $151.14 million and $98.98 million, respectively. The total volume of wholesale loans for each of fiscal 1993 and 1992 was $51.95 million and $67.84 million, respectively. Further detail for fiscal 1993 and 1992 is not available.
(2) During fiscal 1996, Watson Financial Group ("Watson") was responsible for 13% of the Company's wholesale originations. Watson is not affiliated with the Company. During fiscal 1995, no single company was responsible for greater than 10% of the Company's wholesale originations. During fiscal 1994, Residential Mortgage Services, Inc. ("Residential") was responsible for 21% of the Company's wholesale originations. Residential was responsible for 563 loans aggregating approximately $43.1 million. Residential is not affiliated with the Company.

     At January 31, 1996, the Company had applications in process for approximately 1,947 mortgage loans, aggregating approximately $186 million.
By comparison, on January 31, 1995, the Company had applications in process for approximately 1,387 mortgage loans aggregating approximately $163 million. The Company anticipates, based on past history, that 80% to 85% of the loan applications will close within 45 to 90 days.

     Warehousing. Warehousing is the term used to describe the process of holding mortgage loans pending their sale to investors (typically financial institutions) or into the secondary market. During the warehousing period the Company earns income equal to the difference between the interest received on the mortgage loans and the interest paid on short-term advances from banks which are used typically to fund the mortgage loans. During periods when short-term warehouse borrowing rates exceed long-term mortgage lending rates, the warehousing of mortgage loans can result in a loss.

     Pending sale and delivery to investors, the Company's mortgage loans are funded almost entirely by borrowings under warehousing lines of credit from banks. The Company typically holds mortgage loans for a period of up to 60 days after closing in order to prepare them for sale. Borrowed funds are repaid when the Company receives payment upon the sale of the loans. Accordingly, the Company is dependent on loan sales to free warehousing credit lines in order that new loans can be closed.

     Among its short-term financing sources, the Company maintains a mortgage warehousing line of credit with PNC Mortgage Bank, N.A. and a mortgage loan financing facility with DLJ Mortgage Capital, Inc. As is customary in the industry, these credit facilities can be terminated on demand or upon relatively short notice. In such an event, the Company would seek replacement or new credit facilities from other lenders for these existing lines of credit on terms at least as favorable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

     Marketing. The offering, sale, packaging and delivery of closed mortgage loans to investors is the activity which distinguishes a mortgage banker as a financial intermediary from a portfolio lender or permanent investor.
Marketing mortgage loans is the most complex aspect (both financially and operationally) of the mortgage banking business. It requires matching the needs of the retail origination market (consisting of home buyers and homeowners seeking new mortgages) with the needs of the secondary market for mortgage loans (consisting of securities broker-dealers, depository institutions, insurance companies, pension funds and other investors). Conventional mortgage loans (i.e., those not guaranteed or insured by agencies of the federal government), which are secured by one-to-four family residential properties (including condominiums) and which comply with applicable requirements, are packaged for direct sale to mortgage investors. In addition, there is an active private market for mortgage loans which have not been pooled or securitized.

     Factors which may influence the market value of packaged loans include the general level of interest rates, the types of loans (e.g., conventional mortgage loans or larger jumbo loans), interest payment and principal amortization schedules (e.g., self-amortizing or balloon, fixed-rate or indexed adjustable-rate, equal monthly payment or adjustable payment), type of mortgaged property (e.g., one-to four family detached, row or townhouse, condominium or planned unit development), ratio of loan proceeds to appraised property value, property location, credit profile, and whether loans are packaged into pools (represented by securities) or sold separately on a whole loan basis.

     The following table sets forth for the periods indicated, the Company's loan production by type of interest payment and principal amortization schedule as well as loan to value ratio information (dollars in thousands):


                                             Year ended January 31,
                                       --------------------------------
                                  1996        1995         1994       1993
                                 ------      ------       ------     ------
30-year Fixed Rate:
     Number of Loans . . . . .    5,349       4,569        5,084        818
     Volume of Loans . . . . . $424,994    $339,394     $448,762   $ 94,297
     Percent of Total Volume .   67.22%      60.15%       65.28%     46.43%
15-year Fixed Rate:
     Number of Loans . . . . .      611         844        1,953        673
     Volume of Loans . . . . . $ 40,137    $ 49,536     $142,340   $ 50,985
     Percent of Total Volume .    6.35%       8.78%       20.70%     25.11%
Adjustable Rate ("ARMS"):
     Number of Loans . . . . .    1,239       1,217          299        248
     Volume of Loans . . . . . $114,619    $108,983     $ 34,073   $ 26,534
     Percent of Total Volume .   18.13%      19.32%        4.96%     13.07%
Other (1):
     Number of Loans . . . . .       69         352          194        245
     Volume of Loans . . . . . $  5,225    $  6,154     $  3,121   $  3,408
     Percent of Total Volume .    0.82%       1.09%        0.45%      1.68%
Balloon Payment:
     Number of Loans   . . . .      660       1,242        1,380        464
     Volume of Loans   . . . . $ 47,306    $ 60,167     $ 59,188   $ 27,863
     Percent of Total Volume .    7.48%      10.66%        8.61%     13.71%

Total Number of Loans(2) . . .    7,928       8,224        8,910      2,448
Total Volume(2)  . . . . . . . $632,281    $564,235     $687,484   $203,087
Total Loan to Value Percent. .    83.8%       90.5%        94.5%       *


- ---------------
*Indicates that the information is not available for this period.
(1) This category represents mortgages and land contracts with other than 15 or 30 year terms, which have no balloon payment.
(2) The total number of loans for fiscal 1992 was 2,121 and the total volume of loans for fiscal 1992 was $166,822. Further detail for fiscal 1992 is not available.

     The following table sets forth for the periods indicated, the number, dollar volume and percent of total volume of the Company's loan production by occupancy status and type of mortgaged property (dollars in thousands):



                                          Year ended January 31,(1)
                               ------------------------------------------
                                  1996         1995      1994      1993
                               ---------    --------- --------- ---------
Detached - Single Family
Owner Occupied:
     Number of Loans. . . . .     6,943        6,916     7,441     1,864
     Volume of Loans. . . . .  $578,154     $506,714  $636,440  $178,515
     Percent of Total Volume.    91.44%       89.81%    92.58%    87.90%
Non-owner occupied:
     Number of Loans. . . . .       133          947     1,088       447
     Volume of Loans. . . . .  $  6,121     $ 28,603  $ 23,441  $ 14,427
     Percent of Total Volume.     0.97%        5.07%     3.41%     7.11%
Other (2):
     Number of Loans. . . . .        66           39        64         9
     Volume of Loans. . . . .  $  5,929     $  3,310  $  4,894  $    698
     Percent of Total Volume.     0.94%        0.59%     0.71%     0.34%

Multi-Unit and Commercial
Owner Occupied:
     Number of Loans. . . . .       360          262       265       101
     Volume of Loans. . . . .  $ 28,919     $ 19,909  $ 18,895  $  7,655
     Percent of Total Volume.     4.57%        3.53%     2.75%     3.77%
Non-owner occupied:
     Number of Loans. . . . .       426           60        52        27
     Volume of Loans. . . . .  $ 13,158     $  5,699  $  3,814  $  1,792
     Percent of Total Volume.     2.08%        1.00%     0.55%     0.88%


- ---------------
(1) This information is not available for fiscal 1992.
(2) Includes second homes and vacant land.

     The sale of mortgage loans produces a net gain or loss equal to the sum of
(i) the difference between the principal amount of the loans and the net price at which the loans are sold (the cash gain or loss on sales) and (ii) the present value of the difference (the "premium on sale of mortgage loans"), if any, between the stated interest rate collected by the mortgage banker from the mortgage loan borrowers and the interest rate paid by the mortgage banker to the purchasers of the loans, net of a normal servicing fee.

     The Company typically holds its mortgage loans for up to 60 days before selling them to investors. The Company sells conforming loans either directly on a loan-by-loan basis to Freddie Mac, Fannie Mae or other financial institutions, or by a process of "securitization" of loan pools. Conforming loans and loans qualifying for securitization through Ginnie Mae programs may be grouped in pools and assigned to Freddie Mac, Fannie Mae or Ginnie Mae, as applicable, which issues a mortgage-backed security ("MBS") representing an undivided interest in the loan pool. For issuing the MBS, Freddie Mac, Fannie Mae or Ginnie Mae receives an annual fee, up to .50% of the declining principal amount of the loan pool. The Company, through investment bankers, may then sell these MBSs to investors or hold them for investment.

     Loan pools may be sold to Freddie Mac or Fannie Mae, or securitized in the form of Ginnie Mae mortgaged-backed securities and sold to institutional investors with or without recourse in the event of default by the borrowers.
If a loan pool is sold without recourse, Freddie Mac will typically charge a fee for issuing the MBS which is .05% to .07% higher than if such loan pool were sold with recourse. The Company decides to sell loan pools with or without recourse based primarily upon capital market conditions and perceived risks of the terms of such mortgage loan documents. To date all of the loan pools sold by the Company to Freddie Mac or Fannie Mae or through Ginnie Mae programs have been sold on a non-recourse basis.

     Mortgage loans are also sold on a loan-by-loan basis to banks, mortgage companies and other private investors and, in the case of conforming loans, may be sold to Freddie Mac or Fannie Mae. Such individual loan sales are typically made by the Company on a non-recourse basis. During fiscal 1996, 1995, 1994 and 1993, the Company made $632.3 million, $564.2 million, $687.4 million and $203.1 million of non-recourse loans, respectively, and did not sell any loans with recourse. Loans underwritten and sold may be subject to repurchase if the underwriting standards of the investor are not met, potentially resulting in actual loss and/or the limitation of the Company's liquidity.

     The Company packages substantially all of its FHA-insured and VA-guaranteed mortgage loans into pools of loans sold in the form of pass-through mortgage-backed securities guaranteed by Ginnie Mae. With respect to loans secured through Ginnie Mae programs, the Company is insured against foreclosure loss by the FHA or partially guaranteed against foreclosure loss by the VA (at present generally 25% to 100% of the loan). Since the Company is not an end investor in these types of loans, its risk with respect to these loans is minimal. FHA-insured and VA-guaranteed mortgage loans represent approximately 33% of the Company's originations in any given year. The discontinuance of these programs would have a limited impact upon the Company due to the Company's ability to originate a substantial volume of conventional loans which enables the Company to market mortgage loans to Freddie Mac, Fannie Mae or other investors.

     The Company commits to sell loans in an amount equal to the closed loans held in inventory, plus a portion of the loans that the Company has committed to make but has not yet closed. This enables the Company to mitigate the interest rate risk resulting from the fact that market interest rates may change between the time that the Company commits to make or purchase a loan and the time the Company commits to sell or sells such loans. The portion of loans that have not yet closed which the Company commits to sell depends on numerous factors, including the total amount of the Company's outstanding commitments to make loans, the portion of such loans that is likely to close, the timing of such closings and anticipated changes in interest rates. The Company constantly monitors these factors and adjusts its commitments position accordingly. The Company's commitment position may consist of mandatory forward commitments on mortgage-backed securities or mortgage loans, options on mortgage-backed securities or treasury futures contracts, or outright futures contracts. See Note 9 of Notes to Consolidated Financial Statements for a discussion of financial instruments with off-balance-sheet risk.

     Servicing. At January 31, 1996, the Company owned servicing rights for mortgages with outstanding balances of approximately $2.1 billion and to land contracts with outstanding net balances of approximately $97 million. The Company intends to increase its servicing of residential mortgage loans, and to maintain a mortgage and land contract servicing system that emphasizes cash management and compliance with investor servicing requirements. To this end, the Company intends to purchase conventional mortgage loan servicing rights from other unaffiliated loan servicers.

     The Company also obtains additional servicing through the retention of servicing with respect to mortgages and land contracts that it originates and sells to others. For residential mortgage loans which it originates, the Company retains the servicing related to most of these loans temporarily, then sells the servicing rights from time to time on the open market. The Company intends to restrict its purchases of mortgage servicing to servicing that can be purchased at a price that provides targeted rates of return, and is compatible with the Company's systems and processes. During fiscal 1996, the Company has purchased servicing for a total of approximately $1.4 billion of mortgage loans and has sold servicing for a total of approximately $700 million of mortgage loans.

     A loan servicing portfolio creates an earning asset in the form of income created from servicing fees, which range generally from 0.25% to 0.50% per year for mortgage loans and from 0.25% to 2.5% per year for land contracts, based on the declining principal balance of the mortgage loans or the declining net principal balances of land contracts serviced, and the potential interest earnings on escrow funds held until the time payment for taxes and insurance must be made. Based upon current market conditions, the Company estimates that servicing rights for residential mortgage loans and land contracts have a market value from 1.25% to 2.5% and from 1.25% to 4.0%, respectively, of the principal balance of the mortgage loans and the declining net principal balances of land contracts serviced.

     One of the Company's strategies is to build and retain its servicing portfolio. The Company believes that it has developed systems that enable it to service mortgage and land contract loans efficiently and therefore enhance the returns it can earn from investments in servicing rights. In addition, the Company believes that the earnings from its servicing portfolio may to some extent offset the effect of interest rate fluctuations on loan origination revenue. In general, the value of the Company's loan servicing portfolio may be adversely affected as mortgage interest rates decline and expected loan prepayments increase. Income generated from the Company's loan servicing portfolio also may decline in such an environment. On the other hand, these effects may be offset somewhat by an increase in originations and servicing income attributable to new loans which historically increase in periods of declining mortgage interest rates. However, there can be no assurance that low mortgage rates will result in increased loan originations, particularly during periods of slow or negative economic growth. As of January 31, 1996, the weighted average rate on mortgages serviced by the Company but owned by others was 7.9% and the weighted average rate on mortgages and land contracts serviced by the Company but owned by MCA Mortgage or MCA-sponsored pass-through pools was 10.9%.

     The following table sets forth information about the Company's retail and wholesale loan origination and servicing activities:


                                               Year ended January 31,
                               --------------------------------------------------------
                                    1996       1995         1994      1993      1992
                               -----------  -----------   --------  --------   --------
                                 (dollars in thousands, except average loan balance)
Beginning loan
     servicing portfolio ..... $1,303,628   $1,105,534  $  234,743  $  44,380  $  21,547

Add:
  Loans purchased and
     originated by the
     Company for resale......     632,281      536,881     687,484    203,087    166,822
  Loans purchased by the
     Company for syndication.      25,597       27,354      19,188     16,475      8,934
  Mortgage servicing
     purchased (net of sales)     618,780     (166,577)    471,587     98,808         --
                               ----------   ----------  ----------  ---------  ---------
                               $2,580,286   $1,503,192  $1,413,002  $ 362,750  $ 197,303
Less:
  Amortization ...............    (43,491)     (43,228)    (36,832)    (1,146)        --
  Prepayments of loans .......   (172,100)    (107,571)   (210,305)    (7,773)    (3,023)
  Loans sold with
     servicing sold..........    (158,235)    ( 48,765)    (60,331)  (119,088)  (149,900)
                               ----------   ----------  ----------  ---------  ---------
Ending loan servicing
     portfolio ..........     $ 2,206,460   $1,303,628  $1,105,534  $ 234,743  $  44,380
                              ===========   ==========  ==========  =========  =========

Number of loans serviced
     (end of period) .....         27,357       16,372      15,900      4,063      1,576

Average loan balance ......   $    80,650   $   79,625  $   69,530  $  57,776  $  28,160


     The following table sets forth, for the periods indicated, the mortgage delinquency rate of the Company's loan servicing portfolio and information relating to foreclosed properties:


                                                   Year ended January 31,
                                    -------------------------------------------------
                                    1996       1995        1994       1993       1992
                                    ----       ----        ----       ----       ----
Delinquent mortgage loans at
  Period end:
     30 days:
       Number of loans .......       227        359          259         157        83
       Percent of total loans      0.83%      2.19%        1.87%       3.86%     5.27%
     60 days:
       Number of loans .......        49         97           77          26        19
       Percent of total loans      0.18%      0.59%        0.56%       0.64%     1.21%
     90 days or more:
       Number of loans .......        75        143           43          45        53
       Percent of total loans      0.27%      0.87%        0.31%       1.11%     3.36%
     Total delinquencies:
       Number of loans .......       351        599          379         228       155
       Percent of total loans      1.28%      3.65%        2.74%       5.61%     9.84%

Foreclosed Properties:
     Beginning inventory .....        84         83           84          34         7
     Properties acquired .....       136         89          122         162        44
     Ending inventory ........       122         84           83          84        34
     Aggregate carrying
      value, net (-000's).....  $  2,288    $ 1,500      $ 1,495     $ 1,701   $   458
     Average carrying value ..  $ 18,754    $17,854      $18,012     $20,246   $13,465


OTHER BUSINESS ACTIVITIES

     Securitization and Syndication of Real Estate Interests. The Company is involved in marketing real estate interests in the form of pass-through securities which represent the ownership of undivided fractional interests in a defined pool of real estate related loans and loan participations. The Company's primary objective in marketing these securities is to provide investors with consistent high income without undue risk of loss. To accomplish this, the Company has developed a program of acquiring for resale real estate related investments consisting primarily of land contract seller's interests and real estate mortgage notes. The Company emphasizes investments in land contract seller's interests because of the traditional absence of competition from financial institutions in this market, which generally results in higher yields, and the belief that legal rights and remedies available to land contract sellers are more flexible and lead to collection of delinquent accounts with greater success than can be realized with respect to mortgage notes. In addition, a land contract may be used only as an instrument facilitating the sale and exchange of real property. Therefore, the nature of the debt owed by the land contract purchaser is a result of the purchaser's desire to own, through installment payments, the realty involved.

     Through January 31, 1996, the Company had sponsored more than 100 offerings of pass-through certificates. For each offering, a subsidiary acts as the sponsor and servicing agent for the land contracts, mortgages and other real estate interests which are held for the benefit of the certificate holders. Pursuant to the participation and servicing agreement relating to each pass-through pool ("Participation and Servicing Agreement"), the sponsor is obligated to purchase all outstanding participation certificates held by investors in that pass-through pool at such time as the aggregate net receivable balance of each pass-through pool is less than 10% of the original face amount. At January 31, 1996, the maximum amount of these future purchase commitments totalled approximately $8.0 million. The sponsor can satisfy its repurchase obligation for such a paid-down pool by arranging a purchase of the underlying real estate interests by another pass-through pool or a mortgage investor.

     The following table shows the growth of the Company's originations and purchases of loans for syndication in pass-through pools during the fiscal years indicated:


                                                    Year ended January 31,
                                   --------------------------------------------------------
                                   1996         1995        1994         1993         1992
                                   -----       -------     -------      -------      ------
Number of Land Contracts
     syndicated in pools ...         933        1,002          798          308         399
Average balance ............ $    23,485  $    22,453  $    17,759  $    31,413  $   18,152
Total amount of Land
     Contracts syndicated .. $21,911,707  $22,498,079  $14,172,104  $ 9,675,388  $7,242,840

Number of Mortgage Notes
     syndicated in pools ...          78          212          344          260          67
Average loan balance ....... $    47,246  $    22,906  $    14,580  $    26,152  $   29,266
Total amount of Mortgage
     Notes syndicated ...... $ 3,685,207  $ 4,856,239  $ 5,015,723  $ 6,799,612  $1,960,826

Total number of loans
     syndicated in pools ...       1,011        1,214        1,142          568         466
Average loan balance ....... $    25,318  $    22,513  $    16,802  $    29,005  $   19,171
Total amount syndicated .... $25,596,914  $27,354,318  $19,187,827  $16,475,000  $8,933,666


     Purchase and Resale of Real Property. The Company purchases and sells income-producing real estate, with sales made primarily to limited partnerships for which an affiliated company acts as general partner. This activity produces income to the Company in the form of gains on the sale of such real estate. In addition, MCA Realty purchases distressed residential real estate, which is rehabilitated and sold to non-related individuals. During the year ended January 31, 1996, the Company acquired and sold 723 single family homes for a total gain of $7.3 million, $6.5 million of which represented sales to the limited partnerships described above. During fiscal 1995, 1994 and 1993, the Company acquired and sold 735, 415 and 268 single-family homes for total gains of $7.4 million, $4.9 million and $3.5 million, respectively, of which $7.3 million, $4.8 million and $3.2 million, respectively, represented sales to related parties. See Note 14 of Notes to Consolidated Financial Statements for a summary of selected consolidated segment financial information.

     The income producing real estate which is purchased by the Company and its affiliates is acquired through the assistance of both affiliated and unaffiliated real estate brokers. Approximately 60% and 40%, respectively, is acquired through affiliated and nonaffiliated brokers. There appears to be increased competition for these income-producing real estate properties as real estate values continue to escalate and the economy continues to grow.

     Most of the income-producing real estate is sold by the Company and its affiliates on land contracts to limited partnerships controlled by an affiliate of the Company. These transactions are not arm's length transactions with independent third party appraisals. The land contracts are then sold by the Company to real estate pass-through pools of which MCA is the sponsor of the pools. The remaining balance of income-producing real estate is sold to unrelated third parties.

     Because most of the income-producing real estate sales are directed to affiliated partnerships, the normal real estate concerns associated with purchasers and fluctuating market values are not applicable. These partnerships are engaged in the business of renting income producing properties to individuals. The day-to-day real estate rental concerns are those of the syndicated real estate limited partnerships of the affiliates and not those of the Company. However, the payments to the Company pursuant to the land contract receivables are dependent upon the ability of these partnerships to generate rental income.

     Other. During fiscal 1996, the Company made a common stock investment of approximately $1.0 million in a Delaware Limited Liability Company. The Company's passive investment in the Class B Securities issued by this Limited Liability Company provides it the right to participate in earnings and distributions, if any, subject to the preferential right of certain other shareholders. This type of investment is similar to other passive investments made by the Company. See Note 1 - "Investments" - of Notes to Consolidated Financial Statements.

COMPETITION

     The Company competes with other mortgage bankers, state and national banks, thrift institutions and insurance companies for loan originations and purchases. While there are several dominant competitors in the industry, the Company believes it is a mid-range mortgage company in its markets. Many of its competitors have substantially greater resources than the Company. However, the Company believes that it offers a more diversified and, in some cases, unique product line to its customers. The Company competes, in part, through print and electronic media advertising campaigns, by motivating its sales force through incentive compensation based on volume of loan originations, by maintaining a network of branch locations designed to provide sales support for its originators and by maintaining close relationships with real estate brokers and builder-developers.

REGULATION

     The Company is subject to the rules and regulations of, and examina- tions by, Freddie Mac, Fannie Mae, Ginnie Mae and the Department of Housing and Urban Development ("HUD") with respect to the processing, origination and purchase, sale and servicing of mortgage loans and contracts. These rules and regulations prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers and, in some cases, fix maximum interest rates, fees and loan amounts. The Company is required to meet certain financial requirements and to submit certified financial statements to these agencies annually. Mortgage loan origination activities are subject to the Equal Credit Opportunity Act, Federal Truth-in- Lending Act, Real Estate Settlement Procedures Act and the regulations promulgated thereunder which prohibit discrimination and require the dis- closure of certain information to borrowers concerning credit and settlement costs. Mortgage loans, other than first mortgages, are also subject to the usury statutes of the states in which the Company does business. Addition- ally, there are various state laws affecting the Company's mortgage banking operations, including licensing requirements and substantive limitations on the interest and fees that may be charged. MCA Mortgage and MCA are registered with the Commissioner of the Michigan Financial Institutions Bureau under the Michigan Mortgage Brokers, Lenders, and Servicers Licensing Act and are subject to the provisions of such law. MCA Realty is a licensed real estate broker in the state of Michigan. Expansion of the Company's operations has subjected it to similar regulations in the states of Indiana, Illinois, Idaho, Kentucky, Maryland, Ohio, Florida, West Virginia and Pennsylvania.

EMPLOYEES

     At January 31, 1996, 412 individuals were employed by the Company, of which 401 were full-time employees, including 162 mortgage and land contract originators and mortgage and land contract servicers. The remaining full-time employees are administrative and management personnel. None of the Company's employees is represented by a bargaining agent. The Company believes its relations with its employees are good.

PROPERTIES

     The Company's executive and administrative offices and its mortgage banking and real estate operations are located in approximately 35,300 square feet of leased office space in Southfield, Michigan. The basic annual rent for the Southfield office space is approximately $423,000. The lease for this office expires on September 30, 1999. The Company believes that its offices are adequate for present purposes and for any foreseeable increase in its business activities. As of January 31, 1996, the Company leased office space in 34 other locations: 9 in Michigan, 5 in Indiana, 8 in Florida, 3 in Ohio, 3 in Illinois, 2 in Maryland and one in each of Kentucky, Idaho, West Virginia and Pennsylvania. These locations are used by certain of the Company's mortgage and land contract originators.

LEGAL PROCEEDINGS

     The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information about the directors and executive officers of MCAFC.


Name and Age                          Principal Position(s) Held with MCAFC
- -------------------------------  -----------------------------------------------

Patrick D. Quinlan, 49. . . . .  Chairman, Chief Executive Officer and Director
Thomas P. Cronin, 49. . . . . .  Vice Chairman and Director
Lee P. Wells, 35. . . . . . . .  President, Chief Operating Officer and Director
Keith D. Pietila, 46. . . . . .  Executive Vice President and Director
Alexander J. Ajemian, 32. . . .  Senior Vice President, Controller and Treasurer
James B. Quinlan, 44. . . . . .  Director
C. Thompson Wells, Jr., 55. . .  Director
D. Michael Jehle, 46. . . . . .  Director

     The Board of Directors is divided into three classes, with each class serving a three-year term. At each annual meeting of the shareholders, directors in the class whose term expires are elected to serve a three-year term. Keith D. Pietila and James B. Quinlan are serving for a term ending at the annual meeting of shareholders to be held in 1996; Lee P. Wells, and Thomas
P. Cronin are serving for a term ending at the annual meeting of shareholders to be held in 1997 and Patrick D. Quinlan, C. Thompson Wells and D. Michael Jehle are serving for a term ending at the annual meeting of shareholders to be held in 1998.

     Executive officers serve at the pleasure of the Board of Directors. The business experience of each director and executive officer during the past five years is described below.

PATRICK D. QUINLAN has been Chairman of the Board, Chief Executive Officer and a director of MCAFC since its inception and served as President of MCAFC from its inception until July 1995. Mr. Quinlan was a founder and served as Chairman of the Board, President and a director of MCA Mortgage from 1985 until July 1992. Mr. Quinlan is the brother of James B. Quinlan. See "Principal Shareholders."

THOMAS P. CRONIN has been Vice Chairman of MCAFC since July 1995 and a director of MCAFC since January 1993. Mr. Cronin has been Chief Executive Officer of MCA Mortgage since November 1993. Mr. Cronin served as President of MCA Mortgage from October 1992 until November 1993 and has been a director of MCA Mortgage since August 1992. From October 1990 until October 1992, Mr. Cronin was an Executive Vice President of MCA. From 1977 until 1990, Mr. Cronin was a member of the Chicago Board of Trade and a licensed floor broker with the Commodity Futures Trading Commission.

LEE P. WELLS has been President and Chief Operating Officer of MCAFC since July 1995 and has been a director of MCAFC since its inception. Mr. Wells served as Executive Vice President of MCAFC from its inception until July 1995, and served as Executive Vice President of MCA Mortgage from 1990 until November 1993 and was a director of MCA Mortgage from 1990 until July 1992. Mr. Wells is responsible for land contract originations and syndication of land contracts and mortgages into pass-through pools which are sold to private mortgage investors. From 1987 until 1990 Mr. Wells was a Vice President of MCA Mortgage, and served as the Controller of MCA Mortgage from 1987 until 1988. Mr. Wells is the son of C. Thompson Wells, Jr. See "Principal Shareholders."

KEITH D. PIETILA has been Executive Vice President and Chief Financial Officer of MCAFC since July 1995 and has been a director of MCAFC since its inception. Mr. Pietila served as Chief Operating Officer and Vice President of MCAFC from MCAFC's inception until July 1995. Mr. Pietila also was a Vice President, Chief Financial Officer and Chief Operating Officer and a director of MCA Mortgage from 1990 until July 1992. Mr. Pietila has been a Director of U.S. Mutual Financial Corporation since 1991. From 1982 until 1990, Mr. Pietila was employed by Acorn Building Components, Inc., and served in several positions, the last of which was as chief operating officer.

ALEXANDER J. AJEMIAN has been a Senior Vice President of MCAFC since July 1995 and has been Controller and Treasurer of MCAFC since its inception. Mr. Ajemian served as Vice President of MCAFC from its inception until July 1995, served as Vice President of MCA Mortgage since November 1992 and has served as Treasurer of MCA Mortgage since November 1993. Mr. Ajemian was the Controller of MCA Mortgage from 1990 until July 1992 and was the Vice President and Assistant Secretary of MCA Mortgage from 1991 until July 1992. From 1986 until 1990, Mr. Ajemian was in the audit department of BDO Seidman, independent certified public accountants. Mr. Ajemian is a Certified Public Accountant licensed in Michigan.

JAMES B. QUINLAN has been a director of MCAFC since its inception. Mr. Quinlan is the President of Standard Home Mortgage, Inc., a residential mortgage broker located in Grosse Pointe, Michigan. Mr. Quinlan served as Senior Vice President of MCAFC from 1991 until August 1993. Mr. Quinlan has served as a director of MCA Mortgage since 1985 and served as a Senior Vice President of MCA Mortgage from 1985 until August 1993. Mr. Quinlan also served as Treasurer of MCA Mortgage from 1985 until August 1993. Mr. Quinlan is the brother of Patrick D. Quinlan and the brother-in-law of David C. Wells. See "Principal Shareholders."

C. THOMPSON WELLS, JR., has been a director of MCAFC since its inception and previously served in the same capacity with MCA Mortgage from 1990 until July 1992. Since 1987, Mr. Wells has been the President of Wells' System, Inc., a consulting firm, and has been involved in child care centers as the Chief Executive Officer of three primary entities: Discovery Learning Centers, Discovery Learning Centers Limited Partnership and Kids at Work, operating through 25 other related secondary entities. Of these entities four filed bankruptcy petitions in 1991 and 1992. Two entities have completed their liquidations and the other two entities' petitions under the Bankruptcy laws have been dismissed. Mr. Wells is also the President and a director of

Austin Kids, Inc., which filed a bankruptcy petition in December 1994 and for which an order confirming its plan of reorganization was entered in April 1995.
C. Thompson Wells, Jr. is the father of Lee P. Wells. See "Principal Shareholders."

D. MICHAEL JEHLE has been a director of MCAFC since November 1993 and has served as a director of MCA Mortgage since November 1993. Mr. Jehle served as President and Chief Operating Officer of MCA Mortgage from November 1993 to November 1994 and since March 1996 has been the Chairman-Office of Production for MCA Mortgage. Mr. Jehle served as the President and Chief Executive Officer of Rimco Financial Corporation from November 1994 to February 1996 and currently serves as a director of Rimco Financial Corporation. Prior to joining the Company, Mr. Jehle was employed by First Fidelity Thrift and Loan in San Diego, California, from 1991 to 1993 in both loan production and servicing capacities. From 1989 to 1991, Mr. Jehle was self-employed in both residential and commercial loan originations and prior to that he was President of ABQ MoneyCenter, Inc., in San Diego, California.

Certain of the directors and executive officers of MCAFC are also directors or officers of MCAFC's other subsidiaries.

COMPENSATION

     The following table sets forth, for the fiscal years shown, information regarding amounts paid to or accrued for the Chief Executive Officer of MCAFC and the other four most highly compensated executive officers of MCAFC (the "Named Executive Officers").


                                          SUMMARY COMPENSATION TABLE
                                                                                  Long-Term
                                                                                 Compensation
                                   Annual Compensation                             Awards
                          ------------------------------------      Other        ------------
Name and                                                           Annual         Restricted      All Other
Principal                 Fiscal                                   Compen-          Stock          Compen-
Position                   Year          Salary        Bonus       sation         Awards(1)       sation(2)
- ----------------------    ------         ------       ------       --------      ------------     ---------
Patrick D. Quinlan -       1996        $206,458        $  --        $  --           $   --        $16,048
 Chairman,                 1995         195,000           --           --               --         16,878
 and Chief Executive       1994         183,114           --           --               --         11,520
 Officer

Thomas P. Cronin -         1996        $218,099        $  --        $  --           $   --        $ 9,670
 Vice Chairman             1995         204,200           --           --            110,000        9,670
                           1994         144,733         43,400         --               --          4,835

Lee P. Wells -             1996        $159,583        $19,500      $  --           $   --        $ 2,146
 President and Chief       1995         117,000         40,000         --               --        $ 1,766
 Operating Officer         1994         111,600         21,000         --               --          1,349

Keith D. Pietila -         1996        $153,333        $25,000      $  --           $   --        $11,552
 Chief Financial           1995         124,800         22,000         --            66,000        10,818
 Officer and Executive     1994         114,568         17,000       18,000(3)          --          5,892
 Vice President

Alexander J. Ajemian       1996        $ 94,375        $10,000      $  --           $   --        $   --
 Senior Vice President     1995          69,600           --           --             66,000          --
                           1994          62,461          8,000         --               --            --

- ---------------
(1) During fiscal 1995, Mr. Pietela was awarded 6,000 shares of restricted stock with a value of $66,000, with 2,000 shares vesting in each of fiscal 1996, 1997 and 1998. As of January 31, 1996, Mr. Pietela held 4,000 shares of restricted stock with a value of $27,160. During fiscal 1995, Mr. Cronin was awarded 10,000 shares of restricted stock with a value of $110,000, with 6,000 shares vesting in fiscal 1996 and 2,000 shares vesting in each of fiscal 1997 and 1998. As of January 31, 1996, Mr. Cronin held 4,000 shares of restricted stock with a value of $27,160. During fiscal 1995, Mr. Ajemian was awarded 6,000 shares of restricted stock with a value of $66,000, with 2,000 shares vesting in each of fiscal 1996, 1997 and 1998. As of January 31, 1996, Mr. Ajemian held 4,000 shares of restricted stock with a value of $27,160. Dividends are payable on the restricted stock when paid on the Company's Common Stock.

(2) Represents, for each of the Named Executive Officers, premiums paid by the Company for life insurance for the last fiscal year.
(3) Represents award of 2,000 shares of unrestricted stock valued at $9.00 per share.


     The Company paid director's fees of $55,000 during the fiscal year ended January 31, 1996, including $10,000 paid to James B. Quinlan for serving on the Board of MCA Mortgage. For the year ending January 31, 1997, the Company will pay non-employee directors an annual fee of $20,000 and will pay James B. Quinlan an additional annual fee of $10,000 for serving on the board of MCA Mortgage. This policy will be subject to review annually.

INDEMNIFICATION AND LIMITATION OF LIABILITY MATTERS

     The Company's Restated Articles of Incorporation require the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by law, for expenses, judgments, penalties, fines and amounts paid in settlement in connection with any pending, threatened or completed action, suit or proceeding (other than by or in the right of the Company), to which any such person was made a party by reason of the fact that he or she was acting in such capacity for the Company or was serving as such for another corporation or enterprise at the Company's request. Such indemnification will be provided if such persons acted in good faith and in a manner they reason- ably believed to be in or not opposed to the best interests of the Company or its shareholders, or in respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. In actions by or in the right of the Company, indemnification is limited to expenses and amounts paid in settlement.

     The Michigan Business Corporation Act ("MBCA") permits Michigan cor-porations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's Restated Articles of Incorporation limit liability to the maximum extent permitted by law. The Company's Restated Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any of the following (i) a breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declaring an unlawful dividend or distribution to shareholders; (iv) a transaction from which the director derives an improper personal benefit; and (v) an act or omission occurring prior to the effective date of the pertinent article. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Patrick D. Quinlan, Keith D. Pietila and Lee P. Wells served on the Compensation Committee of the Board of Directors of the Company during the year ended January 31, 1996. Each of Messrs. Quinlan, Pietila and Wells is a director and executive officer of the Company. Messrs. Quinlan and Wells are executive officers and directors of Rimco Financial Corporation and certain of its subsidiaries and Mr. Jehle is a director of Rimco Financial Corporation. Messrs. Wells and Pietila are also directors and officers of Property Corporation of America ("PCA") and Mr. Quinlan is a director of PCA. Mr. Pietila is an officer and director of U.S. Mutual Financial Corporation.

     From time to time, the Company and its subsidiaries have entered into various contracts and other transactions with affiliates of the Company, including certain officers and directors of the Company. The terms and conditions of such transactions were not negotiated at arm's length and may not have been as favorable to the Company as terms and conditions that would have been obtained with unaffiliated parties.

     During fiscal 1994, the Company purchased 15 single family homes from NML, Inc., a corporation owned by Patrick D. Quinlan and Lee P. Wells. These properties had been acquired by NML, Inc. for approximately $175,000. The Company purchased these properties for $342,000 and subsequently sold them, as described below, for the same price. These properties, together with other parcels of real estate purchased from unrelated third parties during fiscal 1994, were sold by the Company to limited partnerships whose general partner is owned by Patrick D. Quinlan and Lee P. Wells. Gains totaling $4,811,069 were recognized from such sales during fiscal 1994. During fiscal 1996 and fiscal 1995, the Company recognized a gain of $6,529,708, and $7,365,199, respectively, on the sale of properties purchased from unrelated third parties and subsequently sold to such affiliated limited partnerships. During fiscal 1996, fiscal 1995 and fiscal 1994, the Company paid commissions in connection with the acquisition of these properties totaling $1,735,000, $1,315,000 and $996,000, respectively, to Rimco Realty and Mortgage, Inc., a former subsidiary of Rimco Financial Corp. which is owned equally by Patrick D. Quinlan, Lee P. Wells and Leroy G. Rogers.

     The Company provides accounting and administrative services to U.S. Mutual Financial Corporation ("U.S. Mutual") and receives a base monthly fee of $3,000 plus additional amounts as periodically agreed to by the respective parties. U.S. Mutual is a publicly-owned corporation; however, Patrick D. Quinlan together with his wife, Cheryl J. Quinlan, and James B. Quinlan, their brother John E. Quinlan and their mother Bonnie B. Quinlan collectively own approximately 15% of the outstanding voting stock of U.S. Mutual, and it is therefore considered an affiliate of the Company, as defined by the

Securities and Exchange Commission. This service arrangement can be terminated by either party at any time. The Company earned $36,000, $36,000 and $36,000 in management fees for administrative services provided to U.S. Mutual during fiscal 1996, 1995 and 1994, respectively. Keith D. Pietila is a director of U.S. Mutual.

     During fiscal 1996, the Company retained Consulting Services of America, Inc. ("CSA") as a consultant for specific long range planning and other projects. During fiscal 1995 and 1994, the Company retained the Alquin Group, Inc. ("Alquin") to provide similar services. John E. Quinlan, the brother of Patrick and James Quinlan, is the principal shareholder and a director and executive officer of CSA and was a shareholder, director and executive officer of Alquin. For its services, CSA charges the Company its normal billing rate of $150 per hour, and receives a minimum retainer of $5,000 per month. During fiscal 1996, the Company paid $120,200 in consulting fees to CSA and during fiscal 1995 and 1994, the Company paid $123,080 and $173,000, respectively, in consulting fees to Alquin.

     In February 1993, Patrick D. Quinlan and Lee P. Wells each purchased 500 shares of common stock of Property Corporation of America ("PCA") for $5,000 in cash, as part of the reorganization of PCA. In connection with such reorganization, the Company exchanged its PCA common stock for shares of PCA non-voting preferred stock. As a result of the reorganization, Messrs. Quinlan and Wells became the owners of all of the outstanding voting common stock of PCA and the Company's property management subsidiary became a wholly-owned subsidiary of PCA.

     In July 1993, Janet K. Wells, the wife of C. Thompson Wells, Jr. and the mother of Lee P. Wells, purchased 36,000 shares of common stock of the Company for $12.50 per share in exchange for promissory notes with an aggregate principal amount of $450,000, secured by mortgages on certain appraised real estate. The appraisal was performed by Gary Speier, an employee of Blackacre Appraisal Corp., an unaffiliated licensed real estate appraisal firm, and the value of the stock was negotiated by the parties with approval by the Company's Board of Directors. The notes were subsequently sold by the Company to several investor pass-through pools for $450,000.

     On January 27, 1994, North-Side Homes, Inc., a corporation owned by Patrick D. Quinlan, Lee P. Wells, Roger Smigiel, David C. Wells, Janet K. Wells and Leroy G. Rogers transferred certain rental properties to the Company, subject to related liabilities that were assumed by the Company, which had an aggregate appraised value (net of the assumed liabilities) of approximately $979,000, in exchange for 58,400 shares of the Company's common stock, valued at $16.77 per share. The appraisal was performed by Michigan Certified Appraisers, Inc., a licensed real estate appraisal firm wholly owned by Dave Thomas, a brother-in-law of Patrick D. Quinlan, and the value of the stock was negotiated by the parties with approval by the Company's Board of Directors.

     In July 1995, Janet K. Wells purchased 20,000 shares of common stock of the Company for $30 per share in exchange for promissory notes with an aggregate principal amount of $600,000, secured by mortgages on certain appraised real estate. The appraisal was performed by the Real Estate Appraisal Group, an unaffiliated licensed real estate appraisal firm, and the value of the stock was negotiated by the parties with approval by the Company's Board of Directors.

     From time to time the Company has made working capital loans to related entities, and these entities have entered into transactions in the ordinary course of business with the Company pursuant to which the Company accrues net payables to these entities. At January 31, 1996, 1995 and 1994, the Company's accounts receivable from these related entities, net of accounts payable to these entities, were $793,000, $796,000 and $1.63 million, respectively, due from Rimco Financial Corp., a company owned by Patrick D. Quinlan, Lee P. Wells and Leroy G. Rogers, and $1.68 million, $1.10 million and $1.07 million, respectively, due from PCA, the common stock of which is owned by Patrick D. Quinlan and Lee P. Wells. In addition, there is $4.6 million due from investor pass-through pools sponsored by MCA Mortgage or MCA and limited partnerships sponsored by other affiliates of the Company. On January 31, 1995, MCAFC purchased all of the issued and outstanding common stock of Rimco Realty & Mortgage Company from Rimco Financial Corp. for $12,918. The payment for such shares was in the form of a reduction in debt owned by Rimco Financial Corp. to MCAFC. Rimco Realty & Mortgage Company was engaged in the purchase and sale of residential real estate and now operates as MCA Realty Corporation.

     On October 19, 1994, MCA Mortgage and Rimco Financial Corp. entered into a $1.5 million line of credit facility with Sterling Bank & Trust, FSB. This credit facility is collateralized in part through the corporate guaranty of MCAFC. At January 31, 1996, $1.5 million was outstanding under this facility.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of April 1, 1996, regarding each person known by the Company to own more than five (5%) percent of the issued and outstanding shares of Common Stock of the Company, each current director, each of the Named Executive Officers and all directors and executive officers of the Company as a group. Unless otherwise noted, each person is the record owner of the shares indicated and possesses the sole voting and investment power with respect to such shares. Unless otherwise noted, the address for each person is 23999 Northwestern Hwy., Southfield, Michigan 48075.


                                          Amount and
                                          Nature of          Percent
                                          Beneficial           of
      Name and Address                    Ownership          Class(1)
      --------------------                -----------      ------------
      Patrick D. Quinlan                  114,135 (2)         23.85%

      James B. Quinlan                     55,734 (3)         11.64%
      17150 Kercheval Ave.
      Grosse Pointe, Michigan  48230

      C. Thompson Wells, Jr.               86,200 (4)         18.01%

      Lee P. Wells                         48,372 (2)         10.11%

      NML, Inc.                            33,700 (2)          7.04%

      David C. Wells                       27,842 (5)          5.82%

      Keith D. Pietila                     28,167 (6)          5.88%

      Thomas P. Cronin                     13,200 (6)          2.76%

      D. Michael Jehle                     10,000 (6)          2.09%

      Janet K. Wells                       86,200 (4)         18.01%
      3 Sycamore
      Grosse Pointe, Michigan 48230

      Alexander J. Ajemian                  8,280 (6)          1.73%

      All executive officers and
      directors as a group (8 persons)    397,788(2)(4)(6)    83.11%

- ---------------
(1) As of April 1, 1996, there were 478,643 shares of Common Stock of the Company outstanding. This number includes 12,336 shares of Common Stock which are subject to forfeiture.
(2) Patrick D. Quinlan owns 50% of NML, Inc. and Lee P. Wells owns 50% of NML, Inc.
(3) These 55,734 shares are held by Standard Home Mortgage, Inc., a corporation wholly owned by James B. Quinlan. Of these shares, 1,334 are subject to forfeiture.

(4) Janet K. Wells holds 86,200 shares in revocable trust and has voting and investment power with respect to these shares. Ms. Wells is the wife of
     C. Thompson Wells, Jr., who disclaims beneficial ownership of these shares.
(5)  Includes 1,334 shares subject to forfeiture.
(6) Includes the following shares that were issued pursuant to compensation arrangements and are subject to forfeiture: Mr. Pietila - 2,000 shares; Mr. Cronin - 2,000 shares; Mr. Jehle - 2,668 shares; Mr. Ajemian - 2,000 shares; and all executive officers and directors as a group - 10,002 shares.


                    DESCRIPTION OF SERIES 1996 DEBENTURES

     General. In this Offering the Company is offering for sale up to $6,000,000 aggregate principal amount of ____% Subordinated Debentures Series 1996, Due June 30, 2002 (the "Series 1996 Debentures"). The Series 1996 Debentures are unsecured obligations of the Company and are to be issued under an Indenture (the "Indenture"), between the Company and First Union National Bank, formerly known as First Fidelity Bank, N.A., as Trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this Prospectus forms a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture, including the definitions of certain terms in the Indenture. Wherever particular provisions and definitions of the Indenture are referred to, such provisions and definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by those references. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended. In the discussion that follows, and unless otherwise noted, the references to the Company are to MCA Financial Corp. only and do not include any of its subsidiaries.

     Since the Company is a holding company, its rights and, indirectly, the rights of its creditors, including the holders of the Series 1996 Debentures, to participate in any distribution of assets of the Company's subsidiaries upon a liquidation or reorganization of any subsidiary will be subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries. In the event a receiver or trustee is appointed for one or more of the Company's subsidiaries or in the event of their insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or any other marshalling of assets and liabilities of these entities, the Company will not be entitled to participate or share, ratably or otherwise, in the distribution of the assets of that subsidiary until all claims of all other present and future creditors of that subsidiary have been fully satisfied.

     The Indenture provides that the Company may issue additional debt during or after the offering of the Series 1996 Debentures and such debt may be either superior to, on a par with, or subordinated to the Series 1996 Debentures.

     The total amount of Series 1996 Debentures that may be issued under the Indenture and sold by the Company is limited to $6,000,000. Interest on the Series 1996 Debentures will accrue from the Date of Issue and will be payable on March 31, June 30, September 30 and December 31 of each year at the rate of ___% per annum. Interest will be payable to the person in whose name the Series 1996 Debentures are registered at the close of business on the first day of the calendar month in which falls an Interest Payment Date. The Series 1996 Debentures will mature on June 30, 2002, unless redeemed earlier at the option of the Company or at the request of a Holder or a Holder's authorized representative upon the death of a Holder as set forth below. See "- Optional Redemption" and "- Holders' Right of Redemption."

     All interest payments to be made to registered holders of Series 1996 Debentures shall be paid directly by the Company to the Trustee, and the Trustee shall mail these interest payments on the Interest Payment Date to the Holders that are listed in the Debenture Register. Principal of the Series 1996 Debentures will be payable at maturity or upon redemption prior to maturity by the Trustee by check mailed to the person entitled to payment, upon surrender of the Series 1996 Debentures.

     The Company will issue the Series 1996 Debentures only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Holders may transfer or exchange the Series 1996 Debentures by surrendering them for transfer or exchange at the Corporate Trust Department of the Trustee, duly endorsed for transfer. The Series 1996 Debentures will be transferable or exchangeable without service charge, but the Company may require payment to cover taxes or other government charges. The Series 1996 Debentures must be surrendered to the Trustee in order to receive principal payments.

     Optional Redemption. Under the Indenture, the Company may redeem all of the Series 1996 Debentures at any time on or after July 1, 1998, or some of them from time to time on or after July 1, 1998, at the following redemption prices (expressed in percentages of the principal amount to be redeemed), plus accrued interest to the redemption date:


           Year                                        Percentage
           ----                                        ----------
     July 1, 1998 through June 30, 1999 ..............   102.0%
     July 1, 1999 through June 30, 2000 ..............   101.0%
     July 1, 2000 and thereafter .....................   100.0%


If the Company elects to redeem the Series 1996 Debentures in whole or in part, it shall notify the Trustee of the desired redemption date and the principal amount of Series 1996 Debentures to be redeemed. If less than all of the Series 1996 Debentures are to be redeemed, the Trustee shall select the Series 1996 Debentures to be redeemed either pro-rata or by lot, as the Trustee in its sole discretion shall choose. Series 1996 Debentures shall be redeemed only in denominations of $1,000 or integral multiples thereof.

     At least 30 days but not more than 60 days prior to a redemption date the Company shall mail, or shall cause the Trustee to mail, a notice of redemption by first-class mail to each Holder of Series 1996 Debentures to be redeemed. The notice shall identify the Series 1996 Debentures to be redeemed and shall state (1) the redemption date and redemption price, (2) the name and address of the Paying Agent, (3) in the event that a Debenture is to be redeemed in part only, the portion of the principal amount thereof to be redeemed, and that on and after the redemption date, upon surrender of the Series 1996 Debenture a new Series 1996 Debenture, equal in principal amount to the unredeemed portion thereof, will be issued, (4) that Series 1996 Debentures called for redemption must be surrendered to the Paying Agent to collect the redemption price and (5) that interest on the Series 1996 Debentures to be redeemed ceases to accrue on and after the redemption date.

     Holders' Right of Redemption. The Indenture provides that on each March 31, commencing with March 31, 1998, upon request by a Holder or on behalf of a deceased Holder, the Company will redeem such Holder's Series 1996 Debentures, but only up to $25,000 principal amount per Holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all Holders, without any premium, provided that (a) the Series 1996 Debentures have been registered in the name of the Holder or the deceased Holder for a period of at least six months prior to the date of such request for redemption, (b) the Trustee has been notified in writing of a request for redemption within one year after a deceased Holder's death, and (c) the Company is not, or, after giving effect to such redemption would not be, in default under any Senior Indebtedness. Series 1996 Debentures for which such redemption is requested on behalf of a deceased Holder will be repaid at 100% of the principal amount thereof, whereas Series 1996 Debentures for which redemption is requested by any other Holder will be repaid at 95% of the principal amount thereof; in either case, interest accrued to the Redemption Date will also be paid. Redemption will be made on the March 31 next following a duly made redemption request. Redemption requests shall be made to the Trustee and contain the following: (i) a written request for redemption signed by a Holder or the duly authorized representative of a deceased Holder, which (in the case of a deceased Holder) shall indicate the name of the deceased Holder and the date of his death and shall indicate the principal amount of Series 1996 Debentures to be redeemed, up to $25,000, (ii) the Series 1996 Debentures to be redeemed, and (iii) evidence of the death of a deceased Holder and of the authority of his representative. After receiving an initial redemption payment, a Holder or the authorized representative of a deceased Holder may annually request that the Company redeem additional Series 1996 Debentures in the principal amount of up to $25,000 each year, which the Company will honor on March 31 of the succeeding year, subject to the further limitation that Holders other than those representing a deceased Holder may not have more than $50,000 principal amount of Series 1996 Debentures redeemed in the aggregate. Authorized representatives of a deceased Holder include executors, administrators or other legal representatives of an estate, trustees of a trust, joint owners of Series 1996 Debentures owned in joint tenancy or tenancy by the entirety, custodians, conservators, guardians, attorneys-in-fact, and other persons generally recognized as having legal authority to act on behalf of another.

     In applying the annual aggregate redemption limit of $100,000, the Trustee shall give priority in the redemption of Series 1996 Debentures as follows: first, to requests for redemption received prior to December 31 of each year made on behalf of deceased Holders on a pro rata basis, and second, to all other Holders of Series 1996 Debentures, on a pro rata basis.

     The death of a Person owning a Series 1996 Debenture in joint tenancy or tenancy by the entirety with another or others shall be deemed the death of the Holder of the Series 1996 Debenture, and the entire principal amount of the Series 1996 Debenture so held shall be subject to redemption, together with interest accrued thereon to the Redemption Date. The death of a Person owning a Series 1996 Debenture by tenancy in common shall be deemed the death of a Holder of a Series 1996 Debenture only with respect to the deceased Holder's interest in the Series 1996 Debenture so held by tenancy in common; except that in the event a Series 1996 Debenture is held by husband and wife as tenants in common, the death of either shall be deemed the death of the Holder of the Series 1996 Debenture and the entire principal amount of the Series 1996 Debenture so held shall be subject to redemption. The death of a Person who, during his lifetime, was entitled to substantially all of the beneficial interests of ownership of a Series 1996 Debenture, will be deemed the death of the Holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Company. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife, and trust arrangements where one Person has substantially all of the beneficial ownership interests in the Series 1996 Debenture during his lifetime.

     Subordination. Any payment on the Series 1996 Debentures is subordinated at all times, including upon liquidation of the Company, to the prior payment of all "Senior Indebtedness" of the Company due and owing. Senior Indebtedness is defined in the Indenture to mean all Indebtedness of the Company for money borrowed from others, whether outstanding on the date of the Indenture or thereafter created or incurred, which is not by its terms either expressly subordinate and junior to, or on a parity with, the Series 1996 Debentures. At January 31, 1996, the Company had $30.4 million of Senior Indebtedness outstanding. In addition, at January 31, 1996, MCA Mortgage and MCA, the Company's principal subsidiaries, had $85.8 million aggregate indebtedness outstanding, including amounts owing under all of their mortgage warehousing credit facilities, which the Company has guaranteed. Since the Company is a holding company, its rights and, indirectly, the rights of its creditors, including the holders of the Series 1996 Debentures, to participate in any distribution of assets of such subsidiaries upon a liquidation or reorganization of either of them will be subject to the prior claims of creditors of that subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries. See "- General."

     No payment of the principal of, or interest on, the Series 1996 Debentures may be made if the Company is at the time in default with respect to any Senior Indebtedness, or if such payment would cause the Company to be in default with respect to any Senior Indebtedness, subject to exceptions for the cure or waiver of any such default. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, as discussed below, all Senior Indebtedness would be required to be paid in full before any payment of principal or interest on the Series 1996 Debentures may be made. Such subordination will not prevent the occurrence of any Event of Default (as defined below) under the Indenture.

     BY REASON OF THE SUBORDINATION OF THE SERIES 1996 DEBENTURES, IN THE EVENT OF LIQUIDATION OF THE COMPANY, THE RECOVERY, IF ANY, TO THE HOLDERS OF SERIES 1996 DEBENTURES MAY BE LESS, PROPORTIONATELY, THAN TO HOLDERS OF SENIOR INDEBTEDNESS. THERE ARE NO LIMITATIONS ON THE AMOUNT OF SENIOR INDEBTEDNESS THAT MAY BE ISSUED OR INCURRED IN THE FUTURE.

     Restrictions on Dividends. So long as the year-end Common Equity (the aggregate amount of the Common Stock, Additional Paid-in Capital and Retained Earnings accounts) of the Company is less than $2,000,000, as reflected on the Company's annual consolidated balance sheet, or if an Event of Default has occurred and is continuing, the Indenture provides that the Company will not
(i) declare or pay any dividend or make any distribution on its Equity Securities (other than dividends or distributions payable in shares of Equity Securities of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any shares of Equity Securities of the Company; or (iii) permit any Subsidiary to purchase, redeem or otherwise acquire or retire for value any shares of Equity Securities of the Company. Otherwise, the Company may declare and pay dividends on, make distributions on, and purchase, redeem or otherwise acquire or retire for value shares of its Equity Securities.

     Consolidation, Merger or Transfer. The Company may not consolidate with, merge with, or transfer all or substantially all of its assets to another entity unless such other entity assumes the Company's obligations under the Indenture and unless, after giving effect thereto, no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing. Any consolidation, merger or acquisition of assets of the Company is further conditioned on the surviving corporation having a Consolidated Net Worth equal to or greater than that of the Company and the satisfaction of certain other requirements. While the concept of "substantially all" of the assets of a company has not been defined under Michigan law or by any Michigan judicial decision, counsel has advised the Company that the potential sale of assets having an aggregate book value of more than 50% of the total book value of all assets, or the potential sale of assets from which more than 50% of the Company's gross revenues were derived during the most recent fiscal year, would be subject to this restriction.

     Event of Default. An Event of Default, as defined in the Indenture, includes: (a) default in the payment of the principal on any Series 1996 Debenture at its Maturity or upon redemption; (b) default in the payment of interest on any Series 1996 Debenture when it becomes due and payable, and continuance of such default for a period of ten (10) days after notice of such default to the Company by the Trustee; (c) a default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture for a period of 30 days after receipt of written notice specifying the default and requiring the Company to remedy such default; (d) default in the payment at stated maturity of certain indebtedness for money borrowed of the Company or any of its Subsidiaries; (e) appointment of a receiver or conservator of the Company or any of its Subsidiaries in certain circumstances; and (f) certain events of insolvency, receivership, conservatorship or reorganization.

     Within 90 days after the occurrence of any default, as defined in the Indenture, the Trustee shall give the Series 1996 Debenture holders notice of all uncured defaults known to it; provided that, except in the case of a default in the payment of the principal of or interest on any Series 1996 Debentures, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interests of the Series 1996 Debenture holders.

     If an Event of Default occurs and is continuing, the Trustee, in its discretion may, and, at the written request of holders of a majority in aggregate principal amount of the Series 1996 Debentures Outstanding and upon being indemnified to its satisfaction shall, proceed to protect and enforce its rights and the rights of the Series 1996 Debenture holders. If an Event of Default occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Series 1996 Debentures Outstanding may declare the principal of all the Series 1996 Debentures to be due and payable immediately, by a notice in writing to the Company, and to the Trustee if given by Series 1996 Debenture holders, and upon any such declaration such principal will become immediately due and payable, subject to the limitation on accelerations described below. Prior to acceleration of maturity of such Series 1996 Debentures, the Holders of a majority in principal amount of the Series 1996 Debentures Outstanding may waive an Event of Default resulting in acceleration of such Series 1996 Debentures but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

     The Company must furnish annually to the Trustee an Officers' Certificate stating whether, to the best of the knowledge of the signers, the Company is in default under any of the provisions of the Indenture, and specifying all such defaults and the nature thereof of which they have knowledge.

     A Holder of any Series 1996 Debenture will not have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Series 1996 Debentures have made a written request, and offered reasonable indemnity, to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee and (iii) the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Series 1996 Debentures a direction inconsistent with such written request and shall have failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity. However, the Holder of any Series 1996 Debenture will have an absolute right to receive payment of and the principal of and interest on such Series 1996 Debenture on or after the respective due dates and to institute suit for the enforcement of any such payment.

     Modification and Waiver. With certain limited exceptions which permit modification of the Indenture by the Company and Trustee only, the Indenture may be modified by the Company with the consent of Holders of not less than 50% in principal amount of Outstanding Series 1996 Debentures; provided, however, that no such changes shall, without the consent of the holder of each Outstanding Series 1996 Debenture affected thereby (i) change the Stated Maturity of the principal of, or any installment of interest on any Series 1996 Debenture, (ii) reduce the principal of, or the rate of interest on, any Series 1996 Debenture (iii) change the coin or currency in which any Series 1996 Debenture or the interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any such payment, (v) reduce the percentage in principal amount of the Outstanding Series 1996 Debentures, the consent of whose Holders is required to modify the Indenture, (vi) reduce the percentage in principal amount of the Outstanding Series 1996 Debentures, the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder, (vii) subordinate the Indebtedness evidenced by the Series 1996 Debentures to any Indebtedness of the Company other than Senior Indebtedness, or (viii) impair or restrict the rights of the Holders of the Series 1996 Debentures to redemption of the Series 1996 Debentures prior to the Stated Maturity thereof as provided in the Indenture. No supplemental indenture shall adversely affect the rights of any holders of Senior Indebtedness without the consent of such holder.

     The Holders of at least 50% in principal amount of the Series 1996 Debentures at the time the Series 1996 Debentures are Outstanding may waive compliance by the Company with certain restrictive provisions of the Indenture.


                         DESCRIPTION OF COMMON STOCK

     The Company's authorized capital stock consists of 1,250,000 shares of Preferred Stock and 3,750,000 shares of Common Stock. As of April 1, 1996, there were 478,643 shares of Common Stock outstanding, including shares subject to forfeiture. Owners of the Common Stock are entitled to such dividends as may be declared by the Board of Directors out of the assets legally available for that purpose, and are entitled to one vote per share on all matters submitted to a vote of the shareholders of the Company. The holders of shares of Common Stock do not have cumulative voting rights and therefore holders of more than fifty (50%) percent of the shares voting for the election of directors can elect all of the directors and the remaining holders will not be able to elect any directors. The holders of shares of Common Stock have no preemptive rights or other rights to subscribe for additional shares. There are no conversion rights, redemption rights or sinking fund provisions with respect to shares of Common Stock. All shares of Common Stock now outstanding are validly issued, fully paid and nonassessable. On liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to receive, pro rata, the net assets of the Company remaining after the payment of all creditors and the payment of all accrued and unpaid dividends and the liquidation value with respect to outstanding shares of Series A and Series B Preferred Stock.

     There is no established public trading market for the Company's Common Stock. At April 1, 1996, there were 50 shareholders of record of the Company's Common Stock. The Company has never paid a dividend on its Common Stock and has no present plans to pay dividends in the future. The Company is restricted in its ability to pay dividends under the terms of certain of its loan agreements, as well as under the Indentures with respect to the Prior Indentures and it is restricted under the Indenture with respect to the Series 1996 Debentures.


                             PLAN OF DISTRIBUTION

     The Series 1996 Debentures being offered hereby are being offered by the Company through certain officers, none of whom will be compensated, directly or indirectly, in connection with his participation in the Offering. The Company will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of Series 1996 Debentures will be conducted within the requirements of Rule 3a4-1 by the Company's officers. In addition, the Company has appointed East West Capital Corporation and _____________, each a member of the National Association of Securities Dealers, Inc. ("NASD"), to act as selling agents in the Offering on a "best efforts" basis. These participating NASD members have all been in the securities business for over three years. These participating NASD members will not have any firm commitment for the purchase of Series 1996 Debentures. As compensation for their services in connection with this Offering, participating broker-dealers will be paid a selling commission by the Company of 6.5% of the purchase price of all Series 1996 Debentures sold by them, provided, however, that if a broker-dealer sells $250,000 or more of the Series 1996 Debentures it will be paid a commission of 7.0% on all sales, and if a broker-dealer sells $500,000 or more of the Series 1996 Debentures it will be paid a commission of 8.0% on all sales. The Company has agreed to indemnify participating broker-dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the broker-dealers may be required to make in respect thereof.

     For the duration of the Offering, the Company and any participating broker-dealer will instruct investors to make their investment checks payable to the Company and will forward all subscription monies promptly to the Company.

                                LEGAL MATTERS

     The validity of the Series 1996 Debentures offered hereby will be passed on for the Company by Dykema Gossett PLLC, Detroit, Michigan.


                                   EXPERTS

     The Company's consolidated balance sheets as of January 31, 1996 and 1995, consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1996 included in this Prospectus have been audited by Moore Stephens Doeren Mayhew, P.C. and Grant Thornton LLP acting in a joint capacity, independent certified public accountants, to the extent and for the periods indicated in their report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                        INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----


Report of Independent Certified Public Accountants                     F-2

Consolidated Balance Sheets
As of January 31, 1996 and 1995                                        F-3

Consolidated Statements of Operations
For the years ended January 31, 1996, 1995 and 1994                    F-4

Consolidated Statements of Stockholders' Equity
For the years ended January 31, 1996, 1995 and 1994                    F-5

Consolidated Statements of Cash Flows
For the years ended January 31, 1996, 1995 and 1994             F-6 to F-7

Notes to Consolidated Financial Statements                     F-8 to F-24

                         [GRANT THORNTON LETTERHEAD]




              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
MCA Financial Corp.

We have audited the accompanying consolidated balance sheets of MCA Financial Corp. and subsidiaries as of January 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MCA Financial Corp. and its subsidiaries as of January 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended January 31, 1996, in conformity with generally accepted accounting principles.



Moore Stephens
Doeren Mayhew, P.C.                    Grant Thornton LLP
Moore Stephens                         Grant Thornton LLP
Doeren Mayhew, P.C.                    Detroit, Michigan
Troy, Michigan
April 26, 1996

                             MCA FINANCIAL CORP.
                         CONSOLIDATED BALANCE SHEETS




                                     ASSETS

                                                                 January 31         January 31
                                                                     1996               1995
                                                               --------------      -------------
Cash                                                           $    2,730,408       $  2,931,234
Land contracts held for resale                                     11,484,877          9,309,498
Mortgages held for resale                                          63,306,372         15,702,403
Accounts receivable                                                 9,722,527         14,154,804
Accounts receivable, related parties                                8,256,090          8,269,139
Purchased servicing rights, net                                    27,293,358         17,567,698
Investments                                                         2,492,816          1,529,728
Syndication participations                                             67,903             87,236
Real estate held for resale                                           392,013                  -
Property and office equipment                                       4,856,330          3,863,737
Deferred charges and other assets                                   4,587,947          3,696,043
                                                               --------------       ------------

                                                               $  135,190,641       $ 77,111,520
                                                               ==============       ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Notes payable                                                  $   86,597,703       $ 44,843,292
Subordinated debentures                                             9,174,000          4,938,000
Accounts payable                                                   25,206,687         15,354,085
Accounts payable, related parties                                   1,693,311          1,499,582
Accrued interest and other expenses                                 2,058,080            986,249
Deferred federal income tax                                           300,000            200,000
                                                               --------------       ------------
                                                                  125,029,781         67,821,208
                                                               --------------       ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock
 Authorized 3,750,000 shares at January 31,
 1996 and 1995.   No par, stated value $.01
 each.  Issued and outstanding, 448,617 shares at January 31,
 1996 and 404,906 shares at January 31, 1995                            4,486              4,049
Preferred stock (Series A)
 Authorized 350,000 shares, $10 stated value, issued and
 outstanding 203,022 shares at January 31, 1996
 and 1995                                                           2,030,220          2,030,220
Preferred stock (Series B)
 Authorized 750,000 shares, $10 stated value, issued and
 outstanding 336,619 shares at January 31, 1996
 and 1995                                                           3,366,190          3,366,190
Additional paid-in capital                                          3,457,251          2,717,030
Retained earnings                                                   1,302,713          1,172,823
                                                               --------------       ------------
                                                                   10,160,860          9,290,312
                                                               --------------       ------------

                                                               $  135,190,641       $ 77,111,520
                                                               ==============       ============





                 See notes to consolidated financial statements
                                      F-3

                             MCA FINANCIAL CORP.
                    CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                            Year Ended January 31
                                                              1996                  1995             1994
                                                              ----                  ----             ----
REVENUES
Gain on sale of land contracts                               $  2,981,138     $  2,983,022        $  1,753,043
Gain on sale of real estate                                       750,800                -              66,967
Gain on sale of real estate-related parties                     6,529,708        7,365,199           4,811,069
Gain on bulk sales of servicing rights                          4,725,872        7,475,444           5,578,948
Mortgage origination fees and gain on
 sale of mortgages                                             14,339,220        5,584,454          11,282,265
Servicing fees                                                  6,243,748        4,616,738           1,916,662
Interest income                                                 5,902,714        5,106,041           3,948,291
Other income                                                      477,810          240,783             176,976
                                                             ------------     ------------        ------------

         Total revenues                                        41,951,010       33,371,681          29,534,221
                                                             ------------     ------------        ------------

EXPENSES

Payroll                                                        11,955,536       10,985,576           7,141,707
Interest                                                        7,565,044        6,018,518           4,428,925
Commissions                                                     5,929,844        4,591,079           8,286,531
Professional services                                           1,447,810        1,511,215           1,294,889
Depreciation                                                      554,904          351,964             202,599
Amortization                                                    3,259,131        1,924,872           2,009,511
General and administrative                                     10,111,211        8,163,619           5,197,874
                                                             ------------     ------------        ------------

         Total expenses                                        40,823,480       33,546,843          28,562,036
                                                             ------------     ------------        ------------

         INCOME (LOSS) BEFORE
          FEDERAL INCOME TAXES                                  1,127,530         (175,162)            972,185

Provision for federal income taxes                                512,000          102,384             420,545
                                                             ------------     ------------        ------------

         NET INCOME (LOSS)                                   $    615,530     $   (277,546)       $    551,640
                                                             ============     ============        ============

Earnings (loss) per share                                           $1.44            $(.69)              $1.60
                                                                    =====            =====               =====















               See notes to consolidated financial statements

                              MCA FINANCIAL CORP.
                          CONSOLIDATED STATEMENTS OF
                             STOCKHOLDERS' EQUITY



                                              Year Ended January 31, 1996, 1995 and 1994

                                      COMMON          PREFERRED           ADDITIONAL         RETAINED
                                      STOCK             STOCK          PAID IN CAPITAL       EARNINGS
                                   -----------      ------------       ---------------     ------------
Balance, February 1, 1993          $     2,966      $  1,690,600         $  1,617,159      $  1,561,101

Net Income                                   -                 -                    -           551,640
Issuance of Common Stock                 1,057                 -            1,529,810                 -
Issuance of Preferred Stock                  -         3,008,270             (298,619)                -
Preferred Stock Dividends                    -                 -                    -          (214,926)
                                   -----------      ------------         ------------      ------------

Balance, January 31, 1994                4,023         4,698,870            2,848,350         1,897,815

Net Loss                                     -                 -                    -          (277,546)
Issuance of Common Stock                    26                 -               28,211                 -
Issuance of Preferred Stock                  -           697,540             (159,531)                -
Preferred Stock Dividends                    -                 -                    -          (447,446)
                                   -----------      ------------         ------------      ------------

Balance, January 31, 1995                4,049         5,396,410            2,717,030         1,172,823

Net Income                                   -                 -                    -           615,530
Issuance of Common Stock                   444                 -              764,300                 -
Repurchase of Common Stock                  (7)                -              (24,079)                -
Preferred Stock Dividends                    -                 -                    -          (485,640)
                                   -----------      ------------         ------------      ------------

Balance, January 31, 1996          $     4,486      $  5,396,410         $  3,457,251      $  1,302,713
                                   ===========      ============         ============      ============


                                    PREFERRED
                                      STOCK
                                  SUBSCRIPTIONS          TOTAL
                                  -------------          -----
Balance, February 1, 1993          $         -      $  4,871,826

Net Income                                   -           551,640
Issuance of Common Stock                     -         1,530,867
Issuance of Preferred Stock           (886,000)        1,823,651
Preferred Stock Dividends                    -          (214,926)
                                   -----------      ------------

Balance, January 31, 1994             (886,000)        8,563,058

Net Loss                                     -          (277,546)
Issuance of Common Stock                     -            28,237
Issuance of Preferred Stock            886,000         1,424,009
Preferred Stock Dividends                    -          (447,446)
                                   -----------      ------------

Balance, January 31, 1995                    -         9,290,312

Net Income                                   -           615,530
Issuance of Common Stock                     -           764,744
Repurchase of Common Stock                   -           (24,086)
Preferred Stock Dividends                    -          (485,640)
                                   -----------      ------------

Balance, January 31, 1996          $         -      $ 10,160,860
                                   ===========      ============











                 See notes to consolidated financial statements
                                      F-5

                             MCA FINANCIAL CORP.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 Year Ended January 31
                                                                  1996                    1995                      1994
                                                             -------------           -------------             -------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net income (loss)                                            $     615,530           $     (277,546)           $    551,640
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
Depreciation and amortization                                    3,814,035                2,276,836               2,212,110
Stock award compensation                                           165,744                   28,237                 101,637
Increase in land contracts
 held for resale                                                (2,175,379)              (5,439,497)             (2,409,120)
(Increase) decrease in mortgages held
 for resale                                                    (47,003,969)              23,547,628             (25,166,053)
(Increase) decrease in accounts receivable                       4,432,277               (7,325,104)             (5,593,570)
Increase in accounts receivable, related parties                  (986,951)              (1,333,086)             (4,616,933)
Increase in deferred charges and other assets                   (1,751,063)              (2,115,825)               (754,659)
Increase in accounts payable                                     9,852,602                9,047,933               1,988,117
Increase (decrease) accounts payable,
 related parties                                                   193,729                  194,211                (406,000)
Increase  in accrued interest and other expenses                 1,071,831                  205,166                 442,248
Increase in deferred Federal income taxes                          100,000                   20,000                   5,600
                                                             -------------           --------------            ------------

  Net cash provided by (used in)
   operating activities                                        (31,671,614)              18,828,953             (33,644,983)
                                                             -------------           --------------            -------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Acquisition of MCA Realty Corporation                                    -                  163,341                       -
Investment in purchased servicing rights, net                  (12,125,632)             (10,645,117)             (8,585,344)
(Increase) decrease in  investments                                 36,912                 (224,702)                133,717
Decrease in investments in syndications                             19,333                  126,424                 305,679

Real estate acquisitions                                          (392,013)                       -                       -
Proceeds from sale of real estate                                        -                  451,133                 420,131
Capital expenditures                                            (1,073,420)                (232,962)               (484,374)
                                                             -------------           -------------             -------------

  Net cash used in investing activities                        (13,534,820)             (10,361,883)             (8,210,191)
                                                             -------------           --------------            -------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Proceeds from notes payable                                    548,960,490              529,181,111             639,870,762
Payments on notes payable                                     (507,680,156)            (540,175,700)           (600,308,609)
Proceeds from subordinated debentures                            4,236,000                        -               1,767,000
Redemption of common stock                                               -                 (300,000)                      -
Repurchase of common stock                                         (25,086)                       -                       -
Proceeds from issuance of preferred stock                                -                1,583,540               2,122,270
Preferred stock issuance costs                                           -                 (159,531)               (298,619)
Dividends on preferred stock                                      (485,640)                (447,446)               (214,926)
                                                             -------------           --------------            ------------

  Net cash provided by (used in) financing
  activities                                                    45,005,608              (10,318,026)             42,937,878
                                                             -------------           --------------            ------------

Net increase (decrease) in cash                                   (200,826)              (1,850,956)              1,082,704

Cash at beginning of period                                      2,931,234                4,782,190               3,699,486
                                                             -------------           --------------            ------------

Cash at end of period                                        $   2,730,408           $    2,931,234            $  4,782,190
                                                             =============           ==============            ============





                 See notes to consolidated financial statements
                                      F-6

                             MCA FINANCIAL CORP.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONCLUDED)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION



                                              Year Ended January 31
                                              1996         1995        1994
                                       -----------  -----------  ----------

     Cash paid during the period for:

             Interest                   $7,435,339   $5,943,047  $4,276,624
             Income Taxes               $   66,506   $  325,878  $  396,445


During the year ended January 31, 1996 the Company issued 24,410 shares of common stock to employees and recognized $164,744 in compensation expense. The Company also issued 20,000 shares of common stock to a shareholder/director of the Company in exchange for $600,000 in notes receivable. Prior to January 31, 1996 the notes receivable were assigned to Investor Pass-Through Trusts in satisfaction of amounts due the Trust by MCAFC. In December of 1995, the Company exchanged a $1,000,000 investment in a real estate partnership acquired from a related party in exchange for a reduction in amounts due the Company for an interest in a limited liability company whose primary activity involves providing financing for automobile dealerships. During the year ended January 31, 1996, capital leases totalling $474,077 were entered into for the purchase of various furniture and equipment.

During the year ended January 31, 1995 the Company issued 2,567 shares of common stock to employees and recognized $28,237 in compensation expense. The Company also entered into capital lease arrangements for the purchase of various furniture and equipment in the amount of $767,145. On January 31, 1995 the Company acquired MCA Realty Corporation (see Note 15) in a non-cash transaction. The following assets and liabilities were acquired in exchange for a $945,117 net reduction in accounts receivable from RIMCO Financial
Corporation:


                    Cash                            $163,341
                    Accounts receivable              414,126
                    Property and office equipment    947,967
                    Deferred charges and other        18,918
                    Notes payable                   (521,634)
                    Accounts payable                 (77,601)
                                                   ---------
                                                    $945,117
                                                   =========


During the year ended January 31, 1994 the Company issued 94,400 shares of common stock to various shareholders/directors of the Company in exchange for certain real estate and notes receivable valued at $1,428,286. Subsequent to January 31, 1994 the notes receivable were assigned to Investor Pass-Through Trusts in satisfaction of amounts due to the Trust by MCAFC. During fiscal 1994 the Company issued 11,293 shares of common stock to employees and recognized $101,637 in compensation expense. The Company also entered into capital lease arrangements for the purchase of various furniture and equipment in the amount of $1,163,121. At January 31, 1994 there were preferred stock subscriptions outstanding in the amount of $886,000. These amounts were received in the first quarter of fiscal 1995.












                 See notes to consolidated financial statements
                                      F-7

                             MCA FINANCIAL CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements at January 31, 1996, 1995 and 1994 include the accounts of MCA Financial Corp. (MCAFC) and its wholly owned subsidiaries MCA Mortgage Corp. (MCAMC), Mortgage Corporation of America (MCA), MCA Realty Corporation (MRC) and Complete Financial Corp. (CFC). Mortgage Corporation of America - Ohio (MCA-Ohio) is a wholly owned subsidiary of MCA.

Intercompany accounts and transactions are eliminated in consolidation.


NATURE OF OPERATIONS

MCAFC and its subsidiaries (the Company) is a diversified mortgage banking and real estate services enterprise. The Company generates revenue from four primary sources including mortgage banking, land contract syndication, loan servicing and real estate sales.

The Company originates first mortgage loans on residential properties. Loans are delivered, primarily on a pre-sold basis, to various institutional investors throughout the United States. These mortgage loans are typically sold on a non-recourse basis. Loans underwritten and sold may be subject to repurchase if the underwriting standards of the investor are not met. These transactions are accounted for as sales of loans since the Company is able to estimate its obligation under the recourse provisions, which historically have been immaterial. Gains and losses from loan sale transactions are recognized when the mortgage loans are sold and amount to approximately $3,767,000, $(430,000) and $6,175,000 for the years ending January 31, 1996, 1995 and 1994 respectively.

MCA purchases land contracts and mortgage notes at a discount from face value and packages (securitizes) these real estate investments into Investor Pass-through Trusts. MCA is the sponsor of the Trusts, which are sold as securities to investors by independent security broker-dealers. The Trusts hold the entire interest, including any residual, in the transferred loans. Gain on sale is recognized when the Trusts have broken escrow (investor funds have been received).

MCAMC and MCA service the land contracts and mortgages for various investors. Servicing revenues are recognized monthly according to the servicing contracts related to the various portfolio interests.

MCAFC, MCA and MRC purchase residential and commercial income properties which are sold to limited partnerships. Revenues related to limited partnership sales are recognized when the sales are closed.

Substantially all of the real estate and land contracts held by the limited partnerships and Investor Pass-through Trusts are located in, or relate to, properties located in the greater Detroit, Michigan metropolitan area.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


LAND CONTRACTS HELD FOR RESALE

Land contracts held for resale are recorded at the lower of cost or market and consisted of the following at:


                                                  January 31
                                            1996               1995
                                         -----------       ------------
              Land contracts receivable  $12,158,775        $11,073,717
              Discount                      (416,418)          (749,043)
              Senior liens payable          (257,480)        (1,015,176)
                                         -----------        -----------
                                         $11,484,877        $ 9,309,498
                                         ===========        ===========


The fair value of land contracts for resale approximates cost at January 31, 1996.


MORTGAGES HELD FOR RESALE

Mortgages held for resale are recorded at the lower of cost or market which is determined by the aggregate method (unrealized losses are offset by unrealized gains). Cost approximated market value, therefore, no valuation allowance was necessary at January 31, 1996 and 1995.


ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at:

                                                              January 31
                                                         1996           1995
                                                     -----------     -----------
Accounts receivable - sales of servicing rights       $5,912,243      $10,480,361
Accrued fees and commissions                           1,505,378        1,195,060
Accounts receivable - syndication sales                  662,577          910,500
Accounts receivable - escrows on closed loans            563,061          233,714
Accounts receivable - shareholders                       182,679          262,020
Accrued interest                                         211,843          137,333
Employee commission draws                                113,799          108,800
Notes receivable - other                                     -             95,000
Other                                                    570,947          732,016
                                                      ----------      -----------
                                                      $9,722,527      $14,154,804
                                                      ==========      ===========


Accounts receivable - related parties consist mainly of non-interest bearing advances and other administrative charges to Investor Pass-through Trusts and limited partnerships sponsored by the Company, and other related entities.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTS RECEIVABLE - CONCLUDED

Included in accounts receivable - related parties at January 31, 1996 and 1995, respectively, are approximately $793,000 and $796,000 due from an entity owned by certain directors and shareholders of the Company; $1,676,000 and $1,097,000 due from Property Corporation of America (PCA); and $4,568,000 and $4,995,000 due from investor pass-through trusts and limited partnerships. Collectibility of the receivables from PCA and from investor pass-through trusts and limited partnerships is substantially dependent upon the successful syndication of partnership interests and operating cash flows generated by rental operations.

The Company uses the allowance method to account for possible losses of accounts receivable, and no allowance was deemed necessary at January 31, 1996 and 1995.


PURCHASED SERVICING RIGHTS

The Company capitalizes the cost of bulk purchases of servicing rights, as well as the net cost of servicing rights acquired through the purchase of loans servicing released, which will be sold servicing retained. The purchase price of loans acquired servicing released is allocated between the servicing rights and the value of the loans on a servicing retained basis. The portion of the purchase price that represents the cost of acquiring the servicing rights is capitalized as purchased servicing. The remainder of the purchase price represents the cost basis of the loan that will be sold.

The following is an analysis of the changes in purchased servicing rights:



        Balance, February 1, 1993                 $ 1,387,453

              Additions                             8,585,344
              Scheduled amortization                 (453,764)
              Amortization due to changes in
               prepayment and other assumptions    (1,261,728)
              Sales                                         -
                                                  -----------

        Balance, January 31, 1994                   8,257,305

              Additions                            22,145,428
              Scheduled amortization               (1,334,724)
              Amortization due to changes in
               prepayment and other assumptions             -
              Sales                               (11,500,311)
                                                  -----------

        Balance January 31, 1995                   17,567,698

              Additions                            25,711,919
              Scheduled amortization               (1,991,974)
              Amortization due to changes in
                prepayment and other assumptions     (468,007)
              Sales                               (13,526,278)
                                                  -----------

        Balance, January 31, 1996                 $27,293,358
                                                  ===========

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PURCHASE SERVICING RIGHTS - (CONCLUDED)

Amortization of purchased servicing rights is based on the ratio of net servicing income received in the current period to total net servicing income projected to be realized from the purchased servicing rights on a discounted basis. The Company periodically evaluates the recoverability on a disaggregated basis by analyzing each individual bulk purchase of servicing rights separately and recording any amortization necessary to adjust the carrying value of each bulk purchase to its net realizable value. Projected net servicing income is determined on the basis of the estimated balance of the underlying mortgage loan portfolio, which declines over time from prepayment and scheduled amortization. The Company estimates future prepayment rates based on current interest rate levels and other economic conditions, as well as relevant characteristics of the servicing portfolio, such as loan types, interest rate stratification and recent prepayment experience. Amortization of purchased servicing rights was $2,459,981, $1,334,724, and $1,715,492 for the years ended January 31, 1996, 1995 and 1994, respectively. Accumulated amortization of purchased servicing rights was $2,887,705, $427,724 and $1,715,492 at January 31, 1996, 1995 and 1994,
respectively.

Properties securing the mortgage loans in the Company's servicing portfolio are located throughout the United States.

At January 31, 1996 the net book value of the purchased servicing rights portfolio approximated fair value.


INVESTMENTS

Partnership investments consist of partnership interests in limited partnerships and are accounted for under the equity method. The partnerships invest primarily in residential rental properties. Presented below is summary unaudited financial information for the above limited partnerships as of, and for the year ended:


                                December 31
                                -----------
                          1995                    1994
                        ----------            ----------
  Total assets          $9,327,310            $9,089,000
  Total liabilities      2,885,888             2,908,000
  Partnership equity     6,441,422             6,181,000
  Net income               510,748               322,000

Included in investments at January 31, 1996 is a common stock investment in a LLC which was made in December, 1995. This start-up company intends to participate in the used vehicle retail industry through providing floor plan financing and participating in joint venture activities with existing dealers. The Company's investment in the Class B shares issued by this LLC provides it the right to participate in earnings and distributions, if any, subject to the preferential rights of certain other shareholders. This investment is being acounted for on the cost method.


SYNDICATION PARTICIPATIONS

Syndication participations consist of interests in Investor Pass-through Trusts sponsored by the Company and are recorded at cost. Income earned from the Company's interest in Pass-through Trusts is included in interest income.


REAL ESTATE HELD FOR RESALE

Real estate held for resale consists mainly of single-family residences at January 31, 1996 and is recorded at the lower of cost or net realizable value.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

PROPERTY AND OFFICE EQUIPMENT

Property and office equipment are recorded at cost. Depreciation is calculated principally using the straight-line method based upon the estimated useful lives of the assets, ranging from seven to ten years. Property and office equipment consisted of the following at:


                                                                                        January 31
                                                                             1996                         1995
                                                                       --------------                -------------
       Property and office equipment under capital leases              $   2,475,010                 $  1,998,546
       Property and office equipment                                       2,653,472                    1,896,579
       Building and improvements                                           1,090,714                      785,558
                                                                       -------------                 ------------
                                                                           6,219,196                    4,680,683
       Less:  accumulated depreciation                                    (1,362,866)                    (816,946)
                                                                       -------------                 ------------
                                                                       $   4,856,330                 $  3,863,737
                                                                       =============                 ============


Depreciation and amortization expense for the year ended January 31, 1996, 1995 and 1994 amounted to $554,904, $351,964 and $202,599, respectively.

REVENUE RECOGNITION

Gains on the sale of servicing rights are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies. Mortgage origination fees on loans held for sale are recognized as income at the time the loan is sold.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statements of Financial Accounting Standards ("SFAS") No. 107 issued by the Financial Accounting Standards Board ("FASB"), "Disclosures about Fair Value of Financial Instruments", requires the disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, where it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents: For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Land Contracts held for resale: This portfolio consists of land contracts held for resale underlying single family residential properties. These are valued based on the fair value of obligations with similar credit characteristics.

Mortgage Servicing Rights:   The fair value of the mortgaged servicing rights
is determined using the discounted present value of the net cash flows. Market estimates are used for servicing costs, prepayment speeds and discount rates.

Mortgages held for resale:   This portfolio consists of single family mortgage
loans held for sale and is valued using fair values attributable to similar mortgage loans.

Notes Payable and Subordinated Debentures: The carrying amount for these instruments approximates fair value.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


EARNINGS PER SHARE

Earnings per share are computed based on the weighted average number of common and common equivalent shares outstanding during the period. The weighted average number of shares used in the determination of earnings per share was 426,762, 403,622, and 343,893 for the years ended January 31, 1996, 1995 and
1994.


RECLASSIFICATION

Certain amounts in the prior year's financial statements have been reclassified to conform to the January 31, 1996 presentation.


NEW PRONOUNCEMENTS

In March 1995, the FASB issued "SFAS No. 121 - Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The statement is effective for the year ended January 31, 1997.

In May 1995, the FASB issued SFAS No. 122 - "Accounting for Mortgage Servicing Rights". This statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. This statement is effective for the year ended January 31, 1997.

Management does not believe the adoption of these standards will have a material effect on the financial statements.


NOTE 2 - RESTRICTED CASH

Included in cash and accounts payable are advance payments by borrowers on loans serviced by the Company in the amount of approximately $378,000 and $421,000, respectively, at January 31, 1996 and 1995.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - NOTES PAYABLE



Notes payable consisted of the following at:


                                                                                   January 31
                                                                          1996                      1995
                                                                      ------------             ------------
Note payable under $25 million mortgage
warehouse credit facility, subject to renewal
on July 1, 1996, interest is computed
at the bank's prime rate less  1/2% (8.0% at
January 31, 1996) and payable monthly; principal
payable upon sale of mortgage collateral
(mortgages held for resale) to institutional
investors or on demand.                                               $ 22,557,781             $ 7,332,644


Note payable under $28.5 million revolving credit
loan subject to renewal on October 31, 1996 interest is
computed at the bank's prime rate (7.125% at
January 31, 1996), collateralized by purchased servicing
rights.                                                                 28,500,000              24,646,708

Note payable under $30 million mortgage warehouse
facility terminating June 15, 1996, interest is computed
at the federal funds rate plus 1.5% (7.47% at
January 31, 1996) and deducted from the proceeds of
investor fundings, principal payable upon sale of mortgage
collateral (mortgages held for resale) to institutional
investors or on demand.                                                 26,554,708               8,203,564

Note payable under $10 million mortgage warehouse
facility, subject to renewal on November 1, 1996, interest is computed at LIBOR plus 1.5% (7.14% at January 31, 1996),
principal payable upon sale of mortgage collateral (mortgages
held for resale) to institutional investors.                             3,729,748                       -

Revolving line of credit/note payable, $.5 million credit
line for working capital, $1 million note payable for
purchases of land contracts subject to renewal on
April 30, 1996,  interest is computed at the bank's prime
rate plus 1% (9.5% at January 31, 1996).  Land
contracts are assigned to the bank as collateral, personally guaranteed by certain officers of the Company, principal
payable upon sale of collateral.                                         1,500,000               1,500,000

Note payable under $1.5 million line of credit for the
acquisition and rehabilitation of residential real property
subject to renewal on October 31, 1996, interest is computed at 12%, collateralized by residential real property and
personally guaranteed by certain officers of the Company,
principal payable upon sale of collateral.                               1,448,042               1,199,304

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3 - NOTES PAYABLE (CONCLUDED)


Note payable under $1.5 million line of credit for the
acquisition and reliabilitation of residential real property, subject to renewal April 1, 1996, interest is computed
at the bank's prime rate plus  3/4%, collateralized by residential real property and personally guaranteed by certain officers
of the Company, principal payable upon sale of collateral.                   408,773               -

Land contracts payable to certain Investor Pass-through
Trusts sponsored by the Company for purchase of a building,
interest at 11%, collateralized by the building, principal
payable based on 30 year amortization, balloon payment
required in 10 years.                                                        542,556         478,881

Other notes payable, including obligations under capital
 leases, expiring at various times through 1999.                           1,356,095       1,482,191
                                                                        ------------   -------------
                                                                        $ 86,597,703   $  44,843,292
                                                                        ============   =============



In connection with the $28.5 million credit facility, the Company entered into an arrangement with the Policemen and Firemen Retirement System of The City of Detroit (The "Fund") whereby the the Fund has agreed to provide payment upon the occurrence of certain events of default by the Company. In consideration for this, the Company pays certain fees to the Fund, and has provided it with an option to purchase up to five percent of the Company's outstanding common stock, at seventy percent of the public offering price per share, if the Company completes a firm commitment underwritten sale of its common stock prior to April 30, 2000.

The above notes payable place certain financial restrictions on the Company.
If for any reason the warehouse credit facilities are terminated, the Company's ability to fund mortgage loans will be adversely impacted. The Company anticipates renewal of all of its existing credit facilities.



NOTE 4 - SUBORDINATED DEBENTURES

In December 1991, the Company began offering up to $7,500,000 of 11% Asset-Backed Subordinated Debentures due March 15, 1997. Interest on the Debentures is payable quarterly. The Debentures are subordinate in right of payment to all current and future senior indebtedness of the Company. Payment of principal and interest on the Debentures is collateralized by a security interest in and lien upon certain existing and future contract rights to service mortgages and land contracts. These rights must at all times have a formula value, as determined by provisions of the Indenture, of at least 105% of the principal amount of Debentures outstanding. Under certain limited conditions the Debentures are redeemable commencing June 15, 1993 only up to $25,000 per holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all holders. The right of redemption does not exist if the Company is in default under any senior indebtedness. Through January 31, 1996 there have been $17,000 in redemptions. The Debentures also place restrictions on dividends and certain equity transactions should the Company's consolidated retained earnings fall below $1,000,000. The Debentures are registered with the Securities and Exchange Commission.

Through January 31, 1996, the Company has incurred approximately $866,000 in fees related to the debenture offering. These costs are included in deferred charges and other assets and are being amortized over the life of the debentures on the straight-line method. Accumulated amortization was $686,000 and $532,000 at January 31, 1996 and 1995.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 4 - SUBORDINATED DEBENTURES (CONCLUDED)

In December 1994, the Company began offering up to $10,000,000 of 11% Asset-Backed Subordinated Debentures due June 30, 2000. Interest on the Debentures is payable quarterly. The Debentures are subordinate in right of payment to all current and future senior indebtedness of the Company. Payment of principal and interest on the Debentures is collateralized by a security interest in and lien upon certain existing and future contract rights to service mortgages and land contracts and specified mortgage notes and land contract vendors' interests relating to one-to-four family residential and commercial real estate. This collateral must at all times have a formula value, as determined by provisions of the Indenture, of at least 105% of the principal amount of Debentures outstanding. Under certain limited conditions the Debentures are redeemable only up to $25,000 per holder in each calendar year and only up to an aggregate of $100,000 per calendar year for all holders. The right of redemption does not exist if the Company is in default under any senior indebtedness. Through January 31, 1996 there have been no redemptions. The Debentures are registered with the Securities and Exchange Commission.

Through January 31, 1996, the Company has incurred approximately $867,000 in fees related to the debenture offering. These costs are included in deferred charges and other assets and are being amortized over the life of the debentures on the straight-line method. Accumulated amortization was $109,000 and $0 at January 31, 1996 and 1995.



NOTE 5 - REDEEMABLE COMMON STOCK

The Company had an arrangement with one shareholder whereby the Company was required to redeem, at the shareholder's option, any or all of the 14,000 shares covered by the redemption agreement. The redemption price was $21.42 per share. These shares were redeemed during fiscal 1995.



NOTE 6 - PREFERRED STOCK

In March 1992 MCAFC began offering up to 350,000 units consisting of one share of Series A 9%, $10 stated value, cumulative convertible preferred stock and one warrant to purchase one share of common stock of the Company. The stock is convertible only in the event of an initial public offering of the Company's common stock. The warrants are conditional on an initial public offering of the Company's common stock within one year of the redemption of the warrant holders Series A preferred stock. The preferred stock is redeemable at any time at the option of the Company only. Redemption prices per share increase $.20 per year from $10.20 in 1993 to $11 in 1997 and thereafter. Through January 31, 1996 there have been no redemptions. Dividends are payable quarterly.

In June 1993 MCAFC began offering up to 750,000 units consisting of one share of Series B 9%, $10 stated value, cumulative convertible preferred stock. The stock is convertible only in the event of an initial public offering of the Company's common stock. The preferred stock is redeemable at any time on or after July 15, 1994 at the option of the Company only at a redemption price of $10 per share. Through January 31, 1996 there have been no redemptions. Dividends are payable quarterly.

Through January 31, 1996 the Company has incurred approximately $603,000 in fees related to the preferred stock offering. These costs have been offset against additional paid-in capital on the balance sheet.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7 - FEDERAL INCOME TAXES

Deferred income taxes are provided for on the liability method and reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liability are as follows:


                                                                    January 31
                                                        1996                         1995
                                                     --------                     ---------
        Depreciation of property and office
         equipment                                   $416,000                      $275,000
        Deferred gain on sales                         23,000                        30,000
        Non-deductible accruals                       (31,000)                      (50,000)
        Amortization of goodwill                     (108,000)                      (55,000)
                                                     --------                      --------
                                                     $300,000                      $200,000
                                                     ========                      ========


Components of income tax expense include:


                                                          Year Ended January 31
                                              1996                1995                1994
                                             --------           --------            --------
        Current                              $412,000           $ 82,384            $414,945
        Deferred                              100,000             20,000               5,600
                                             --------           --------            --------
                                             $512,000           $102,384            $420,545
                                             ========           ========            ========


The income tax provision reconciled to the tax computed at the statutory federal rate is as follows for the years ended January 31:

                                              1996                1995
                                              ----                -----
    Tax (benefit) at statutory rate         $383,000            $(59,000)
    Non-deductible items                     169,000             107,000
    Adjustment of prior year accrual              -               38,000
    Other                                    (40,000)             16,384
                                            --------            --------
                                            $512,000            $102,384
                                            ========            ========



NOTE 8 - RELATED PARTY TRANSACTIONS

The Company purchased various real estate parcels during the years ended January 31, 1996, 1995 and 1994. Certain of these parcels during the year ended January 31, 1994 were purchased for $342,000 from a company owned by two MCAFC shareholders. These and other parcels purchased from unrelated third parties were subsequently sold to limited partnerships, for which PCA is the general partner. Gains totaling $6,529,708, $7,365,199 and $4,811,069 for the years ended January 31, 1996, 1995 and 1994 were recognized on the sales, respectively. The Company did not recognize gains on the sale of parcels acquired from related parties.

During the years ended January 31, 1996, 1995 and 1994 the Company agreed to pay commissions of $1,735,000, $1,315,000 and $996,000, respectively for the acquisition of properties acquired from unrelated third parties to a Company owned by three shareholders of MCAFC. These commissions reduced "Gain on Sale of Real Estate" in the Consolidated Statements of Operations.

MCA earned $36,000 for management fees for administrative services provided to U.S. Mutual Financial Corporation (USMFC) during each of the years ended January 31, 1996, 1995 and 1994, respectively. Certain shareholders of the Company are directors or major shareholders in USMFC.

Included in accounts payable at January 31, 1996 and 1995 are approximately $1,693,000 and $1,500,000 attributable to transactions with partnerships, trusts and other related entities. Such transactions include rental payments received on behalf of these entities and disbursed in subsequent months.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 9 -  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is party to financial instruments with off-balance sheet risk in the normal course of business through the production and sale of mortgage loans and the management of interest rate risk. These financial instruments include commitments to extend credit and forward contracts to deliver and sell loans to investors.

The Company is exposed to credit loss in the event of nonperformance by the counter-parties to the various agreements. However, the Company does not anticipate nonperformance by the counter-parties. The Company's exposure to credit risk with respect to commitments to extend credit are limited due to the non-recourse nature of the loans upon sale to investors. At January 31, 1996 and 1995, respectively, the Company had approved loans that had not yet closed amounting to approximately $74,259,000 and $23,075,000. The Company manages credit risk with respect to forward contracts by entering into agreements only with investors meeting certain requirements. In the event of default by the counter-party the Company's exposure to credit risk is the difference between the contract price and the current market price.


NOTE 10 - LEASE COMMITMENTS

The Company leases office space and equipment under long-term capital and operating leases with varying terms which expire through 2000. Rent expense on operating leases approximated $1,803,000, $1,251,000 and $917,000 for the years ended January 31, 1996, 1995 and 1994, respectively, and is included in the caption General and Administrative" expense in the Consolidated Statements of Operations.

As of January 31, 1996, approximate future minimum lease payments under capital leases and future minimum lease payments under operating leases that have initial or remaining noncancelable terms in excess of one year are as follows:


                                              Capital      Operating
                                               Leases        Leases
                                           ------------  -----------
                                   1997    $   857,641    $  834,992
                                   1998        447,149       798,058
                                   1999        121,815       549,282
                                   2000             -        282,860
                                           -----------    ----------

            Total minimum lease payments     1,426,605    $2,465,192
                                                          ==========

            Less:
             Amount representing interest      176,443
                                           -----------

            Present value of minimum
             lease payments                $ 1,250,162
                                           ===========




NOTE 11 - COMMITMENTS AND CONTINGENCIES

In accordance with the terms of the Investor Pass-through Trust Participation Agreements, the Company is obligated to purchase all outstanding participation certificates held by investors at such time as the aggregate net receivable balances of each Trust is less than 10% of the original face amount of the Trust. At January 31, 1996 and 1995, the maximum amount of these future purchase commitments totalled approximately $8,011,000 and $5,853,000.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONTINUED)


Although the Company is approved as a correspondent with numerous mortgage investors, the Company estimates that three investors purchased substantially all of the Company's mortgage loans originated during fiscal 1996, 1995 and 1994. Management believes that the loss of these investors would have a material adverse effect on the Company.

The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management believes that none of these actions, individually or in the aggregate will have a material adverse affect on the financial condition or results of operations of the Company.


NOTE 12 - EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan covering substantially all its employees. The Company has the option of making an annual discretionary profit sharing contribution and is matching each employee's contribution up to a predetermined limit.

The Company's combined contribution to the plan amounted to $22,000, $17,000 and $48,000 for the years ended January 31, 1996, 1995 and 1994.


NOTE 13 - RESTRICTED STOCK AWARDS

At the discretion of the Board of Directors, shares may be issued to employees and non-employees as incentives for performance. The number of shares awarded, and the terms under which such shares become vested (nonforfeitable), are determined on an individual basis. The Company recognizes the issuance of restricted shares when they become vested.

As of January 31, 1996, a total of 23,360 shares have been awarded and remain unvested. The aggregate number of shares and the years in which they become vested in each of the periods succeeding January 31, 1996 are as follows:

                             1997    12,358
                             1998    11,002

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14 - SEGMENT INFORMATION

The Company and it's subsidiaries operate primarily in two business segments. Operations in mortgage banking involve the origination and purchase of mortgage loans, sale of mortgage loans in the secondary mortgage market, servicing of mortgage loans, and the purchase and sale of mortgage servicing rights. Operations in the real estate industry consist of the purchase and resale and the securitization and syndication of real estate interests. The following is a summary of selected consolidated segment information for the mortgage banking and real estate industry segments for the years ended:


                                                     January 31

                                  1996                      1995                 1994
                                ---------                ---------           -----------
Revenue:
     Mortgage banking         $ 31,051,952              $22,512,856          $22,508,313
     Real estate                10,899,058               10,858,825            7,025,908
                              ------------              -----------          -----------
        Total:                $ 41,951,010              $33,371,681          $29,534,221
                              ============              ===========          ===========
Income (loss) before income
taxes:
     Mortgage banking         $ (1,195,323)             $(3,057,212)         $(1,794,175)
     Real estate                 2,322,853                2,882,050            2,766,360
                              ------------              -----------          -----------
        Total:                $  1,127,530              $  (175,162)         $   972,185
                              ============              ===========          ===========
Identifiable assets:
     Mortgage banking         $104,990,975              $46,523,533          $58,341,127
     Real estate                27,147,572               23,238,535           15,040,540
     Other                       3,052,094                7,349,452            3,463,498
                              ------------              -----------          -----------
        Total:                $135,190,641              $77,111,520          $76,845,165
                              ============              ===========          ===========

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 15 - BUSINESS ACQUISITION

On July 19, 1994 the Company purchased substantially all of the revenue producing activities of Liberty in a transaction accounted for using the purchase method. These assets included certain furniture and equipment located in Liberty branch offices in Michigan, Maryland, West Virginia and Illinois and the right to process and close certain mortgage loans in process originated by Liberty. The purchase price of the furniture and equipment was determined by independent appraisal and payable within 45 days of this agreement. The appraised value was $85,000. At the closing of this agreement a down-payment of $350,000 was made as an advance against amounts due as a result of future Liberty branch loan closings. This downpayment is included in deferred charges and other assets in the accompanying consolidated balance sheet. Liberty was paid based on a negotiated formula tied to loan closings at Liberty branches over an eighteen month period. The total purchase price, was $885,000. This consists of the $85,000 referred to above which was capitalized and amortized as furniture and equipment; approximately $200,000 for loans-in-process, which upon closing were capitalized as a cost of the loan origination, and $500,000, for future branch loan closings, $150,000 of which was paid during July and August, 1994 and $350,000, which was paid at the closing. The benefits to be derived from the acquisition of these production offices will to extend beyond the eighteen month earn-out period, and, accordingly have been capitalized as goodwill (included in deferred charges and other assets on the balance sheet) and amortized over a five year period, subject to periodic reevaluation. In connection with the acquisition, the Company acquired approximately $4,000,000 of loans held for resale which were funded by the Company's warehouse credit facilities and subsequently purchased by outside investors under terms similar to any Company originated loan.

The following unaudited pro-forma summary presents the consolidated results of operations as if the acquisition had occurred at February 1, 1993, after giving effect to certain adjustments. These pro-forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisition been made as of those dates or of results which may occur in the future.

                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 15 - BUSINESS ACQUISITION (CONTINUED)

                                                               Year ended January 31, 1994
                                                               ---------------------------

                                                    MCAFC             Pro-Forma                  MCAFC
                                                  (Historical)       Adjustments              (Pro-Forma)
                                                ---------------      ----------               ----------
REVENUES

Gain on sale of land contracts                    $ 1,753,043     $            -             $ 1,753,043
Gain on sale of real estate                         4,878,036                  -               4,878,036
Gain on bulk sales of servicing rights              5,578,948     1)    1,777,595              7,356,543
Mortgage origination fees                          11,282,265     1)    7,893,555             19,175,820
Servicing fees                                      1,916,662     1)      875,719              2,792,381
Interest income                                     3,948,291     1)    1,812,194              5,760,485
Other income                                          176,976             222,193                399,169
                                                  -----------     ---------------           ------------

        Total revenues                             29,534,221          12,581,256             42,115,477
                                                  -----------     ---------------           ------------
EXPENSES

Payroll                                             7,141,707     1)    6,220,706             13,362,413
Interest                                            4,428,925     1)    1,336,167              5,765,092
Commissions                                         8,286,531     1)    2,002,722             10,289,253
Professional services                               1,294,889     1)      167,181              1,462,070
Depreciation                                          202,599     1)      107,891                310,490
Amortization                                        2,009,511     1) 2)   253,500              2,263,011
General and administrative                          5,197,874           2,908,724              8,106,598
                                                  -----------     ---------------           ------------
        Total expenses                             28,562,036          12,996,891             41,558,927
                                                  -----------     ---------------           ------------
        INCOME (LOSS) BEFORE
         FEDERAL INCOME TAXES                         972,185            (415,635)               556,550

Provision for federal income taxes                    420,545     3)       26,637                447,182
                                                  -----------     ---------------            -----------
        NET INCOME                                $   551,640     $      (442,272)           $   109,368
                                                  ===========     ===============            ===========
Earnings per share                                     $ 1.60             $ (1.29)                 $ .31
                                                       ======             =======                  =====


                              MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - BUSINESS ACQUISITION (CONTINUED)

                                                       Year ended January 31, 1995


                                                 MCAFC         Pro-Forma        MCAFC
                                             (Historical)     Adjustments    (Pro-Forma)
                                             ------------     -----------    -----------
REVENUES

Gain on sale of land contracts             $ 2,983,022       $          -     $ 2,983,022
Gain on sale of real estate                  7,365,199                  -       7,365,199
Gain on bulk sales of servicing rights       7,475,444       1) 1,737,609       9,213,053
Mortgage origination fees                    5,584,454       1) 1,862,821       7,447,275
Servicing fees                               4,616,738       1)   429,081       5,045,819
Interest income                              5,106,041       1)   245,634       5,351,675
Other income                                   240,783            128,035         368,818
                                           -----------       ------------     -----------

        Total revenues                      33,371,681          4,403,180      37,774,861
                                           -----------       ------------     -----------

EXPENSES

Payroll                                     10,985,576       1) 1,705,338      12,690,914
Interest                                     6,018,518       1)   171,221       6,189,739
Commissions                                  4,591,079       1)   836,669       5,427,748
Professional services                        1,511,215       1)    80,798       1,592,013
Depreciation                                   351,964       1)    49,275         401,239
Amortization                                 1,924,872       1) 2)110,000       2,034,872
General and administrative                   8,163,619            843,557       9,007,176
                                           -----------       ------------     -----------

        Total expenses                      33,546,843          3,796,858      37,343,701
                                           -----------       ------------     -----------

        INCOME (LOSS) BEFORE
          FEDERAL INCOME TAXES                (175,162)           606,322         431,160

Provision (credit) for federal income
  taxes                                        102,384       3)   206,149         308,533
                                           -----------       ------------     -----------

        NET INCOME (LOSS)                  $  (277,546)      $    400,173     $   122,627
                                           ===========       ============     ===========

Earnings (loss) per share                        $(.69)              $.99           $.30
                                                 =====               ====           ====


Summary of Pro-Forma Adjustments:

    1) To include historical operating results of the Liberty National Mortgage Corporation for the year ended December 31, 1993 and the period ended May 31, 1994. (Certain amounts have been reclassified to conform to the MCAFC historical presentation.)
    2)   Amortization of $500,000 of goodwill over five years.
    3)   Estimated federal income tax accrual.

                             MCA FINANCIAL CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - BUSINESS ACQUISITION (CONCLUDED)

On January 31, 1995 the Company acquired all of the issued and outstanding common stock of RIMCO Realty & Mortgage from RIMCO Financial Corporation (an entity owned by three shareholders of the Company) in exchange for a $945,117 reduction in amounts due the Company. Amounts assigned in the accompanying consolidated balance sheet to assets purchased and liabilities assumed were based on the seller's historical cost which is less than fair value.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy Series 1996 Debentures offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy Series 1996 Debentures by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offeror solicitation is not authorized to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



     TABLE OF CONTENTS
                                                    Page
                                                    ----
Statement of Available
     Information ..................
Prospectus Summary ................
Risk Factors ......................
The Company .......................
Use of Proceeds ...................
Capitalization ....................
Selected Consolidated
     Financial Data................
Management's Discussion and
     Analysis of Financial Condition
     Condition and Results of
     Operations ...................
Business ..........................
Management ........................
Compensation Committee Interlocks
     and Insider Participation.....
Principal Shareholders ............
Description of Series 1996
     Debentures ...................
Description of Common Stock .......
Plan of Distribution ..............
Legal Matters .....................
Experts ...........................
Index to Financial Statements .....






     MCA FINANCIAL CORP.











      $6,000,000
          ___%
 Subordinated Debentures,
     Series 1996,
  Due June 30, 2002








     June   , 1996

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.

     The following sets forth the costs and expenses to be incurred in connection with the issuance and distribution of the securities to be registered. Each amount, except for SEC and NASD fees, is estimated.


     SEC registration fee . . . . . . . . . . . . . $  2,069
     NASD fee . . . . . . . . . . . . . . . . . . .    1,100
     Blue Sky fees (excluding legal fees) . . . . .    2,500
     Accounting fees and expenses . . . . . . . . .   19,331
     Legal fees and expenses. . . . . . . . . . . .   40,000
     Printing, engraving and miscellaneous. . . . .   15,000
                                                    --------
     Total. . . . . . . . . . . . . . . . . . . . . $ 80,000



Item 14.  Indemnification of Directors and Officers.

     Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA"), and Article IX of the Company's Restated Articles of Incorporation relate to the Indemnification of the Company's directors and officers, among others, in a variety of circumstances against liabilities arising in connection with the performance of their duties.

     The MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the Company or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees) judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by, or in the right of the Company) arising out of a position with the Company (or with some other entity at the Company's request) and (ii) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending, or completed action or suit by or in the right of the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination by a majority vote of a quorum of the Board of Directors who were not parties to or threatened to be made parties to the action, suit or proceeding. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of a written affirmation by the directors or officers of their good faith belief that they have met the applicable standard of conduct set forth in the MBCA, receipt of a written undertaking by or on behalf of the directors or officers to repay such amounts unless it shall ultimately be determined that they are entitled to indemnification and a determination that the facts then known to those making the advances would not preclude indemnification.

     Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under the Company's Restated Articles of Incorporation, Bylaws, or a contractual agreement. The MBCA permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company whether or not such liabilities would be within the foregoing indemnification provisions. To date, the Company has not maintained such insurance. The indemnification provisions in the Company's Restated Articles of Incorporation incorporate all of those found in the MBCA.

Item 15.  Recent Sales of Unregistered Securities.

     During the last three years, the Registrant has sold securities in transactions not registered under the Securities Act of 1933 as follows:

     (a) on February 23, 1993, March 20, 1993, November 30, 1993, February 8, 1994, September 20, 1994, and October 17, 1994 the Registrant issued 8,521; 75; 8,996; 38,000; 12,131 and 1,600 shares of common stock to a total of 39 employees of the Registrant, who received such shares in recognition of their service to the Registrant with certain shares to be earned on a prospective basis contingent upon continued employment;

     (b) on July 30, 1993, the Registrant issued 36,000 shares of common stock to the Janet Wells Revocable Living Trust for promissory notes in the total principal sum of $450,000;

     (c) on November 30, 1993, the Registrant issued 350 shares of common stock to three business affiliates in recognition of their continued business relationships with the Registrant; and

     (d) on January 27, 1994, the Registrant issued 58,400 shares of common stock to North-Side Homes, Inc. in exchange for certain real estate related assets and related liabilities valued at approximately $979,000.

     (e) On April 28, 1995, the Registrant issued 20,000 shares of common stock to the Janet Wells Revocable Living Trust for promissory notes in the total principal sum of $600,000.

Each issuance of shares described in (a) through (e) above is claimed to be exempt from the registration requirements of the Securities Act by reason of the provisions of Section 4(2) of such Act.

     The shares issued on February 23, 1993, March 20, 1993, and November 30, 1993, as disclosed in subsection (a) above (a total of 17,592 shares) represent the entire amount of shares issued to employees during fiscal

1994. The shares issued on February 8, 1994, September 20, 1994 and October 17, 1994 as disclosed in subsection (a) above, represent the entire amount of shares issued to employees during fiscal 1995. Of these shares, 6,808 shares issued in fiscal 1994 and 38,000 shares issued on February 8, 1994 represent shares that are to be earned by the applicable recipient on a prospective basis contingent upon continued employment. In addition, 12,131 of the shares issued on September 20, 1994 and 1,600 shares issued on October 17, 1994 are also to be earned on a prospective basis.

     Compensation expense is recorded and the shares are accounted for as outstanding when earned by the employee. Therefore, the 11,293 shares issued in fiscal 1994, as described on page F-7 of the Financial Statements included with this registration statement, represent the remaining 10,784 shares issued during fiscal 1994, as described above, which were fully vested plus 509 shares issued in prior periods which also vested in fiscal 1994. The 2,567 shares issued during fiscal 1995, as described on page F-7, represent shares issued in prior periods which vested in fiscal 1995 and the 24,410 shares issued during fiscal 1996, as described on Page F-7, represent shares issued in prior periods which vested in fiscal 1996.

     In addition, during the period from March 16, 1992 through April 30, 1993, the Registrant sold 203,022 Units, each consisting of one share of the Registrant's Series A $.90 Cumulative Convertible Preferred Stock and one warrant to purchase one share of common stock, for an aggregate of $2,030,220 to A. Campbell, B. Blanchard, G. Chirillo, S. Pankake Profit Sharing Plan, Mercury Gage Profit Sharing Plan, A. Macera, J. Potoski, H. Rygiel and M. Breithaupt and G. DiClemente, as joint tenant with John, Steven, Perry, Gino & Luciana DiClemente, J. Murphy Trust, E. Mancini, DiClemente Siegel Profit Sharing Plan, M. Scott, G. Misplon, J. Flattery, J. Colliton, M. Reuter Trust,
A. Burnham Trust, D. Burnham Trust, Dillman and Upton Trust, D. Burnham Profit Sharing Plan, G. O'Dierna, J. Dillon, D. Burnham IRA, J. Campbell IRA, A. Campbell, III IRA, D. Spencer IRA, A. Burnham IRA, V. Secontine Trust, J. Roberts, L. Trama, C. Long IRA, B. Dinser, T. Driscoll, F. Caroll IRA, L. Gerwin, L. Unrath, L. Trama IRA, Edward M. Ranger Pension Plan, E. Ranger, as Custodian, H. Bonnell Trust, R. Smigiel IRA and A. Davis IRA. The offering of such Units has been completed and the issuance of such Units by the Registrant is claimed to be exempt from the registration requirements of the Securities Act by reason of the provisions of Section 4(2) of such act and Rule 506 promulgated thereunder.


Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit
Number   Description of Exhibit
- -------  --------------------------

1     *  Form of Selling Agreement.

3.1 Restated Articles of Incorporation, as amended (previously filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1993, and incorporated herein by reference).

3.2 Bylaws, as amended (previously filed as Exhibit 3.2 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2, File No.
      33-79190, and incorporated herein by reference).

4.1 * Form of Indenture betwen the Registrant and First Union National
      Bank, formerly known as First Fidelity Bank, N.A., as Trustee, relating to the Registrant's __% Subordinated Debentures Due June 30, 2002.

4.2 Indenture dated as of December 30, 1994, between the Registrant and First Fidelity Bank, N.A., as Trustee, relating to the Registrant's 11% Asset-Backed Subordinated Debentures Due June 30, 2000 (previously filed as Exhibit 4.1 to the Registrant's Registration Statement on Form S-1, File No. 33-98644, and incorporated herein by reference).

4.3 First Supplemental Indenture between the Registrant and First Fidelity Bank, N.A. (previously filed as Exhibit 4.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and incorporated herein by reference).

4.4 Indenture, dated as of January 1, 1992, between the Registrant and IBJ Schroder Bank & Trust Company relating to the Registrant's 11% Asset-Backed Subordinated Debentures Due 1997 (previously filed as Exhibit 4 to Amendment No. 2 to the Registrant's Registration Statement on Form S-18, File No. 33-43765C, and incorporated herein by reference).

5   * Opinion of Dykema Gossett PLLC as to the legality of the securities being registered.

10.1 Lease Agreement, dated April 1, 1991, between Mortgage Corporation of America and Multi-City Investment Company, as amended by First Amendment (previously filed as Exhibit 10.15 to the Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-18, File No. 33-43765C, and incorporated herein by reference).

10.2 Second, Third, Fourth, Fifth and Sixth Amendments to Exhibit 10.1 (previously filed as Exhibit 10.12 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.3 Agreement and Plan of Reorganization by and among the Registrant, Metro Rental Properties, Inc., Patrick D. Quinlan, Lee P. Wells and C. Thompson Wells, Jr. (previously filed as Exhibit 10.20 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1993, and incorporated herein by reference).

10.4 Revolving Credit Loan Agreement, dated April 30, 1993, by and among the Registrant, MCA Mortgage Corporation, First American Mortgage
      Associates, Inc., Complete Financial Corporation, Securities Corporation of America and Comerica Bank (previously filed as Exhibit 10.17 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.5 First Amendment to Revolving Credit Loan Agreement, dated December 27, 1993, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit 10.4 (previously filed as Exhibit 10.18 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.6 Second Amendment to Revolving Credit Loan Agreement, dated February 25, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit 10.4 (previously filed as Exhibit 10.19 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.7 Credit Enhancement Umbrella Agreement, dated April 30, 1993, by and among the Registrant, MCA Mortgage Corporation, First American Mortgage Associates, Inc. and The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit
      10.18 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.8  First Amendment to Credit Enhancement Umbrella Agreement, dated
      December 27, 1993, by and among the Registrant, MCA Mortgage
      Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.21 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.9 Piggyback Rights Agreement, dated April 30, 1993, between the Registrant and The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.19 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.10 Form of Stock Redemption Agreement, dated January 20, 1994, between the Registrant and each of Patrick D. Quinlan, James B. Quinlan, Keith D. Pietila, Thomas P. Cronin, Lee P. Wells and David C. Wells (previously filed as Exhibit 10.24 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.11 Agreement and Plan of Reorganization, dated January 27, 1994, by and among the Registrant, North-Side Homes, Inc., Patrick D. Quinlan, Lee
      P. Wells, Roger Smigiel, Leroy G. Rogers, David C. Wells and Janet K. Wells (previously filed as Exhibit 10.25 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.12 Mortgage Loan Participation Agreement, dated May 19, 1993, between MCA Mortgage Corporation and Paine Webber Real Estate Securities Inc. (previously filed as Exhibit 10.26 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.13 Conforming Mortgage Loan Participation Agreement, dated May 19, 1993, between MCA Mortgage Corporation and Paine Webber Real Estate
      Securities Inc. (previously filed as Exhibit 10.27 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.14 Escrow Agreement between the Registrant and Comerica Bank, as Escrow Agent (previously filed as Exhibit 10.23 to Amendment No. 1 to the Registrants Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.15 Agreement and Plan of Acquisition and Merger dated as of June 20, 1994 among MCA Financial Corp., Complete Financial Corporation and Liberty National Mortgage Corporation (previously filed as Exhibit 2 to the Registrant's Current Report on Form 8-K dated July 27, 1994, and incorporated herein by reference).

10.16 Warehousing Credit and Security Agreement dated as of July 1, 1994 between MCA Mortgage Corporation, PNC Mortgage Bank, N.A. and Marine Midland Bank (replacing agreements previously filed as Exhibits 10.13, 10.14, 10.15 and 10.23 to Registration Statement No. 33-79190) (previously filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the period ended July 31, 1994, and incorporated herein by reference).

10.17 Whole loan Financing Program dated as of October 6, 1993 among MCA Mortgage Corporation, DLJ Mortgage Capital, Inc. and Sears Savings Bank, FSB (previously filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the period ended July 31, 1994, and incorporated herein by reference).

10.18 Amendment to Whole loan Financing Program dated as of April 30, 1994 among MCA Mortgage Corporation and DLJ Mortgage Capital, Inc., amending Exhibit No. 10.17 (previously filed as Exhibit 10.27 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.19 Third Amendment to Revolving Credit Loan Agreement, dated May 26, 1994, by and among the Registrant, MCA Mortgage Corporation,

      Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit
      10.4 (previously filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1994, and incorporated herein by reference).

10.20 Fourth Amendment to Revolving Credit Loan Agreement, dated September 30, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit 10.4 (previously filed as Exhibit 10.29 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.21 Second Amendment to Credit Enhancement Umbrella Agreement, dated May 26, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1994, and incorporated herein by reference).

10.22 Third Amendment to Credit Enhancement Umbrella Agreement, dated
      September 8, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.31 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.23 Line of Credit Agreement, dated October 1994, among MCA Mortgage Corporation, Rimco Financial Corp. and Sterling Bank & Trust FSB (previously filed as Exhibit 10.32 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1995, and incorporated herein by reference).

10.24 Stock Purchase Agreement, dated January 31, 1995, between the Registrant and Rimco Financial Corp. (previously filed as Exhibit 10.33 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1995, and incorporated herein by reference).

10.25 Line of Credit Agreement, dated March 17, 1995, among MCA Financial
      Corp., RIMCO Realty and Mortgage Co. and Comerica Bank. (previously filed as Exhibit 10.01 to the Registrants Quarterly Report on Form 10-Q for the period ended April 30, 1995, and incorporated herein by reference).

10.26 First Amendment to Escrow Agreement, dated September 18, 1995, between the Registrant and Comerica Bank, as Escrow Agent, amending Exhibit No.
      10.14 (previously filed as Exhibit 10.26 to the

      Registrant's Registration Statement on Form S-1, File No. 33-98644, and incorporated herein by reference).

10.27 Seventh and Eighth Amendments to Exhibit 10.1 (previously filed as
      Exhibit 10.27 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and incorporated herein by reference).

10.28 Mortgage Loan Repurchase Agreement, dated November 1, 1995, between MCA Mortgage Corporation, Mortgage Corporation of America and Paine Webber Real Estate Securities, Inc. (previously filed as Exhibit 10.28 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and incorporated herein by reference).

10.29 Form of Second Amendment to Escrow Agreement between the Registrant and Comerica Bank, as Escrow Agent, amending Exhibit No. 10.14 (previously filed as Exhibit 10.29 to the Registrant's Registration Statement on Form S-1, File No. 33-98644, and incorporated herein by reference).

12   *Computation of Ratio of Earnings to Fixed Charges.

21 Subsidiaries of the Registrant (previously filed as Exhibit 21 to the Registrant's Registration Statement on Form S-1, File No. 33-98644, and incorporated herein by reference).

23.1 *Consent of Moore Stephens Doeren Mayhew, P.C./Grant Thornton LLP.

23.2 *Consent of Dykema Gossett PLLC (contained in its opinion filed as Exhibit 5).

24   *Power of Attorney (located on page II-10).

25   *Form T-1 with respect to the eligibility of First Union National Bank, formerly known as First Fidelity Bank, N.A., as trustee under the Indenture.


- ---------------
     *Filed herewith.


(b)  Financial Statements Schedules:

     There are no Schedules required to be filed herewith.


Item 17. Undertakings.

(1) The undersigned Registrant hereby undertakes:

        (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

        (b) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on May 29, 1996.

                                           MCA FINANCIAL CORP.


                                           By: /s/ Patrick D. Quinlan
                                               -------------------------------
                                               Patrick D. Quinlan, Chairman


                              POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Patrick D. Quinlan and Keith D. Pietila, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement filed by MCA Financial Corp. and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 29, 1996.

  Signature                                     Title
  ---------                                     -----

/s/ Patrick D. Quinlan    Chairman and Director (Principal executive officer)
- ------------------------
    Patrick D. Quinlan

/s/ Keith D. Pietila      Executive Vice President and Director (Principal
- ------------------------  financial and accounting officer)
    Keith D. Pietila

/s/ Lee P. Wells          Director
- ------------------------
    Lee P. Wells

/s/ C. Thompson Wells     Director
- ------------------------
    C. Thompson Wells

/s/ James B. Quinlan      Director
- ------------------------
    James B. Quinlan

/s/ Thomas P. Cronin      Director
- ------------------------
    Thomas P. Cronin

/s/ D. Michael Jehle      Director
- ------------------------
    D. Michael Jehle

                                EXHIBIT INDEX


Exhibit
Number   Description of Exhibit                                          Page
- -------  --------------------------                                      ----
1.1   *  Form of Selling Agreement.

3.1 Restated Articles of Incorporation, as amended (previously filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1993, and incorporated herein by reference).

3.2 Bylaws, as amended. (previously filed as Exhibit 3.2 to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

4.1   *  Form of Indenture between the Registrant and First Union
         National Bank, formerly known as First Fidelity Bank, N.A., as Trustee, relating to the Registrant's ____% Subordinated
         Debentures Due June 30, 2002.

4.2 Indenture, dated as of December 30, 1994, between the Registrant and First Fidelity Bank, N.A., as Trustee, relating to the Registrant's 11% Asset-Backed Subordinated
         Debentures Due June 30, 2000 (previously filed as Exhibit
         4.1 to the Registrant's Registration Statement on Form S-1,
         File No. 33-98644, and incorporated herein by reference).

4.3      First Supplemental Indenture between the Registrant and First
         Fidelity Bank, N.A. (previously filed as Exhibit 4.2 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and incorporated herein by reference).

4.4 Indenture, dated as of January 1, 1992, between the Registrant and IBJ Schroder Bank & Trust Company relating to the
         Registrant's 11% Asset-Backed Subordinated Debentures Due 1997
         (previously filed as Exhibit 4 to Amendment No. 2 to the
         Registrant's Registration Statement on Form S-18, File
         No. 33-43765C, and incorporated herein by reference).

5    * Opinion of Dykema Gossett PLLC as to the legality of the securities being registered.

10.1 Lease Agreement, dated April 1, 1991, between Mortgage Corporation of America and Multi-City Investment Company, as amended by First Amendment (previously filed as Exhibit 10.15 to the Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-18, File No. 33-43765C, and incorporated herein by reference).

10.2 Second, Third, Fourth, Fifth and Sixth Amendments to Exhibit 10.1 (previously filed as Exhibit 10.12 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.3 Agreement and Plan of Reorganization by and among the Registrant, Metro Rental Properties, Inc., Patrick D. Quinlan, Lee P. Wells and C. Thompson Wells, Jr. (previously filed as Exhibit 10.20 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1993, and incorporated herein by reference).

10.4 Revolving Credit Loan Agreement, dated April 30, 1993, by and among the Registrant, MCA Mortgage Corporation, First American Mortgage Associates, Inc., Complete Financial Corporation, Securities Corporation of America and Comerica Bank (previously filed as Exhibit 10.17 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.5 First Amendment to Revolving Credit Loan Agreement, dated December 27, 1993, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit 10.4 (previously filed as Exhibit 10.18 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.6 Second Amendment to Revolving Credit Loan Agreement, dated February 25, 1994, by and among the Registrant, MCA Mortgage Corporation,

       Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit
       10.4 (previously filed as Exhibit 10.19 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.7 Credit Enhancement Umbrella Agreement, dated April 30, 1993, by and among the Registrant, MCA Mortgage Corporation, First American Mortgage Associates, Inc. and The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit
       10.18 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.8 First Amendment to Credit Enhancement Umbrella Agreement, dated December 27, 1993, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.21 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.9 Piggyback Rights Agreement, dated April 30, 1993, between the Registrant and The Board of Trustees of the Policemen and Firemen Retirement System of the City of Detroit (previously filed as Exhibit 10.19 to the Registrant's Registration Statement on Form SB-2, File No. 33-63206C, and incorporated herein by reference).

10.10 Form of Stock Redemption Agreement, dated January 20, 1994, between the Registrant and each of Patrick D. Quinlan, James B. Quinlan, Keith D. Pietila, Thomas P. Cronin, Lee P. Wells and David C. Wells (previously filed as Exhibit 10.24 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.11 Agreement and Plan of Reorganization, dated January 27, 1994, by and among the Registrant, North-Side Homes, Inc., Patrick D. Quinlan, Lee

       P. Wells, Roger Smigiel, Leroy G. Rogers, David C. Wells and Janet
       K. Wells (previously filed as Exhibit 10.25 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.12 Mortgage Loan Participation Agreement, dated May 19, 1993, between MCA Mortgage Corporation and Paine Webber Real Estate Securities Inc. (previously filed as Exhibit 10.26 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.13 Conforming Mortgage Loan Participation Agreement, dated May 19, 1993, between MCA Mortgage Corporation and Paine Webber Real Estate Securities Inc. (previously filed as Exhibit 10.27 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1994, and incorporated herein by reference).

10.14 Escrow Agreement between the Registrant and Comerica Bank, as Escrow Agent (previously filed as Exhibit 10.23 to Amendment No. 1 to the Registrants Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.15 Agreement and Plan of Acquisition and Merger dated as of June 20, 1994 among MCA Financial Corp., Complete Financial Corporation and Liberty National Mortgage Corporation (previously filed as Exhibit 2 to the Registrant's Current Report on Form 8-K dated July 27, 1994, and incorporated herein by reference).

10.16 Warehousing Credit and Security Agreement dated as of July 1, 1994 between MCA Mortgage Corporation, PNC Mortgage Bank, N.A. and Marine Midland Bank (replacing agreements previously filed as Exhibits 10.13, 10.14, 10.15 and 10.23 to Registration Statement No. 33-79190) (previously filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the period ended July 31, 1994, and incorporated herein by reference).

10.17 Whole loan Financing Program dated as of October 6, 1993 among MCA Mortgage Corporation, DLJ Mortgage Capital, Inc. and Sears Savings Bank, FSB (previously filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the period ended July 31, 1994, and incorporated herein by reference).

10.18 Amendment to Whole loan Financing Program dated as of April 30, 1994 among MCA Mortgage Corporation and DLJ Mortgage Capital, Inc., amending Exhibit No. 10.17 (previously filed as Exhibit 10.27 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.19 Third Amendment to Revolving Credit Loan Agreement, dated May 26, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit 10.4 (previously filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1994, and incorporated herein by reference).

10.20 Fourth Amendment to Revolving Credit Loan Agreement, dated September 30, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America, Complete Financial Corporation, Securities Corporation of America and Comerica Bank, amending Exhibit 10.4 (previously filed as Exhibit 10.29 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.21 Second Amendment to Credit Enhancement Umbrella Agreement, dated May 26, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-QSB for the period ended April 30, 1994, and incorporated herein by reference).

10.22 Third Amendment to Credit Enhancement Umbrella Agreement, dated
      September 8, 1994, by and among the Registrant, MCA Mortgage Corporation, Mortgage Corporation of America and the Board of Trustees of the Policemen and Firemen Pension Fund of the City of Detroit, amending Exhibit No. 10.7 (previously filed as Exhibit 10.31 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2, File No. 33-79190, and incorporated herein by reference).

10.23 Line of Credit Agreement, dated October 1994, among MCA Mortgage Corporation, Rimco Financial Corp. and Sterling Bank & Trust FSB (previously filed as Exhibit 10.32 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1995, and incorporated herein by reference).

10.24 Stock Purchase Agreement, dated January 31, 1995, between the Registrant and Rimco Financial Corp. (previously filed as Exhibit 10.33 to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 31, 1995, and incorporated herein by reference).

10.25 Line of Credit Agreement, dated March 17, 1995, among MCA Financial Corp., RIMCO Realty & Mortgage Co. and Comerica Bank (previously filed as
      Exhibit 10.01 to the Registrants Quarterly Report on Form 10-Q for the period ended April 30, 1995, and incorporated herein by reference)

10.26 First Amendment to Escrow Agreement, dated September 18, 1995, between the Registrant and Comerica Bank, as Escrow Agent, amending Exhibit No.
      10.14 (previously filed as Exhibit 10.26 to the Registrant's Registration Statement on Form S-1, File No. 33-98644, and incorporated herein by reference).

10.27 Seventh and Eighth Amendments to Exhibit 10.1 (previously filed as
      Exhibit 10.27 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and incorporated herein by reference).

10.28 Mortgage Loan Repurchase Agreement, dated November 1, 1995, between MCA Mortgage Corporation, Mortgage Corporation of America and Paine Webber Real Estate Securities, Inc.

      (previously filed as Exhibit 10.28 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1996, and incorporated herein by reference).

10.29 Form of Second Amendment to Escrow Agreement between the Registrant and Comerica Bank, as Escrow Agent, amending Exhibit No. 10.14 (previously filed as Exhibit 10.29 to the Registrant's Registration Statement on Form S-1, File No. 33-98644, and incorporated herein by reference).

12   *Computation of Ratio of Earnings to Fixed Charges.

21 Subsidiaries of the Registrant (previously filed as Exhibit 21 to the Registrant's Registration Statement on Form S-1, File No. 33-98644, and incorporated herein by reference).

23.1 *Consent of Moore Stephens Doeren Mayhew, P.C./Grant Thornton LLP.

23.2 *Consent of Dykema Gossett PLLC (contained in its opinion filed as Exhibit
      5).

24   *Power of Attorney (located on page II-10).

25   *Form T-1 with respect to the eligibility of First Union National
      Bank, formerly known as First Fidelity Bank, N.A., as trustee under the Indenture.

- ---------------

     *Filed herewith.